Exhibit 10.1

Execution Version

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS A TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. *** INDICATES THAT INFORMATION HAS BEEN REDACTED.

CREDIT AGREEMENT

dated as of May 29, 2026,

among

Applied Digital Corporation,

as Holdings,

APLD Intermediate HOLDCO LLC,

as the Borrower,

THE LENDERS AND ISSUING BANKS PARTY HERETO,

FIRST NATIONAL BANK OF OMAHA,

as Administrative Agent and Collateral Agent,

GOLDMAN SACHS LENDING PARTNERS LLC,

as Lead Left Arranger,

GOLDMAN SACHS LENDING PARTNERS LLC, FIRST NATIONAL BANK OF OMAHA, MIZUHO BANK, LTD., ROYAL BANK OF CANADA, BANCO SANTANDER, S.A., NEW YORK BRANCH and WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Joint Lead Arrangers and Joint Bookrunners

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ii

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Exhibits and Schedules

Exhibit A	Form of Assignment and Acceptance
Exhibit B-1	Form of Borrowing Request
Exhibit B-2	Form of Letter of Credit Request
Exhibit C	Form of Interest Election Request
Exhibit D	Form of Note
Exhibit E-1	U.S. Tax Certificate (For Non-U.S. Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit E-2	U.S. Tax Certificate (For Non-U.S. Lenders that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit E-3	U.S. Tax Certificate (For Non-U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit E-4	U.S. Tax Certificate (For Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit F	Form of Guarantee Agreement
Exhibit G	Form of Compliance Certificate
Exhibit H	Form of Perfection Certificate
Exhibit I	Form of Collateral Agreement

Schedule 1.01A	Letter of Credit Individual Sublimits
Schedule 1.01B	Unrestricted Subsidiaries
Schedule 1.01C	***
Schedule 1.01D	Existing Letters of Credit
Schedule 2.01	Commitments
Schedule 3.04	Governmental Approvals
Schedule 3.09	Existing Litigation
Schedule 3.21	Intellectual Property; Licenses, Etc.
Schedule 5.15	Post-Closing Actions
Schedule 6.01	Indebtedness
Schedule 6.02	Liens
Schedule 6.04	Investments
Schedule 6.10	Transactions with Affiliates
Schedule 9.01	Notice Information

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CREDIT AGREEMENT, dated as of May 29, 2026 (as amended, restated, amended and restated, supplemented and otherwise modified from time to time, this “Agreement”), among Applied Digital Corporation, a Nevada corporation (“Holdings”), APLD Intermediate HOLDCO LLC, a Delaware limited liability company (the “Borrower”), FIRST NATIONAL BANK OF OMAHA, as administrative agent (in such capacity, the “Administrative Agent”) and as Collateral Agent (as defined below), and each Issuing Bank and Lender (each as defined below) party hereto from time to time.

WHEREAS, the Borrower has requested that the Lenders and the Issuing Banks extend credit as set forth herein, the proceeds of which will be used, among other things, (i) on the Closing Date, to repay or refinance the Existing Indebtedness, (ii) for general corporate purposes and (iii) for ongoing working capital needs (collectively, the “Transactions”);

NOW, THEREFORE, the Lenders and the Issuing Banks are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein.

Accordingly, the parties hereto agree as follows:

Article I

Definitions

Section 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABR” shall mean, when used in reference to any Loan or Borrowing, whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate. All ABR Loans shall be denominated in Dollars.

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any Loan (including any ABR Revolving Loan) bearing interest at a rate determined by reference to the ABR in accordance with the provisions of Article II.

“ABR Revolving Facility Borrowing” shall mean a Borrowing comprised of ABR Revolving Loans.

“ABR Revolving Loan” shall mean any Revolving Facility Loan bearing interest at a rate determined by reference to the ABR in accordance with the provisions of Article II.

“Acceptable Intercreditor Agreement” shall mean with respect to any Indebtedness that is secured by the Collateral on a pari passu lien basis with the Initial Revolving Loans, an intercreditor agreement reasonably acceptable to the Borrower and the Administrative Agent.

“Account” shall be as defined in the Uniform Commercial Code, including all rights to payment for goods sold or leased, or for services rendered.

“Administrative Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement, together with its permitted successors and assigns.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.12(c).

“Administrative Questionnaire” shall mean an administrative questionnaire in the form supplied by the Administrative Agent.

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified, provided, that, ChronoScale and Base Electron shall not be deemed Affiliates of any Loan Party.

“Affiliate Transaction” shall have the meaning assigned to such term in Section 6.10.

“Agents” shall mean, collectively, the Administrative Agent and the Collateral Agent.

“Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement, as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Agreement Currency” shall have the meaning assigned to such term in Section 9.21.

“AI Cloud Services” shall mean each of Sai Computing Holdings LLC, APLD ChronoScale Holdco LLC, ChronoScale Corporation, Sai Computing LLC, Sai-Foundry Computing LLC, Applied Digital Cloud Corporation and each other entity supporting the AI and cloud services segment of Holdings.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the highest of (a) 1.00% per annum, (b) the Prime Rate in effect on such day, (c) the Federal Funds Effective Rate in effect on such day plus ½ of 1.00% and (d) the Term SOFR for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%; provided that for the purpose of this definition, the Term SOFR for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Term SOFR, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.14(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.

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“AML Legislation” shall have the meaning assigned to such term in Section 9.19.

“Annual Financial Statements” shall mean the audited consolidated balance sheet and the related audited consolidated statements of operations, changes in members’ capital and cash flows of Holdings for the fiscal year ended May 31, 2025.

“Anti-Corruption Laws” shall mean the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010, the Corruption of Foreign Public Officials Act (Canada), the Freezing Assets of Corrupt Foreign Officials Act (Canada) and the rules and regulations promulgated under each of the foregoing, as each may be amended from time to time, and all other laws, rules and regulations of any jurisdiction that is applicable to Holdings, the Borrower or any of the Subsidiaries concerning or relating to bribery and corruption.

“Applicable Commitment Fee” shall mean for any day (i) with respect to any Revolving Facility Commitments relating to Initial Revolving Loans, *** per annum; and (ii) with respect to any Other Revolving Facility Commitments, the “Applicable Commitment Fee” set forth in the applicable Extension Amendment or Refinancing Amendment (as applicable).

“Applicable Coverage Amount” shall mean:

(1) ***

(2) *** the amount that is equal to the sum of the total Revolving Facility Commitments and the aggregate amount of Incremental Term Loans outstanding, in each case, under this Agreement plus $50,000,000.

“Applicable Margin” shall mean, for any day, with respect to any Initial Revolving Loan, *** per annum in the case of any Term SOFR Loan, and *** per annum in the case of any ABR Loan.

“Approved Fund” shall have the meaning assigned to such term in Section 9.04(b)(ii).

“Arrangers” shall mean, collectively, (i) the Lead Left Arranger, (ii) First National Bank of Omaha, Mizuho Bank, Ltd., Royal Bank of Canada, Banco Santander, S.A., New York Branch and Wells Fargo Bank, National Association, in their respective capacities as joint lead arrangers and joint bookrunners.

“Asset Sale” shall mean (x) any Disposition to any Person of any asset or assets of Holdings, the Borrower or any Restricted Subsidiary and (y) any sale of any Equity Interests by any Restricted Subsidiary to a Person other than Holdings, the Borrower or a Restricted Subsidiary (each, an “Asset Sale Event”); other than:

(1) any Disposition of assets of Holdings, the Borrower or any Subsidiary with a Fair Market Value in an aggregate amount not to exceed, for any Disposition or series of related Dispositions, $15,000,000;

(2) any Disposition of property or transfer of assets between or among the Loan Parties;

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(3) a sale or issuance of Equity Interests by a Restricted Subsidiary to Holdings or to another Loan Party or between or among the Loan Parties;

(4) any sale or disposition consisting of worn-out, surplus, obsolete, retired or otherwise unsuitable equipment or facilities or otherwise may be required pursuant to the terms of any lease, sublease, license or sublicense;

(5) any Disposition of equipment or inventory in the ordinary course of business;

(6) the sale or other disposition of cash or Permitted Investments or the unwinding, or sale in the ordinary course of business, of Hedging Agreements;

(7) an Investment or Restricted Payment, that is permitted by Section 6.04 (other than Section 6.04(c)), or 6.06 hereof, respectively;

(8) sales or grants of non-exclusive licenses or sublicenses to use patents, trade secrets, know-how, copyrights and other intellectual property; provided that such sales or grants do not interfere with the business of the Borrower and the Restricted Subsidiaries in any material respect;

(9) ***;

(10) any trade-in of equipment by the Borrower or any Restricted Subsidiary in exchange for other equipment; provided that in the good faith judgment of the Borrower, the Borrower or such Restricted Subsidiary receives equipment having a Fair Market Value equal or greater than the equipment being traded in;

(11) any “like-kind exchange” under Section 1031 of the Code;

(12) the transfer, sale or other disposition resulting from any involuntary loss of title, involuntary loss or damage to or destruction of or any condemnation or other taking of, any property or assets of the Borrower or any Restricted Subsidiary;

(13) the termination of leases and subleases in the ordinary course of business;

(14) sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements or similar binding arrangements;

(15) the lapse, cancellation, surrender, abandonment or transfer for no consideration of intellectual property rights that is immaterial to the operation of the business of the Borrower and its Restricted Subsidiaries;

(16) the creation or perfection of a Lien permitted under Section 6.02 hereof to be so created or perfected (but not the sale or other disposition of any asset subject to such Lien);

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(17) the surrender, expiration or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(18) discount or dispositions of receivables owing to the Borrower or any of the Restricted Subsidiaries in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings of the account debtor;

(19) ***;

(20) dispositions of real property (i) for the purpose of (x) resolving title disputes or defects, including encroachments and lot line adjustments, or (y) granting easements, rights of way or access and egress agreements, or (ii) to any Governmental Authority in consideration of the grant, issuance, consent or approval of or to any development agreement, change of zoning or zoning variance, permit or authorization in connection with the conduct of the Borrower or any Restricted Subsidiary’s business, in each case which does not materially interfere with the business conducted on such real property;

(21) dispositions of assets acquired in connection with a Permitted Acquisition or other similar Investment or made to obtain the approval of an antitrust authority and any Dispositions made to comply with an order of any agency or state authority or other regulatory body or any applicable law or regulation;

(22) any financing transaction with respect to property built or acquired by the Borrower or any Restricted Subsidiary after the Closing Date within 360 days following completion or construction as applicable; and

(23) in connection with any Permitted Reorganization.

“Asset Sale Event” shall have the meaning assigned to such term in the definition of “Asset Sale.”

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Eligible Transferee, and accepted by the Administrative Agent and the Borrower (if required by Section 9.04), in the form of Exhibit A or such other form as shall be approved by the Administrative Agent and reasonably satisfactory to the Borrower.

“Auto Renewal Letter of Credit” shall have the meaning assigned to such term in Section 2.05(c).

“Availability Period” shall mean, with respect to any Class of Revolving Facility Commitments, the period from and including the Closing Date (or, if later, the effective date for such Class of Revolving Facility Commitments) to but excluding the earlier of the Maturity Date for such Class and, in the case of each of the Revolving Facility Loans, Revolving Facility Borrowings and Letters of Credit, the date of termination of the Revolving Facility Commitments of such Class.

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“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 2.14.

“Available Unused Commitment” shall mean, with respect to a Revolving Facility Lender under any Class of Revolving Facility Commitments at any time, an amount equal to the amount by which (a) the applicable Revolving Facility Commitment of such Revolving Facility Lender at such time exceeds (b) the applicable Revolving Facility Credit Exposure of such Revolving Facility Lender at such time.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, and any successor thereto.

“Bankruptcy Plan” shall have the meaning assigned to such term in Section 9.04(h)(iii).

“Base Electron” shall mean Base Electron Corp.

“Benchmark” shall mean, initially, with respect to any Term SOFR Loan, Term SOFR; provided that if a Benchmark Transition Event, and the related Benchmark Replacement Date have occurred with respect to Term SOFR, or the then-current Benchmark, then “Benchmark” shall mean the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.14.

“Benchmark Replacement” shall mean, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1) the Daily Simple SOFR; or

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(2) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in Dollars at such time in the United States and (b) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero), that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in Dollars at such time.

“Benchmark Replacement Conforming Changes” shall mean, with respect to any Benchmark Replacement and/or any Term SOFR Loan, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions and other technical, administrative or operational matters) that the Administrative Agent decides (after consultation with the Borrower) may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides (after consultation with the Borrower) that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines (after consultation with the Borrower) that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides (after consultation with the Borrower) is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

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“Benchmark Replacement Date” shall mean, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark, upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” shall mean, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

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(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” shall mean, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clause (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“BHC Act Affiliate” of a party shall mean an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” shall mean, as to any Person, the board of directors, the board of managers, the sole manager or other governing body of such Person.

“Borrower” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Borrower Materials” shall have the meaning assigned to such term in Section 9.16.

“Borrowing” shall mean a group of Loans of a single Type under a single Facility, and made on a single date and, in the case of Term SOFR Loans, as to which a single Interest Period is in effect.

“Borrowing Minimum” shall mean (a) in the case of Term SOFR Loans, $1,000,000 and (b) in the case of ABR Loans, $1,000,000.

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“Borrowing Multiple” shall mean (a) in the case of Term SOFR Loans, $500,000 and (b) in the case of ABR Loans, $250,000.

“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit B-1 or another form approved by the Administrative Agent.

“Business Day” shall mean any day (other than a Saturday or a Sunday) on which banks are open for business in New York City.

“Cash Collateralize” shall mean to pledge and deposit with or deliver to the Collateral Agent, for the benefit of one or more of the Issuing Banks or Lenders, as collateral for Revolving L/C Exposure or obligations of the Lenders to fund participations in respect of Revolving L/C Exposure, cash or deposit account balances or, if the Collateral Agent and each applicable Issuing Bank shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Collateral Agent and each applicable Issuing Bank. “Cash Collateral,” “Cash Collateralized” and “Cash Collateralization” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Management Agreement” shall mean any agreement to provide to Holdings, the Borrower or any Restricted Subsidiary cash management services for collections, treasury management services (including controlled disbursement, overdraft, automated clearing house fund transfer services, return items and interstate depository network services), any demand deposit, payroll, trust or operating account relationships, commercial credit cards, merchant card, purchase or debit cards, non-card e-payables services, and other cash management services, including electronic funds transfer services, lockbox services, stop payment services and wire transfer services.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender (or, for purposes of Section 2.15(b), by any Lending Office of such Lender or by such Lender’s holding company, if any) with any written request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date; provided, however, that notwithstanding anything herein to the contrary, (x) all requests, rules, guidelines or directives under or issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act, all interpretations and applications thereof and any compliance by a Lender with any request or directive relating thereto and (y) all requests, rules, guidelines or directives promulgated under or in connection with, all interpretations and applications of, and any compliance by a Lender with any request or directive relating to the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case under clauses (x) and (y) be deemed to be a “Change in Law.”

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“Change of Control” shall mean the occurrence of any of the following:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Equity Interests of Holdings representing more than fifty percent (50%) on a fully diluted basis of the aggregate voting power represented by the issued and outstanding Equity Interests of Holdings; or

(b) Holdings shall fail to (i) directly own beneficially and of record, Equity Interests in the Borrower representing 100% on a fully diluted basis of the aggregate equity value represented by the issued and outstanding Equity Interests of the Borrower; or (ii) have the power to, directly or indirectly, appoint, remove or replace a majority of the board of directors (or similar governing body) of the Borrower or to possess, directly or indirectly, the power to direct or cause the direction of the management or policies of the Borrower.

“Charges” shall have the meaning assigned to such term in Section 9.09.

“ChronoScale” shall mean ChronoScale Corporation.

“Class” shall mean, (a) when used in respect of any Loan or Borrowing, whether such Loan or the Loans comprising such Borrowing are Initial Revolving Loans or Other Revolving Loans; and (b) when used in respect of any Commitment, whether such Commitment is in respect of a commitment to make Incremental Term Loans, Initial Revolving Loans or Other Revolving Loans. Incremental Term Loans and Other Revolving Loans that have different terms and conditions (together with the Commitments in respect thereof) from the existing Incremental Term Loans of any Class, Initial Revolving Loans, or from other Other Revolving Loans, as applicable, shall be construed to be in separate and distinct Classes.

“Closing Date” shall mean the first date on which the conditions set forth in Section 4.01 are satisfied (or waived in accordance with Section 9.08).

“CME Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral” shall mean all the “Collateral” as defined in any Security Document and shall also include all other property that is subject to any Lien in favor of the Administrative Agent, the Collateral Agent or any Subagent for the benefit of the Secured Parties pursuant to any Security Document; provided that, notwithstanding anything to the contrary herein or in any Security Document or other Loan Document, in no case shall the Collateral include any Excluded Property.

“Collateral Agent” shall mean First National Bank of Omaha acting as collateral agent for the Secured Parties, together with its permitted successors and assigns in such capacity.

“Collateral Agreement” shall mean the Collateral Agreement substantially in the form of Exhibit I dated as of the Closing Date, as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, among Holdings, the Borrower, the other Loan Parties and the Collateral Agent.

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“Collateral and Guarantee Requirement” shall mean the requirement that (in each case, subject to Section 5.10):

(a) on the Closing Date, the Collateral Agent shall have received (i) from the Borrower and each other Guarantor, a counterpart of the Collateral Agreement and a counterpart of the Guarantee Agreement, in each case duly executed and delivered on behalf of such Person, (ii) from Holdings and the relevant depository bank (or securities intermediary, as applicable), a counterpart of the Control Agreement in respect of the Designated Account, in each case duly executed and delivered on behalf of such Person and (iii) from Holdings, counterparts of undated Put Notices (as defined in the Preferred Equity Purchase Agreement) in form and substance satisfactory to the Administrative Agent, in each case, duly executed and delivered on behalf of Holdings (the “Put Notices”);

(b) on the Closing Date, (i) all outstanding Equity Interests directly owned by the Loan Parties, in Material Subsidiaries other than Excluded Securities, and all Indebtedness owing to each Loan Party, other than Excluded Securities, shall have been pledged or assigned for security purposes pursuant to the Security Documents and (ii) the Collateral Agent shall have received certificates or other instruments (if any) representing such Equity Interests and any notes or other instruments required to be delivered on the Closing Date pursuant to the applicable Security Documents, together with stock powers, note powers or other instruments of transfer with respect thereto (as applicable) endorsed in blank;

(c) in the case of any Person that becomes a Guarantor after the Closing Date, the Collateral Agent shall have received (i) a supplement to the Guarantee Agreement and (ii) supplements to the Collateral Agreement and any other Security Documents, if applicable, in the form specified therefor or otherwise reasonably acceptable to the Administrative Agent, in each case, duly executed and delivered on behalf of such Guarantor;

(d) after the Closing Date (x) all outstanding Equity Interests of any Person that becomes a Guarantor and that are held by a Loan Party and (y) all Equity Interests directly acquired by a Loan Party after the Closing Date in a Material Subsidiary (including by forming a new Subsidiary), in each case, other than Excluded Securities, shall have been pledged pursuant to the Security Documents, together with stock powers or other instruments of transfer with respect thereto (as applicable) endorsed in blank;

(e) except as otherwise contemplated by this Agreement or any Security Document, all documents and instruments, including Uniform Commercial Code financing statements, and filings with the United States Copyright Office and the United States Patent and Trademark Office, and all other actions reasonably requested by the Collateral Agent (including those required by applicable Requirements of Law) to be delivered, filed, registered or recorded to create the Liens intended to be created by the Security Documents (in each case, including any supplements thereto) and perfect such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been delivered, filed, registered or recorded or delivered to the Collateral Agent for filing, registration or the recording substantially concurrently with, or promptly following, the execution and delivery of each such Security Document;

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(f) after the Closing Date, the Collateral Agent shall have received (i) such other Security Documents as may be required to be delivered pursuant to Section 5.10 or the Security Documents and (ii) upon reasonable request by the Collateral Agent, evidence of compliance with any other requirements of Section 5.10.

“Commitment Fee” shall have the meaning assigned to such term in Section 2.12(a).

“Commitments” shall mean, with respect to any Lender, such Lender’s Revolving Facility Commitments and Incremental Term Loan Commitments.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” shall have the meaning assigned to such term in Section 5.04(d).

“Confidential Information” shall have the meaning assigned to such term in Section 9.16.

“Consolidated Net Operating Income” for any period means the sum of (A) the revenues of the Loan Parties minus the operating expenses incurred by the Loan Parties, in each case, solely as it relates to tenant fit-out activities, for such period, and (B) the revenues of the Crypto Datacenter Hosting Subsidiaries minus the operating expenses incurred by the Crypto Datacenter Hosting Subsidiaries, for such period, in each case, determined on a consolidated basis in accordance with GAAP and calculated before payment of Debt Service, income taxes, depreciation, amortization and other non-cash expenses, in each case, for such period.

“Consolidated Total Assets” shall mean, as of any date of determination, the total assets of the Loan Parties, determined on a consolidated basis in accordance with GAAP, as set forth on the consolidated balance sheet of Holdings as of the last day of the Test Period ending immediately prior to such date for which financial statements of the Borrower have been delivered (or were required to be delivered) pursuant to Section 5.04(a) or 5.04(b), as applicable or, prior to the delivery of the initial financial statements following the Closing Date, as of February 28, 2026. Consolidated Total Assets shall be determined on a Pro Forma Basis.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and “Controls,” “Controlled” and “controlling” shall have meanings correlative thereto.

“Control Agreement” shall have the meaning assigned to such term in the Collateral Agreement.

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“Corporate Services Agreement” shall mean that certain Corporate Services Agreement, dated as of October 6, 2025, by and between Holdings and MAM JV Entity, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Corresponding Tenor” with respect to any Available Tenor shall mean, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity” shall mean any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” shall have the meaning assigned to such term in Section 9.23.

“Credit Event” shall mean each Borrowing (but not, for the avoidance of doubt, the continuation of any Loan or conversion of any Loan from one Type to another) and each issuance, amendment, extension or renewal of a Letter of Credit or increase of the stated amount of a Letter of Credit.

“Crypto Datacenter Hosting Subsidiary” shall mean each of 1.21 Gigawatts, LLC, APLD-Rattlesnake Den I LLC, APLD Hosting LLC, APLD ELN-01 LLC and each other entity supporting the crypto hosting segment of Holdings.

“Daily Simple SOFR” shall mean, for any day (a “SOFR Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Day is a U.S. Government Securities Business Day, such SOFR Day or (ii) if such SOFR Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Daily Simple SOFR Borrowing” shall mean, as to any Borrowing, the Daily Simple SOFR Loans comprising such Borrowing.

“Daily Simple SOFR Loan” shall mean a Loan that bears interest at a rate based on the Daily Simple SOFR.

“Debtor Relief Laws” shall mean the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, arrangement, receivership, insolvency, reorganization, examination, administration or similar debtor relief laws of the United States of America or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

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“Debt Service” shall mean, for any Test Period, the sum of (without duplication) (a) all scheduled principal payable during such period in respect of any senior secured Indebtedness incurred by the Loan Parties, and (b) the amount of interest expense in respect of any senior secured debt facility incurred by the Loan Parties, (c) all scheduled principal, interest or premiums in respect of the Loans pursuant to this Agreement, (d) the amount of any commitment fees or other scheduled fees paid or payable in connection with any senior secured Indebtedness (other than fees that constitute operating expenses) by the Loan Parties, and (e) all mandatory payments on any preferred stock of any Loan Party, other than Series E and Series E-1 preferred stock of Holdings.

“Debt Service Coverage Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Net Operating Income for the most recently ended Test Period prior to such date to (b) Debt Service for the most recently ended Test Period prior to such date, all determined on a consolidated basis in accordance with GAAP.

“Deemed Date” shall have the meaning assigned to such term in Section 6.01.

“Default” shall mean any event or condition that upon notice, lapse of time or both would constitute an Event of Default; provided that a failure to comply with the condition set forth in Section 6.09(a) as of the last day of any calendar month shall not constitute a Default.

“Default Right” shall have the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” shall mean, subject to Section 2.24, any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder, unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to such funding (each of which conditions precedent, together with any applicable Default, shall be specifically identified in such writing) has not been satisfied or (ii) pay to the Administrative Agent, any Issuing Bank or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, any Issuing Bank or any other Lender in writing that it does not intend or expect to comply with its funding obligations hereunder or generally under other agreements in which it commits to extend credit, or has made a public statement to that effect, (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower) or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, (iii) taken any action in furtherance of, or indicated its consent to, approval or acquiescence in any such proceeding or appointment, or (iv) become the subject of a Bail-In Action; provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.24) upon delivery of written notice of such determination to the Borrower, each Issuing Bank and each Lender.

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“Delaware Divided LLC” shall mean any Delaware LLC which has been formed as a consequence of a Delaware LLC Division (excluding any dividing Delaware LLC that survives a Delaware LLC Division).

“Delaware LLC” shall mean any limited liability company organized or formed under the laws of the State of Delaware.

“Delaware LLC Division” shall mean the statutory division of any Delaware LLC into two (2) or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.

“Designated Account” shall mean a deposit account of Holdings that is pledged pursuant to the Collateral Agreement and subject to the Control Agreement on the Closing Date.

***

“Dispose” or “disposed of” shall mean to convey, sell, lease, sell and lease-back, assign, farm-out, transfer or otherwise dispose of any property, business or asset (including to a Delaware Divided LLC pursuant to a Delaware LLC Division). The term “Disposition” shall have a correlative meaning to the foregoing. Notwithstanding anything to the contrary herein, “Dispose,” “disposed of” and “Disposition” shall be deemed not to include any issuance by the Borrower of any of its Equity Interests to another Person.

“Disqualified Lender” shall mean (i) the Persons identified as “Disqualified Institutions” in writing to the Arrangers by the Borrower on or prior to the date hereof, (ii) any Person that (1) is a competitor of the Borrower or (2) is a hedge fund, institutional lender or similar entity (excluding commercial banks) that (I) the Borrower has reasonably determined is a distressed debt or “loan-to-own” (or similar strategy) investor or (II) invests in debt or equity of a competitor of the Borrower and that, in each case of clauses (1) and (2), has been identified by the Borrower as a “Disqualified Institution” in writing to the Lead Left Arranger (or, after the Closing Date, to the Administrative Agent) and (iii) any Affiliate of any Person referred to in clause (i) or (ii) above that is clearly identifiable solely on the basis of similarity of such Affiliate’s name or as has been identified in writing to the Administrative Agent by the Borrower after the date hereof; provided, further, that no updates to the list of Disqualified Lenders shall be deemed to retroactively disqualify any parties that have previously acquired an assignment or participation interest in respect of the Loans or the Commitments. The Borrower shall deliver any list of Disqualified Lenders delivered after the Closing Date and any updates, supplements or modifications thereto after the Closing Date to the Administrative Agent in writing (which may be via e-mail), and any such updates, supplements or modifications thereto shall only become effective three (3) Business Days (or such shorter period as the Administrative Agent may agree in its sole discretion) after such update, supplement or modification has been sent to the Administrative Agent (provided that the Borrower may withhold its consent to any assignment to a Person identified in such update, supplement or modification pending the effectiveness thereof).

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“Disqualified Stock” shall mean, with respect to any Person, any Equity Interests of such Person that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests of the Borrower), pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests of the Borrower), in whole or in part, (c) provides for scheduled, mandatory payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Stock, in the case of each of the foregoing clauses (a), (b), (c) and (d), prior to the date that is ninety-one (91) days after the latest Maturity Date in effect at the time of issuance thereof and except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Loan Obligations that are accrued and payable and the termination of the Commitments (provided, that only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock). Notwithstanding the foregoing: (i) any Equity Interests issued to any employee or consultant or to any plan for the benefit of employees or consultants of Holdings, the Borrower or the Restricted Subsidiaries or by any such plan to such employees or consultants shall not constitute Disqualified Stock solely because they may be required to be repurchased by the Borrower in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; and (ii) any class of Equity Interests of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Dollar Equivalent” shall mean, for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, and (b) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion.

“Dollars” or “$” shall mean lawful money of the United States of America.

“Domestic Subsidiary” shall mean any Restricted Subsidiary that is not a Foreign Subsidiary.

“DQ List” shall have the meaning assigned to such term in Section 9.04(h)(iv).

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) above, or (c) any institution established in an EEA Member Country that is a subsidiary of an institution described in clause (a) or (b) above and is subject to consolidated supervision with its parent.

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“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Transferee” shall mean a commercial bank, any insurance company, any finance company, any financial institution, any fund that invests in loans and any other “accredited investor” (as defined in Regulation D of the Securities Act), but, in any event excluding (i) any natural person (or holding company, investment vehicle or trust for, or owned for the primary benefit of, a natural person), (ii) the Borrower and its Affiliates, (iii) any Disqualified Lender and (iv) any Defaulting Lender.

“Environment” shall mean the natural environment, including, without limitation, all or any of the following media, indoor and outdoor air, surface water, groundwater, drinking water, organisms (including humans), species, habitats, water features, wetlands, soil, surface and subsurface strata, and natural resources such as flora and fauna.

“Environmental Claim” shall mean, with respect to any Person, any written notice, claim, demand, action, suit, judgment or order by any Governmental Authority or other Person alleging or asserting any Environmental Liability.

“Environmental Laws” shall mean all applicable laws (including common law), rules, regulations, codes, ordinances, orders, permits, binding agreements, decrees, judgments, legally binding guidance or legally binding policy statements, promulgated or entered into by or with any Governmental Authority, relating to pollution, climate change, emissions, land use, noise, Hazardous Materials, the protection, preservation or reclamation of natural resources, the release or threatened release of any Hazardous Materials, or the protection of the Environment or human health or safety (with respect to human health, solely to the extent related to Hazardous Materials), including those relating to the manufacture, generation, handling, transport, storage, treatment, Release or threatened Release of Hazardous Materials.

“Environmental Liability” shall mean any liability or obligation, contingent or otherwise (including any liability for damages, costs of investigation, reclamation or remediation, fines, penalties or indemnities) of Holdings, the Borrower or any Restricted Subsidiary resulting from, arising under or based upon (a) any Environmental Law or any permit, license or approval required under any Environmental Law, including compliance or noncompliance therewith, (b) the generation, use, handling, transportation, storage, treatment, presence, disposal, Release or threatened Release of, or exposure to, any Hazardous Materials or (c) any written contract or agreement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase or otherwise acquire, warrants, options, participations or other equivalents of or interests in (however designated) equity or ownership of such Person, including any preferred stock (including any preferred equity certificates (and any other similar instruments)), any limited or general partnership interest and any limited liability company membership interest, and any securities or other rights or interests convertible into or exchangeable for any of the foregoing, but excluding any Indebtedness convertible into or exchangeable for any of the foregoing.

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“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with Holdings, the Borrower or a Restricted Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) or (o) of the Code.

“ERISA Event” shall mean (a) any Reportable Event or the requirements of Section 4043(b) of ERISA apply with respect to a Plan (other than an event for which the thirty (30) day notice period is waived); (b) with respect to any Plan, the failure to satisfy the minimum funding standard under Section 412 or 430 of the Code or Section 302 and 303 of ERISA, whether or not waived; (c) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (d) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the incurrence by Holdings, the Borrower, a Restricted Subsidiary or any ERISA Affiliate of any material liability under Title IV of ERISA (other than for PBGC premiums due but not delinquent); (f) the receipt by Holdings, the Borrower, a Restricted Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (g) the imposition of a lien pursuant to Section 430(k) of the Code or Section 303(k) of ERISA or a violation of Section 436 of the Code with respect to any Plan; (h) the material failure by Holdings, the Borrower, a Restricted Subsidiary or an ERISA Affiliate to make a required contribution to a Multiemployer Plan; (i) the incurrence by Holdings, the Borrower, a Restricted Subsidiary or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (j) the receipt by Holdings, the Borrower, a Restricted Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Holdings, the Borrower, a Restricted Subsidiary or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA, or in “endangered” or “critical” status, within the meaning of Section 432 of the Code or Section 305 of ERISA.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” shall have the meaning assigned to such term in Section 7.01.

“Exchange” means the Nasdaq Stock Market, or any successor thereto.

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“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended from time to time.

“Excluded Property” shall have the meaning assigned to such term in Section 5.10.

“Excluded Securities” shall mean any of the following:

(a) any Equity Interests or Indebtedness with respect to which the Collateral Agent and the Borrower reasonably agree that the cost or other consequences of pledging such Equity Interests or Indebtedness in favor of the Secured Parties under the Security Documents (including Tax consequences) are likely to be excessive in relation to the value to be afforded thereby;

(b) any Equity Interests or Indebtedness to the extent, and for so long as, the pledge thereof would be prohibited by any Requirement of Law (in each case, except to the extent such prohibition is unenforceable after giving effect to applicable provisions of the Uniform Commercial Code and other applicable law);

(c) any Equity Interests of any Person that is not a Wholly Owned Subsidiary to the extent (A) that a pledge thereof to secure the Secured Obligations (as defined in the Collateral Agreement) is prohibited by (i) any applicable organizational documents, joint venture agreement, shareholder agreement, or similar agreement or (ii) any other contractual obligation with an unaffiliated third party not in violation of Section 6.08 that was existing on the Closing Date or at the time of the acquisition of such Person and was not created in contemplation of such acquisition but, in the case of this subclause (A), only to the extent, and for so long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the Uniform Commercial Code or any other Requirement of Law, (B) any organizational documents, joint venture agreement, shareholder agreement, or similar agreement (or other contractual obligation referred to in subclause (A)(ii) above) prohibits such a pledge without the consent of any other party thereto after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or any other Requirement of Law; provided, that this clause (B) shall not apply if (1) such other party is a Loan Party or a Wholly Owned Subsidiary or (2) consent has been obtained to consummate such pledge (it being understood that the foregoing shall not be deemed to obligate Holdings, the Borrower or any Restricted Subsidiary to obtain any such consent) and for so long as such organizational documents, joint venture agreement, shareholder agreement or similar agreement (or other contractual obligation referred to in subclause (A)(ii) above) or replacement or renewal thereof is in effect, or (C) a pledge thereof to secure the Secured Obligations (as defined in the Collateral Agreement) would give any other party (other than a Loan Party or a Wholly Owned Subsidiary) to any organizational documents, joint venture agreement, shareholder agreement or similar agreement governing such Equity Interests the right to terminate its obligations thereunder, but only to the extent, and for so long as, such right of termination is not terminated or rendered unenforceable or otherwise deemed ineffective by the Uniform Commercial Code or any other Requirement of Law***;

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(d) any Equity Interests in any (A) Immaterial Subsidiary, (B) not-for-profit Subsidiary or (C) captive insurance Subsidiary ***;

(e) any Margin Stock; and

(f) voting Equity Interests (and any other interests constituting “stock entitled to vote” within the meaning of Treasury Regulations Section 1.956-2(c)(2)) in excess of 65% of all such voting Equity Interests in (A) any Foreign Subsidiary that is a CFC or (B) any FSHCO;

***.

“Excluded Subsidiary” shall mean any of the following:

(a) each Immaterial Subsidiary,

(b) each Domestic Subsidiary that is not a Wholly Owned Subsidiary (for so long as such Subsidiary remains a non-Wholly Owned Subsidiary),

(c) each Domestic Subsidiary that is prohibited from Guaranteeing or granting Liens to secure the Obligations by any Requirement of Law or that would require consent, approval, license or authorization of a Governmental Authority to Guarantee or grant Liens to secure the Obligations (unless such consent, approval, license or authorization has been received),

(d) each Domestic Subsidiary that is prohibited by any applicable contractual requirement from Guaranteeing or granting Liens to secure the Obligations on the Closing Date or at the time such Subsidiary becomes a Subsidiary not in violation of Section 6.08(m) (and for so long as such restriction or any replacement or renewal thereof is in effect),

(e) ***,

(f) any Foreign Subsidiary,

(g) any Domestic Subsidiary (i) that is an FSHCO or (ii) that is a Subsidiary of a Foreign Subsidiary of the Borrower that is a CFC,

(h) any other Domestic Subsidiary with respect to which the Administrative Agent and the Borrower reasonably agree that the cost or other consequences (including Tax consequences) of providing a Guarantee of or granting Liens to secure the Obligations are likely to be excessive in relation to the value to be afforded thereby,

(i) [reserved],

(j) any Unrestricted Subsidiary,

(k) any captive insurance Subsidiary and any not-for-profit Subsidiary, and

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(l) any securities broker or dealer.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (i) Taxes imposed on or measured by such recipient’s net income (however denominated, and including, for the avoidance of doubt, franchise and similar Taxes imposed on such recipient in lieu of net income Taxes), or any branch profits or similar Taxes, in each case, imposed by a jurisdiction (including any political subdivision thereof) (a) as a result of such recipient being organized under the laws of, having its principal office in, or in the case of any Lender, having its applicable Lending Office in, such jurisdiction, or (b) that are Other Connection Taxes, (ii) U.S. federal withholding Tax imposed on any payment by or on account of any obligation of any Loan Party hereunder or under any other Loan Document to a Lender (other than to the extent such Lender is an assignee pursuant to a request by the Borrower under Section 2.19(b) or 2.19(c)) pursuant to laws in force at the time (x) such Lender acquires such interest in the applicable Commitment or, if such Lender acquires an applicable interest in a Loan other than by funding such Loan pursuant to a prior Commitment, such Loan, or (y) such Lender changes its Lending Office, except, in each case, to the extent that, pursuant to Sections 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in the applicable Commitment or Loan or to such Lender immediately before it changed its Lending Office, (iii) any withholding Tax imposed on any payment by or on account of any obligation of any Loan Party hereunder that is attributable to such recipient’s failure or inability to comply with Section 2.17(d) or Section 2.17(f) or (iv) any Tax imposed under FATCA.

“Existing Indebtedness” shall mean (i) that certain Loan and Security Agreement, dated as of November 10, 2025, by and between Holdings and First National Bank of Omaha, as amended, restated, amended and restated, supplemented and otherwise modified prior to the date hereof and (ii) that certain Promissory Note, dated as of December 18, 2025, by and between APLD DevCo LLC, a Delaware limited liability company, and Macquarie Equipment Capital, Inc., as amended, restated, amended and restated, supplemented and otherwise modified prior to the date hereof.

“Existing Letters of Credit” shall mean those Letters of Credit set forth on Schedule 1.01D hereto.

“Extended Revolving Facility Commitment” shall have the meaning assigned to such term in Section 2.22(a).

“Extended Revolving Loan” shall have the meaning assigned to such term in Section 2.22(a).

“Extending Lender” shall have the meaning assigned to such term in Section 2.22(a).

“Extension” shall have the meaning assigned to such term in Section 2.22(a).

“Extension Amendment” shall have the meaning assigned to such term in Section 2.22(b).

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“Facility” shall mean the Commitments of any Class and the extensions of credit made hereunder by the Lenders of such Class and, for purposes of Section 9.08(b), shall refer to all such Commitments as a single Class.

“Fair Market Value” shall mean, with respect to any asset or property, the price (as determined in good faith by the Borrower) that could be negotiated in an arm’s-length transaction between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), or any current or future U.S. Department of Treasury regulations promulgated thereunder or official administrative interpretations thereof and any applicable agreements entered into pursuant to Section 1471(b)(1) of the Code, as of the Closing Date (or any amended or successor version described above), and any intergovernmental agreements or any legislation, rules or official administrative practices adopted pursuant to any intergovernmental agreement implementing the foregoing.

“Federal Funds Effective Rate” shall mean, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than the Floor, such rate shall be deemed to be the Floor for the purposes of this Agreement.

“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Fee Letter” shall mean that certain Agent Fee Letter, dated as of May 29, 2026, by and among the Borrower and the Administrative Agent (as such Fee Letter may be amended, restated, supplemented or otherwise modified).

“Fees” shall mean, collectively, the Commitment Fees, the L/C Participation Fees, the Issuing Bank Fees and the Administrative Agent Fees.

“Finance Lease Obligations” shall mean, at the time any determination thereof is to be made, the amount of the liability in respect of a finance lease that would at such time be required to be capitalized and reflected as a liability on the balance sheet (excluding the footnotes thereto) in accordance with GAAP; provided that all obligations that are or would be characterized as an operating lease as determined in accordance with GAAP as in effect on December 31, 2018 (whether or not such operating lease was in effect on such date) shall continue to be accounted for as an operating lease (and not as a Finance Lease Obligation) for purposes of this Agreement regardless of any change in GAAP following December 31, 2018 (or any change in the implementation in GAAP for future periods that are contemplated as of December 31, 2018) that would otherwise require such obligation to be recharacterized as a Finance Lease Obligation.

***

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“Financial Officer” of any Person shall mean the Chief Financial Officer, principal accounting officer, Senior Vice President or Vice President of Finance, Treasurer, Assistant Treasurer, Controller or other executive responsible for the financial affairs of such Person.

“Fixed Amounts” shall have the meaning assigned to such term in Section 1.07(b).

“Floor” shall mean the benchmark rate floor, if any, provided in this Agreement (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to Term SOFR. For the avoidance of doubt, the initial Floor for all purposes hereunder on the Closing Date shall be 0.00% per annum.

“Foreign Lender” shall mean a Lender that is not a U.S. Person.

“Foreign Subsidiary” shall mean any Subsidiary that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any state thereof or the District of Columbia.

“Fronting Exposure” shall mean, at any time there is a Defaulting Lender, with respect to any Issuing Bank, such Defaulting Lender’s Revolving Facility Percentage of Revolving L/C Exposure with respect to Letters of Credit issued by such Issuing Bank other than such Revolving L/C Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“FSHCO” shall mean any Domestic Subsidiary of the Borrower that owns no material assets other than the Equity Interests (or Equity Interests and Indebtedness) of one or more Foreign Subsidiaries of the Borrower that are CFCs or other FSHCOs.

“GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States of America, applied on a consistent basis, subject to the provisions of Section 1.02.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

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“Guarantee” of or by any Person (the “guarantor”) shall mean (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of the guarantor securing any Indebtedness (or any existing right, contingent or otherwise, of the holder of Indebtedness to be secured by such a Lien) of any other Person, whether or not such Indebtedness is assumed by the guarantor; provided, however, that the term “Guarantee” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable (as determined in good faith by the Borrower) indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or Disposition of assets permitted by this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The amount of the Indebtedness subject to any Guarantee provided by any Person for purposes of clause (b) above shall (unless the applicable Indebtedness has been assumed by such Person or is otherwise recourse to such Person) be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the Fair Market Value of the property encumbered thereby.

“Guarantee Agreement” shall mean the Guarantee Agreement substantially in the form of Exhibit F dated as of the Closing Date, as may be amended, restated, supplemented or otherwise modified from time to time, among Holdings, the Borrower, each Guarantor and the Collateral Agent.

“guarantor” shall have the meaning assigned to such term in the definition of the term “Guarantee.”

“Guarantors” shall mean (a) Holdings, (b) the Borrower (other than in respect of its primary obligations), and (c) each Restricted Subsidiary of Holdings that is or becomes a Loan Party on the Closing Date or thereafter pursuant to the Guarantee Agreement, whether existing on the Closing Date or established, created or acquired after the Closing Date, unless and until such time as the respective Restricted Subsidiary is released from its obligations under the Guarantee Agreement in accordance with the terms and provisions hereof or thereof.

“Hazardous Materials” shall mean all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including explosive or radioactive substances or petroleum byproducts or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, toxic mold, per- and poly-fluoroalkyl substances, volatile and semi-volatile organic compounds, pesticides, fungicides, fertilizers or other agricultural chemicals, of any nature subject to regulation due to their dangerous or deleterious properties or characteristics or which can give rise to liability under any Environmental Law.

“Hedging Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction, or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities (including electricity and other energy or environmental commodities), digital assets, cryptocurrencies, tokens or similar blockchain-based assets, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or credit spread transaction, repurchase transaction, reserve repurchase transaction, securities lending transaction, weather index transaction, spot contracts, fixed price physical delivery contracts, or any similar transaction or any combination of these transactions, in each case of the foregoing, whether or not exchange traded; provided that no phantom stock or similar plan providing for payments only on account of services provided by any Permitted Payee shall be a Hedging Agreement.

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“Immaterial Subsidiary” shall mean any Restricted Subsidiary (other than any Excluded Subsidiary) that (a) did not, as of the last day of the fiscal quarter of the Borrower most recently ended for which financial statements have been (or were required to be) delivered pursuant to Section 5.04(a) or 5.04(b) (or, prior to the date such financial statements are first required to be delivered pursuant to Section 5.04(a) or 5.04(b) after the Closing Date, as of February 28, 2026), as applicable, have either (i) assets with a value in excess of *** of the Consolidated Total Assets of the Loan Parties on a consolidated basis as of such applicable date or (ii) gross revenue with a value in excess of *** of the gross revenue of the Loan Parties on a consolidated basis as of such applicable date, and (b) taken together with all such Restricted Subsidiaries (other than Restricted Subsidiaries that are Guarantors or Excluded Subsidiaries) as of such applicable date, did not have either (i) assets with a value in excess of *** of Consolidated Total Assets of the Loan Parties on a consolidated basis as of such applicable date or (ii) gross revenue with a value in excess of *** of gross revenue of the Loan Parties on a consolidated basis as of such applicable date.

“Immediate Family Members” shall mean, with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships), the estates of such individual and such other individuals above and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount or deferred financing fees, the payment of interest or dividends in the form of additional Indebtedness or in the form of common stock of the Borrower, the accretion of original issue discount, deferred financing fees or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies.

“Incremental Amount” shall mean, at any time, the sum of, (x) $200,000,000, plus (y) without duplication in the case of refinancing thereof, an amount equal to all voluntary terminations of Commitments under the Facility and all voluntary prepayments or retirements for value of Incremental Term Loans or Incremental Equivalent Debt prior to such date.

“Incremental Assumption Agreement” shall mean an Incremental Assumption Agreement in form and substance reasonably satisfactory to the Administrative Agent, among the Borrower, the Administrative Agent and, if applicable, one or more Incremental Lenders.

“Incremental Commitment” shall mean an Incremental Term Loan Commitment or an Incremental Revolving Facility Commitment.

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“Incremental Equivalent Debt” shall mean Indebtedness incurred pursuant to Section 6.01(w).

“Incremental Facility” shall mean the Incremental Commitments and the Incremental Loans made thereunder.

“Incremental Lender” shall mean an Incremental Term Lender or an Incremental Revolving Facility Lender.

“Incremental Loan” shall mean an Incremental Term Loan or an Incremental Revolving Loan.

“Incremental Revolving Facility Commitment” shall mean the commitment of any Lender, established pursuant to Section 2.21, to make Incremental Revolving Loans to the Borrower.

“Incremental Revolving Facility Lender” shall mean a Lender with an Incremental Revolving Facility Commitment or an outstanding Incremental Revolving Loan.

“Incremental Revolving Loan” shall mean Revolving Facility Loans made by one or more Incremental Revolving Facility Lenders to the Borrower pursuant to an Incremental Revolving Facility Commitment to make such revolving credit loans.

“Incremental Term Lender” shall mean a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loan” shall mean term loans made by one or more Lenders to the Borrower pursuant to Section 2.21.

“Incremental Term Loan Commitments” shall mean the commitment of any Lender, established pursuant to Section 2.21, to make Incremental Term Loans to the Borrower.

“Incurrence-Based Amounts” shall have the meaning assigned to such term in Section 1.07(b).

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“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person (except any such obligation that constitutes a trade payable or similar obligation to a trade creditor incurred in the ordinary course of business), (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor incurred in the ordinary course of business, (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid within 60 days after being due and payable (or, if such payment is contested in good faith, within 60 days after the final determination thereof), (iii) liabilities accrued in the ordinary course of business) which purchase price is due more than six (6) months after the date of placing the property in service or taking delivery and title thereto, (e) all Guarantees by such Person of Indebtedness of others, (f) all Finance Lease Obligations of such Person, (g) obligations under any Hedging Agreements, to the extent the foregoing would appear on a balance sheet of such Person as a liability, (h) the principal component of all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit, (i) the principal component of all obligations of such Person in respect of bankers’ acceptances, (j) the stated value or liquidation preference component of all obligations of such Person with respect to any Disqualified Stock (but excluding any accrued dividends) and (k) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person (other than Equity Interests of an Unrestricted Subsidiary), whether or not the Indebtedness secured thereby has been assumed. The amount of Indebtedness of any Person for purposes of clause (k) above shall (unless such Indebtedness has been assumed by such Person or is otherwise recourse to such Person) be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the Fair Market Value of the property encumbered thereby. For the avoidance of doubt, and without limitation of the foregoing, Indebtedness convertible into or exchangeable for Equity Interests shall at all times prior to the repurchase, conversion or payment thereof be valued at the full stated principal amount thereof and shall not include any reduction or appreciation in value of the shares and/or cash deliverable upon conversion thereof.

“Indemnified Taxes” shall mean (a) all Taxes, other than Excluded Taxes, imposed on or with respect to any payment by or on account of any obligation of any Loan Party hereunder or under any other Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Information” shall have the meaning assigned to such term in Section 3.14(a).

“Initial Revolving Facility Lender” shall mean any Lender that holds a Revolving Facility Commitment in effect on the Closing Date or makes an Initial Revolving Loan to the Borrower pursuant to Section 2.01(b).

“Initial Revolving Loan” shall mean a Revolving Facility Loan made (i) pursuant to the Revolving Facility Commitments in effect on the Closing Date (as the same may be amended from time to time in accordance with this Agreement) or (ii) pursuant to any Incremental Revolving Facility Commitment made on the same terms as (and forming a single Class with) the Revolving Facility Commitments referred to in clause (i) of this definition.

“Intellectual Property” means all intellectual property rights owned by Holdings, the Borrower or any of the Restricted Subsidiaries, including but not limited to patents, patent applications, trademarks, trademark registrations and applications, copyrights, copyright registrations and applications, trade secrets, domain names and software.

“Interest Election Request” shall mean a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07 and substantially in the form of Exhibit C or another form approved by the Administrative Agent.

“Interest Payment Date” shall mean (a) with respect to any ABR Loan, the last day of each March, June, September and December and the Termination Date and (b) with respect to any Term SOFR Loan, the last day of each Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term SOFR Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and the Maturity Date, as applicable.

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“Interest Period” shall mean with respect to any Term SOFR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months (or, if agreed by the Administrative Agent and all relevant Lenders, 12 months) thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment), as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no tenor that has been removed from this definition pursuant to Section 2.14(e) shall be available for specification in such Borrowing Request or Interest Election Request. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made.

“Inventory” has the meaning assigned to such term in Article 9 of the Uniform Commercial Code.

“Investment” shall have the meaning assigned to such term in Section 6.04.

“Issuing Bank” shall mean, as the context may require, (i) each Revolving Facility Lender listed on Schedule 1.01A hereto and (ii) each other Issuing Bank designated pursuant to Section 2.05(l), in each case in its capacity as an issuer of Letters of Credit hereunder, and its permitted successors in such capacity. An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Issuing Bank Fees” shall have the meaning assigned to such term in Section 2.12(b).

“Judgment Currency” shall have the meaning assigned to such term in Section 9.22.

“L/C Disbursement” shall mean a payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit.

“L/C Participation Fee” shall have the meaning assigned to such term in Section 2.12(b).

“LCT Election” shall have the meaning assigned to such term in Section 1.07(a).

“LCT Test Date” shall have the meaning assigned to such term in Section 1.07(a).

“Lead Left Arranger” shall mean Goldman Sachs Lending Partners LLC, in its capacity as lead left arranger and bookrunner.

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“Lender” shall mean each financial institution listed on Schedule 2.01 (other than any such Person that has ceased to be a party hereto pursuant to an Assignment and Acceptance in accordance with Section 9.04), as well as any Person that becomes a “Lender” hereunder pursuant to Section 9.04, Section 2.21, Section 2.22 or Section 2.23.

“Lending Office” shall mean, as to any Lender, the applicable branch, office or Affiliate of such Lender designated by such Lender to make Loans.

“Letter of Credit” shall have the meaning assigned to such term in Section 2.05(a). A Letter of Credit may be issued in Dollars.

“Letter of Credit Commitment” shall mean, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit pursuant to Section 2.05.

“Letter of Credit Individual Sublimit” shall mean, with respect to any Issuing Bank, the amount set forth opposite such Issuing Bank’s name on Schedule 1.01A hereto or such other amount as specified in the agreement pursuant to which such Person becomes an Issuing Bank hereunder or, in each case, such larger amount not to exceed the Revolving Facility Commitment as the Administrative Agent and the applicable Issuing Bank may agree, as such amount may be reduced at or prior to such time pursuant to Section 2.08. Each Revolving Facility Lender shall commit to participate in Letters of Credit hereunder in an amount equal to such Revolving Facility Lender’s Revolving Facility Percentage of the Letter of Credit Sublimit.

“Letter of Credit Sublimit” shall mean the aggregate Letter of Credit Commitments of the Issuing Banks, in an aggregate amount not to exceed $350,000,000, as such amount may be reduced pursuant to Section 2.08. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Facility. For the avoidance of doubt, the Existing Letters of Credit shall, while outstanding, be deemed to utilize the Letter of Credit Sublimit.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, charge, security interest or similar monetary encumbrance in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided, that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.

“Limited Condition Investment” shall mean any acquisition (including by means of a merger, amalgamation or consolidation) of, or Investment by one or more of the Borrower or any of the Restricted Subsidiaries (other than intercompany Investments) in, any assets, business or Person the consummation of which is not conditioned on the availability of, or on obtaining, financing.

“Limited Condition Transaction” shall mean any (a) Limited Condition Investment, (b) redemption or repayment of Indebtedness requiring irrevocable advance notice or any irrevocable offer to purchase Indebtedness that is not subject to obtaining financing or (c) any declaration of a distribution or dividend in respect of, or irrevocable advance notice of, or any irrevocable offer to, purchase, redeem or otherwise acquire or retire for value, any Equity Interests of the Borrower that is not subject to obtaining financing.

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***

“Loan Documents” shall mean (i) this Agreement, (ii) the Guarantee Agreement, (iii) the Security Documents, (iv) each Incremental Assumption Agreement, (v) each Extension Amendment, (vi) each Refinancing Amendment, (vii) any Acceptable Intercreditor Agreement and (viii) any Note issued under Section 2.09(d).

“Loan Obligations” shall mean (a) the due and punctual payment by the Borrower of (i) the unpaid principal of and interest, fees and expenses (including interest, fees and expenses accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans made to the Borrower under this Agreement, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrower under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest, fees and expenses thereon (including interest, fees and expenses accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and obligations to provide Cash Collateral and (iii) all other monetary obligations of the Borrower owed under or pursuant to this Agreement and each other Loan Document, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), and (b) the due and punctual payment of all obligations of each Loan Party under or pursuant to each of the Loan Documents (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

“Loan Parties” shall mean Holdings, the Borrower and the other Guarantors.

“Loans” shall mean any loan made by any Lender pursuant to this Agreement.

“Local Time” shall mean Eastern time (daylight or standard, as applicable).

“MAM JV Entity” means APLD HPC TopCo 2 LLC.

“MAM JV Subsidiary” means any subsidiary of the MAM JV Entity.

“MAM LLCA” means the Amended and Restated Limited Liability Company Agreement of the MAM JV Entity.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

***

“Material Adverse Effect” shall mean any material adverse effect on (a) the business or financial condition of Holdings, the Borrower and the Restricted Subsidiaries, taken as a whole or (b) the rights and remedies of the Administrative Agent, the Collateral Agent and the Lenders under the Loan Documents.

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“Material Assets” shall mean any property (other than cash and Permitted Investments) that is material to the business of Holdings, the Borrower or any Restricted Subsidiaries, taken as a whole, as determined by the Borrower in good faith.

“Material Indebtedness” shall mean (x) Indebtedness for borrowed money of any one or more of Holdings, the Borrower or any Restricted Subsidiary (other than (a) Indebtedness among Holdings, the Borrower and the Restricted Subsidiaries and (b) *** and (y) ***, in each case of clauses (x) and (y), in an aggregate outstanding principal amount exceeding $100,000,000.

“Material Real Property” means any Real Property located in the United States owned in fee or leasehold estate by a Loan Party with a fair market value (as determined by Administrative Agent in good faith) in excess of $15,000,000; provided, that one or more parcels owned in fee or leased by a Loan Party and located adjacent to, contiguous with, or in close proximity to, and comprising one property with a common street address, may, in the reasonable discretion of the Administrative Agent, be deemed to be one parcel for the purposes of this definition.

“Material Subsidiary” shall mean any Restricted Subsidiary other than an Immaterial Subsidiary.

“Maturity Date” shall mean with respect to the Revolving Facility in effect on the Closing Date, the earlier of (i) the third (3rd) anniversary of the Closing Date and (ii) the date that is ninety-one (91) days prior to the date specified in Section 10.01(a)(i) of the Preferred Equity Purchase Agreement (as in effect on the Closing Date and without giving effect to any subsequent amendment, supplement, modification or waiver thereof that has the effect of advancing such date); provided that if such date is not a Business Day, the Maturity Date shall be the next succeeding Business Day.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Minimum L/C Collateral Amount” shall mean, at any time, in connection with any Letter of Credit, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 103% of the Revolving L/C Exposure with respect to such Letter of Credit at such time and (ii) otherwise, an amount sufficient to provide credit support with respect to such Revolving L/C Exposure as determined by the Administrative Agent and the Issuing Banks in their sole discretion.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor thereto.

“Mortgage” means, with respect to each of the Mortgaged Properties, a first priority Mortgage, Security Agreement, Fixture Filing, Financing Statement and Assignment of Rents and Leases executed and delivered by the applicable Loan Party to the Administrative Agent, encumbering each Mortgaged Property, including the real property, the improvements thereon and all personal property owned by such grantor, substantially in a form and substance satisfactory to the Administrative Agent, as may be amended, modified, restated, supplemented, replaced or otherwise modified from time to time.

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“Mortgage Policy” means a fully paid American Land Title Association Lender’s Extended Coverage title insurance policy with endorsements and in amounts acceptable to Administrative Agent, issued, coinsured and reinsured by title insurers acceptable to Administrative Agent, insuring the Mortgage to be valid first and subsisting liens on the real property described therein, free and clear of all defects (including, but not limited to, mechanics’ and materialmen’s liens) and encumbrances, excepting only Permitted Liens, and providing for such other affirmative insurance and such coinsurance and direct access reinsurance as Administrative Agent may deem reasonably necessary or desirable.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which Holdings, the Borrower, any Restricted Subsidiary or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) is making or accruing an obligation to make contributions, or has within any of the preceding six plan years made or accrued an obligation to make contributions.

“Non-Consenting Lender” shall have the meaning assigned to such term in Section 2.19(c).

“Non-Defaulting Lender” shall mean, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” shall have the meaning assigned to such term in Section 2.09(d).

“NYFRB” shall mean the Federal Reserve Bank of New York.

“NYFRB Rate” shall mean, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” shall mean the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than the Floor, such rate shall be deemed to be the Floor for purposes of this Agreement.

“NYFRB’s Website” shall mean the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations” shall mean the Loan Obligations (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

“Organization Documents” shall mean, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

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“Other Connection Taxes” shall mean, with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Revolving Facility Commitments” shall mean, collectively, (a) Extended Revolving Facility Commitments to make Extended Revolving Loans and (b) Replacement Revolving Facility Commitments.

“Other Revolving Loans” shall mean, collectively (a) Extended Revolving Loans and (b) Replacement Revolving Loans.

“Other Taxes” shall mean all present or future stamp or documentary Taxes or any other excise, intangible, mortgage recording, filing or similar Taxes arising from any payment made hereunder or under any other Loan Document or from the execution, registration, delivery or enforcement of, consummation or administration of, from the receipt or perfection of security interest under, or otherwise with respect to, the Loan Documents, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment pursuant to a request by the Borrower under Section 2.19(b) or 2.19(c)).

“Outbound Investment Rules” means the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023 as of the date of this Agreement, and as codified at 31 C.F.R. § 850.101 et seq.

“Overnight Bank Funding Rate” shall mean, for any day, with respect to any amount, the rate comprised of both overnight federal funds and overnight eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Overnight Rate” shall mean, for any day, the NYFRB Rate.

“Participant” shall have the meaning assigned to such term in Section 9.04(c)(i).

“Participant Register” shall have the meaning assigned to such term in Section 9.04(c)(ii).

“Payment” shall have the meaning assigned to such term in Section 8.15(a).

“Payment Notice” shall have the meaning assigned to such term in Section 8.15(b).

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“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Perfection Certificate” shall mean the Perfection Certificate with respect to Holdings and the other Loan Parties in the form attached hereto as Exhibit H, or such other form as is reasonably satisfactory to the Administrative Agent.

“Permitted Acquisition” shall mean any acquisition by Holdings, the Borrower or a Restricted Subsidiary (1) of all or a portion of the assets or business of, or all or a portion of the Equity Interests not previously held by the Borrower and its Restricted Subsidiaries in, or merger, consolidation or amalgamation with, a Person or business unit or division or line of business of a Person (or any subsequent investment made in a Person or business unit or division or line of business previously acquired in a Permitted Acquisition), if (i) subject to Section 1.07, no Specified Event of Default shall have occurred and be continuing immediately after giving effect thereto or would result therefrom, (ii) to the extent Equity Interests of any Person are acquired in such acquisition, such Person shall be or become a Restricted Subsidiary upon consummation of such acquisition and (iii) solely to the extent required by Section 5.10, any Person acquired in such acquisition shall be merged into a Loan Party or become, following the consummation of such acquisition, a Guarantor or (2) of any assets, Real Property or personal property in connection with the development or support of a Project.

“Permitted Investments” shall mean:

(a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America, or any agency or instrumentality thereof, with maturities not exceeding one year from the date of acquisition thereof;

(b) (i) time deposits with, or certificates of deposit, money market deposits or banker’s acceptances and other bank deposits of, any commercial bank or (ii) overnight federal funds transactions that are issued or sold by any bank or its holding company or by a commercial banking institution that (1)(x) is a Lender or (y) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (2) issues (or the parent of which issues) commercial paper rated as described in clause (d)(i) of this definition and (3) has combined capital and surplus of at least $250,000,000;

(c) repurchase obligations for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;

(d) (i) commercial paper, and variable or fixed rate notes, maturing not more than one year after the date of acquisition thereof, issued by any Person organized under the laws of any state of the United States of America with a rating at the time as of which any investment therein is made of P-1 (or higher) according to Moody’s, or A-1 (or higher) according to S&P (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act)) or (ii) tax exempt variable rate commercial paper, tax-exempt adjustable rate option tender bonds and other tax-exempt bonds or notes issued by municipalities in the United States of America, having a short-term rating of at least MIG-1 or VMIG-1 or SP-1 or a long-term rating of at least AA by S&P or Aa2 by Moody’s;

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(e) securities with maturities of one year or less from the date of acquisition, issued or fully guaranteed by any State, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, or by any corporation, or any asset backed securities of such maturity, in each case rated at least investment grade by S&P or by Moody’s (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));

(f) (i) shares of mutual funds whose investment guidelines restrict 90% of such funds’ investments to those satisfying the provisions of clauses (a) through (e) and (ii) investments with average maturities of 12 months or less from the date of acquisition in mutual funds rated AAA (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s; and

(g) Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs that are (i) registered under the Investment Company Act of 1940, (ii) rated AA by S&P or Aa2 by Moody’s or (iii) that are administered by financial institutions having capital of at least $250,000,000.

“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.

“Permitted Payee” means any future, current or former director, officer, member of management, manager, employee, independent contractor, service provider or consultant (or any Affiliate, Immediate Family Member, heir, legatee, executor, administrator or other transferee of any of the foregoing) of the Borrower (or any Subsidiary or Affiliate).

“Permitted Reorganization” means any corporate reorganization in connection with tax planning or similar corporate optimization activities so long as, after giving effect thereto, the security interest of the Lenders in the Collateral, taken as a whole, is not materially impaired (as determined by the Borrower in good faith).

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“Permitted Refinancing Indebtedness” shall mean any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided, that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses incurred in connection therewith), (b) except with respect to Section 6.01(i), (i) the final maturity date of such Permitted Refinancing Indebtedness is on or after the earlier of (x) the final maturity date of the Indebtedness being Refinanced and (y) the 91st day following the latest Maturity Date in effect at the time of incurrence thereof and (ii) the Weighted Average Life to Maturity of such Permitted Refinancing Indebtedness is greater than or equal to the remaining Weighted Average Life to Maturity of the Indebtedness being Refinanced, (c) if the Indebtedness being Refinanced is by its terms subordinated in right of payment to any Loan Obligations, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Loan Obligations on terms in the aggregate not materially less favorable to the applicable Lenders as those contained in the documentation governing the Indebtedness being Refinanced (as determined by the Borrower in good faith), (d) no Permitted Refinancing Indebtedness shall have any borrower or guarantor that was not (and would not have been required to become) a borrower or guarantor with respect to the Indebtedness being so Refinanced (except that one or more Loan Parties may be added as additional guarantors), (e) if the Indebtedness being Refinanced is secured (and permitted to be secured), such Permitted Refinancing Indebtedness may be secured by Liens on the same (or any subset of the) assets as secured (or would have been required to secure) the Indebtedness being Refinanced on terms in the aggregate that are no less favorable to the Secured Parties than the Indebtedness being refinanced or on terms otherwise permitted by Section 6.02 (as determined by the Borrower in good faith).

“Person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, individual or family trusts, or any agency or political subdivision thereof.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) that is (i) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA and (ii) in respect of which Holdings, the Borrower, any Restricted Subsidiary or any ERISA Affiliate is or was within the preceding six plan years (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” shall have the meaning assigned to such term in Section 9.16.

“Pledged Collateral” shall have the meaning assigned to such term in the Collateral Agreement, as the context may require.

“Preferred Equity Commitment” means the “Commitment Amount” under and as defined in the Preferred Equity Purchase Agreement.

“Preferred Equity Purchase Agreement” means that certain Preferred Equity Purchase Agreement, dated as of April 30, 2025, as amended by that certain First Amendment, dated as of August 14, 2025, that certain Second Amendment, dated as of September 11, 2025, that certain Third Amendment, dated as of October 7, 2025, that certain Fourth Amendment, dated as of October 21, 2025 and that certain Fifth Amendment dated as of May 29, 2026 by and among Holdings and the Investors (as defined therein).

“primary obligor” shall have the meaning assigned to such term in the definition of the term “Guarantee.”

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“Prime Rate” shall mean the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Pro Forma Basis” shall mean, as to any Person, for any Specified Transaction that occurs subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such Specified Transaction occurred on the first day of the most recent Test Period ended on or before the occurrence of such event (the “Reference Period”).

“Pro Rata Extension Offers” shall have the meaning assigned to such term in Section 2.22(a).

“Project” means the design, development, engineering, construction, equipping, testing, completion, operation and maintenance of one (1) or more data center buildings and related buildings, ancillary facilities and infrastructure by the Loan Parties ***.

“Projections” shall mean the projections of Holdings, the Borrower and the Restricted Subsidiaries furnished to the Lenders or the Administrative Agent by or on behalf of Holdings, the Borrower or any of the Restricted Subsidiaries prior to the Closing Date.

“Protected Person” shall have the meaning assigned to such term in Section 9.05(b).

“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Company Costs” shall mean costs relating to compliance with the provisions of the Exchange Act (and any similar Requirement of Law under any other applicable jurisdiction), as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange companies with listed equity or debt securities, directors’ or managers’ and employees’ compensation, fees and expense reimbursement, costs relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, listing fees and other costs associated with becoming or being a public company.

“Public Lender” shall have the meaning assigned to such term in Section 9.16.

“Put Notices” shall have the meaning assigned to such term in the definition of “Collateral and Guarantee Requirement”.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

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“QFC Credit Support” shall have the meaning assigned to such term in Section 9.23.

“Qualified Equity Interests” shall mean any Equity Interest other than Disqualified Stock.

“Rate” shall have the meaning assigned to such term in the definition of the term “Type.”

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased by Holdings, the Borrower or any Restricted Subsidiary, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment (even if it constitutes a fixture), incidental to the ownership, lease or operation thereof.

“Reclassifiable Item” shall have the meaning assigned to such term in Section 1.07(c).

“Reference Period” shall have the meaning assigned to such term in the definition of the term “Pro Forma Basis.”

“Reference Time” with respect to any setting of the then-current Benchmark shall mean 5:00 a.m. (Chicago time) on the day that is two Business Days preceding the date of such setting.

“Refinance” shall have the meaning assigned to such term in the definition of the term “Permitted Refinancing Indebtedness,” and “Refinanced” and “Refinancing” shall have meanings correlative thereto.

“Refinancing Amendment” shall have the meaning assigned to such term in Section 2.23(c).

“Register” shall have the meaning assigned to such term in Section 9.04(b)(iii).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulatory Authority” shall have the meaning assigned to such term in Section 9.16.

“Related Fund” shall mean, with respect to any Lender that is a fund that invests in bank or commercial loans and similar extensions of credit, any other fund that invests in bank or commercial loans and similar extensions of credit and is advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity (or an Affiliate of such entity) that administers, advises or manages such Lender.

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“Related Parties” shall mean, with respect to any specified Person, such Person’s controlled and controlling Affiliates and the respective directors, trustees, officers, employees, agents, advisors, representatives and members of such Person and such Person’s controlled and controlling Affiliates.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, emanating or migrating in, into, onto or through the Environment.

“Relevant Governmental Body” shall mean with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the Federal Reserve Board and/or the NYFRB, the CME Term SOFR Administrator, as applicable, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.

“Relevant Rate” shall mean with respect to any Term SOFR Borrowing, Term SOFR.

“Relevant Screen Rate” shall mean with respect to any Term SOFR Borrowing, the Term SOFR Reference Rate.

“Replacement Revolving Facility” shall have the meaning assigned to such term in Section 2.23(a).

“Replacement Revolving Facility Commitments” shall have the meaning assigned to such term in Section 2.23(a).

“Replacement Revolving Facility Effective Date” shall have the meaning assigned to such term in Section 2.23(a).

“Replacement Revolving Loans” shall have the meaning assigned to such term in Section 2.23(a).

“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

“Required Lenders” shall mean, at any time, Lenders having outstanding Incremental Term Loans and Revolving Facility Commitments (or, if the Revolving Facility Commitments have terminated, Revolving Facility Credit Exposure) that, taken together, represent more than 50% of all Incremental Term Loans and Revolving Facility Commitments (or, if the Revolving Facility Commitments have terminated, Revolving Facility Credit Exposure at such time) outstanding at such time; provided that the Revolving Facility Commitments, Incremental Term Loans and Revolving Facility Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

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“Requirement of Law” shall mean, as to any person, any law, treaty, rule, regulation, statute, order, ordinance, decree, judgment, consent decree, writ, injunction, settlement agreement, official administrative pronouncement or governmental requirement enacted, promulgated or imposed or entered into or agreed by any Governmental Authority, in each case applicable to or binding upon such person or any of its property or assets or to which such person or any of its property or assets is subject.

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” of any person shall mean any manager, executive officer or Financial Officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement, or any other duly authorized employee or signatory of such person.

“Restricted Payments” shall have the meaning assigned to such term in Section 6.06.

“Restricted Subsidiary” means any Subsidiary other than (i) an Unrestricted Subsidiary ***.

“Revolving Facility” shall mean the Revolving Facility Commitments of any Class and the extensions of credit made hereunder by the Revolving Facility Lenders of such Class and, for purposes of Section 9.08(b), shall refer to all such Revolving Facility Commitments as a single Class.

“Revolving Facility Borrowing” shall mean a Borrowing comprised of Revolving Facility Loans of the same Class and currency.

“Revolving Facility Commitment” shall mean, with respect to each Revolving Facility Lender, the commitment of such Revolving Facility Lender to make Revolving Facility Loans pursuant to Section 2.01(b), expressed as an amount representing the maximum aggregate permitted amount of such Revolving Facility Lender’s Revolving Facility Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) reduced or increased from time to time pursuant to assignments by or to such Lender under Section 9.04, and (c) increased, extended or replaced as provided under Section 2.21, 2.22 or 2.23. The aggregate amount of the Lenders’ Revolving Facility Commitments on the Closing Date was $350,000,000. On the Closing Date, there was only one Class of Revolving Facility Commitments. After the Closing Date, additional Classes of Revolving Facility Commitments may be added or created pursuant to Extension Amendments or Refinancing Amendments.

“Revolving Facility Credit Exposure” shall mean, at any time with respect to any Class of Revolving Facility Commitments, the sum of (a) the aggregate principal amount of the Revolving Facility Loans of such Class outstanding at such time and (b) the Revolving L/C Exposure applicable to such Class at such time minus the amount of Letters of Credit that have been Cash Collateralized in an amount equal to the Minimum L/C Collateral Amount at such time.

“Revolving Facility Lender” shall mean a Lender (including an Incremental Revolving Facility Lender, and a Lender providing Extended Revolving Facility Commitments or Replacement Revolving Facility Commitments) with a Revolving Facility Commitment or with outstanding Revolving Facility Loans.

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“Revolving Facility Loan” shall mean a Loan made by a Revolving Facility Lender pursuant to Section 2.01(b). Unless the context otherwise requires, the term “Revolving Facility Loans” shall include the Other Revolving Loans.

“Revolving Facility Percentage” shall mean, with respect to any Revolving Facility Lender of any Class, the percentage of the total Revolving Facility Commitments of such Class represented by such Lender’s Revolving Facility Commitment of such Class. If the Revolving Facility Commitments of such Class have terminated or expired, the Revolving Facility Percentages of such Class shall be the product of (x) such Revolving Facility Lender’s Revolving Facility Credit Exposure of the applicable Class and (y) the aggregate Revolving Facility Credit Exposure of such Class of all Revolving Facility Lenders, collectively, at such time.

“Revolving Facility Termination Event” shall have the meaning assigned to such term in Section 2.05(k).

“Revolving L/C Exposure” of any Class shall mean at any time the sum of (a) the aggregate undrawn amount of all Letters of Credit applicable to such Class outstanding at such time and (b) the aggregate principal amount of all L/C Disbursements applicable to such Class that have not yet been reimbursed at such time. The Revolving L/C Exposure of any Class of any Revolving Facility Lender at any time shall mean its applicable Revolving Facility Percentage of the aggregate Revolving L/C Exposure applicable to such Class at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the International Standby Practices, International Chamber of Commerce No. 590, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business, or any successor thereto.

“Same Day Borrowing” has the meaning specified in Section 2.03.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of comprehensive Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Crimea, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic and the non-Ukrainian government controlled areas of the Kherson and Zaporizhzhia regions of Ukraine).

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“Sanctioned Person” means, at any time, any Person that is the subject or target of any Sanctions, including (a) any Person listed in any Sanctions-related list of designated Persons maintained by the U.S. government, including by Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or by the United Nations Security Council, the European Union, any European Union member state, the United Kingdom, the Government of Canada or Global Affairs Canada or other relevant sanctions authority with jurisdiction over the Loan Parties, (b) any Person located, organized or resident in a Sanctioned Country, (c) the government of a Sanctioned Country or the Government of Venezuela, or (d) any Person 50% or more owned or controlled by any such Person or Persons described in the foregoing clauses (a) - (c).

“Sanctions” means all economic or financial sanctions, trade embargoes or similar restrictions imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, the United Kingdom, the Government of Canada or Global Affairs Canada or other relevant sanctions authority with jurisdiction over the Loan Parties.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Secured Parties” shall mean, collectively, the Administrative Agent, the Collateral Agent, each Lender, each Issuing Bank and each Subagent appointed pursuant to Section 8.02 by the Administrative Agent with respect to matters relating to the Loan Documents or by the Collateral Agent with respect to matters relating to any Security Document.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Documents” shall mean the Collateral Agreement, each Notice of Grant of Security Interest in Intellectual Property (as defined in the Collateral Agreement) and each other security agreement, pledge agreement or other instruments or documents executed and delivered pursuant to the foregoing or entered into or delivered after the Closing Date to the extent required by this Agreement or any other Loan Document, including pursuant to Section 5.10.

“SOFR” shall mean a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” shall mean the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” shall mean the NYFRB’s website, currently at http://www.newyork-fed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR.”

“SOFR Day” has the meaning specified in the definition of “Daily Simple SOFR.”

“Specified Event of Default” means an Event of Default under Section 7.01(b), (c), (h) or (i).

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“Specified Transaction” shall mean, with respect to any period, (a) any Investment outside the ordinary course of business constituting (i) an acquisition resulting in a Person becoming a Restricted Subsidiary, (ii) an acquisition of all or substantially all of the property and assets or business of another Person or (iii) an acquisition of assets constituting a business unit, line of business or division of another Person, in each case involving consideration in excess of $25,000,000, (b) any Disposition outside the ordinary course of business constituting (i) a Disposition resulting in a Restricted Subsidiary ceasing to be a Restricted Subsidiary or (ii) a Disposition of assets constituting a business unit, line of business or division of Holdings, the Borrower and the Restricted Subsidiaries, in each case involving consideration in excess of $25,000,000, (c) any incurrence or repayment of Indebtedness for borrowed money (other than revolving borrowings in the ordinary course of business), (d) the designation of any Restricted Subsidiary as an Unrestricted Subsidiary or of any Unrestricted Subsidiary as a Restricted Subsidiary or (e) any Restricted Payment or other event or occurrence that by the terms of the Loan Documents requires pro forma compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a “Pro Forma Basis.”

“Standby Letters of Credit” shall have the meaning assigned to such term in Section 2.05(a).

“Subagent” shall have the meaning assigned to such term in Section 8.02.

“subsidiary” shall mean, with respect to any person (referred to in this definition as the “parent”), any corporation, limited liability company, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” shall mean, unless the context otherwise requires, a subsidiary of Holdings.

“Subsidiary Redesignation” shall have the meaning provided in the definition of the term “Unrestricted Subsidiary.”

“Supported QFC” shall have the meaning assigned to such term in Section 9.24.

“Taxes” shall mean all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings (including backup withholding) or other similar charges imposed by any Governmental Authority, whether computed on a separate, consolidated, unitary, combined or other basis, and any related interest, fines, penalties or additions to tax with respect to the foregoing.

“Term SOFR Borrowing” shall mean a Borrowing of Loans bearing interest at a rate determined by reference to Term SOFR.

“Term SOFR Loan” shall mean a Loan bearing interest at a rate determined by reference to Term SOFR.

“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.

“Term SOFR” shall mean, with respect to any Term SOFR Borrowing and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

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“Term SOFR Reference Rate” shall mean, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term SOFR Borrowing and for any tenor comparable to the applicable Interest Period, the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR has not occurred, then the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding Business Day is not more than five (5) Business Days prior to such Term SOFR Determination Day.

“Termination Date” shall mean the date on which (a) all Commitments shall have been terminated, (b) the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full in cash (other than in respect of contingent indemnification and expense reimbursement claims not then due) and (c) all Letters of Credit (other than those that have been Cash Collateralized with the Minimum L/C Collateral Amount in accordance with Section 2.05(k)) have been cancelled or have expired with no pending drawings and all amounts drawn or paid thereunder have been reimbursed in full in cash.

“Test Period” shall mean, on any date of determination, the period of four consecutive fiscal quarters of the Borrower then most recently ended for which financial statements have been (or were required to be) delivered pursuant to Section 5.04(a) or 5.04(b); provided that prior to the first date financial statements have been delivered pursuant to Section 5.04(a) or 5.04(b), the Test Period in effect shall be the Test Period ending on February 28, 2026.

“Third-Party Funds” shall mean any accounts or funds, or any portion thereof, received by the Borrower or any of its Restricted Subsidiaries as agent on behalf of third parties in accordance with a written agreement that imposes a duty upon the Borrower or one or more of its Restricted Subsidiaries to collect and remit those funds to such third parties.

“Trade Date” shall have the meaning assigned to such term in Section 9.04(h)(i).

“Transactions” shall have the meaning assigned to such term in the recitals hereto.

“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to Term SOFR or the Alternate Base Rate. For purposes hereof, the term “Rate” shall include Term SOFR and the Alternate Base Rate.

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“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” shall mean the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Accounts or Inventory.

“United States” shall mean the United States of America.

“Unreimbursed Amount” shall have the meaning assigned to such term in Section 2.05(e).

“Unrestricted Cash Amount” shall mean, on any date, the sum of the amount of (i) cash or Permitted Investments of Holdings, the Borrower and the Restricted Subsidiaries, on a consolidated basis, that would not appear as “restricted” on a consolidated balance sheet of Holdings, the Borrower and any of the Restricted Subsidiaries prepared in accordance with GAAP and (ii) securities “beneficially owned” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) by a Loan Party or APLD ChronoScale HoldCo LLC, which are listed on a national securities exchange, issued by a company with a market capitalization (determined on a fully diluted basis using the “treasury stock” method) in excess of $1,000,000,000 at the time of determination, and that are either registered with the SEC or otherwise freely tradable; provided that the aggregate amount included pursuant to this clause (ii) shall not exceed $200,000,000.

“Unrestricted Subsidiary” shall mean (1) any Subsidiary of the Borrower set forth on Schedule 1.01B hereto, (2) any Subsidiary of the Borrower, whether now owned or acquired or created after the Closing Date, that is designated on or after the Closing Date by the Borrower as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent; provided, that the Borrower shall only be permitted to so designate a new Unrestricted Subsidiary after the Closing Date so long as (a) no Event of Default has occurred and is continuing or would result therefrom, (b) no such Subsidiary at the time of designation or any time after may own any Material Assets, (c) no such Subsidiary has at the time of designation assets in excess of *** of Consolidated Total Assets and (d) all Investments in such Unrestricted Subsidiary at the time of designation (as contemplated by the immediately following sentence) are permitted in accordance with the relevant requirements of Section 6.04; (3) any subsidiary of an Unrestricted Subsidiary (unless transferred to such Unrestricted Subsidiary or any of its subsidiaries by Holdings, the Borrower or one or more of the Restricted Subsidiaries after the date of the designation of the parent entity as an “Unrestricted Subsidiary” hereunder, in which case the subsidiary so transferred would be required to be independently designated in accordance with preceding clause (2)); and (4) as of the date of the designation thereof and any time thereafter, no Unrestricted Subsidiary shall (x) own any Equity Interests in any Restricted Subsidiary of the Borrower, or (y) hold any Indebtedness of or any Lien on any assets of a Loan Party. The designation of any Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment by the Borrower (or its Restricted Subsidiaries) therein at the date of designation in an amount equal to the Fair Market Value of the Borrower’s (or its Restricted Subsidiaries’) Investments therein, which shall be required to be permitted on such date in accordance with Section 6.04 (and not as an Investment permitted thereby in a Subsidiary).

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The Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided that (i) no Event of Default has occurred and is continuing or would result therefrom (after giving effect to the provisions of the immediately succeeding sentence) and (ii) the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer of the Borrower, certifying to the best of such officer’s knowledge, compliance with the requirements of the preceding clause (i). The designation of any Unrestricted Subsidiary as a Restricted Subsidiary on or after the Closing Date shall constitute (x) the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time and (y) a return on any Investment by the Borrower (or its relevant Restricted Subsidiaries) in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the Fair Market Value at the date of such designation of the Borrower’s (or its relevant Restricted Subsidiaries’) Investment in such Restricted Subsidiary. Notwithstanding anything to the contrary in any Loan Document, no Unrestricted Subsidiary *** will be subject to any representation, warranty, covenant or event of default in any Loan Document.

“U.S. Government Securities Business Day” shall mean any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” shall mean any person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” shall have the meaning assigned to such term in Section 2.17(d)(ii)(C).

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107 56 (signed into law October 26, 2001)).

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

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“Wholly Owned Domestic Subsidiary” shall mean a Wholly Owned Subsidiary that is also a Domestic Subsidiary.

“Wholly Owned Subsidiary” of any person shall mean a subsidiary of such person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such person or another Wholly Owned Subsidiary of such person. Unless the context otherwise requires, “Wholly Owned Subsidiary” shall mean a Subsidiary of Holdings that is a Wholly Owned Subsidiary of Holdings.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02 Terms Generally; GAAP. The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The words “ordinary course of business” or “ordinary course” shall, with respect to any Person, be deemed to include items or actions that are consistent with practice in or norms of the industry in which such Person operates or such Person’s past practice. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Any reference herein to any person shall be construed to include such person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof. Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document shall mean such document as amended, restated, amended and restated, supplemented or otherwise modified from time to time. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, that if at any time, any change in GAAP would affect the computation of any financial ratio or requirement in the Loan Documents and the Borrower notifies the Administrative Agent that the Borrower requests an amendment (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment), the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, in which case such financial ratio or requirement shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such provision is amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Holdings, the Borrower or any Restricted Subsidiary at “fair value,” as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

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Section 1.03 [Reserved].

Section 1.04 Timing of Payment or Performance. Except as otherwise expressly provided herein, when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day.

Section 1.05 Times of Day. Unless otherwise specified herein, all references herein to times of day shall be references to Local Time.

Section 1.06 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., an “Initial Revolving Loan”) or by Type (e.g., a “Term SOFR Loan”) or by Class and Type (e.g., a “Term SOFR Initial Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., “Initial Borrowing”) or by Type (e.g., a “Term SOFR Borrowing”) or by Class and Type (e.g., a “Initial Term SOFR Revolving Borrowing”).

Section 1.07 Certain Conditions, Calculations and Tests.

(a) In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of:

(i) determining compliance with any provision of this Agreement which requires the calculation of a financial metric or test *** (including, without limitation, tests measured as a percentage of Consolidated Total Assets), the Debt Service Coverage Ratio or ***); or

(ii) determining the accuracy of representations and warranties and/or whether a Default or Event of Default shall have occurred and be continuing (or any subset of Defaults or Events of Default); or

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(iii) testing availability under baskets set forth in this Agreement (including, without limitation, baskets measured as a percentage of Consolidated Total Assets or by reference to the Debt Service Coverage Ratio ***), in each case, at the option of the Borrower (Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder shall be deemed to be (i) in the case of a Limited Condition Investment, the date of the definitive agreements for such Limited Condition Investment are entered into, (ii) in the case of any redemption or repayment of Indebtedness requiring irrevocable advance notice or any irrevocable offer to purchase Indebtedness that is not subject to obtaining financing, the date of such irrevocable advance notice or irrevocable offer and (iii) in the case of any declaration of a distribution or dividend in respect of, or irrevocable advance notice of, or any irrevocable offer to, purchase, redeem or otherwise acquire or retire for value any Equity Interests of, the Borrower that is not subject to obtaining financing, the date of such declaration, irrevocable advance notice or irrevocable offer (each, an “LCT Test Date”), and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the most recent Test Period ended prior to the LCT Test Date, the Borrower could have taken such action on the relevant LCT Test Date in compliance with such test, ratio or basket, calculated on a Pro Forma Basis, then such test, ratio or basket shall be deemed to have been complied with. If the Borrower has made an LCT Election and any of the tests, ratios or baskets for which compliance was determined or tested as of the LCT Test Date are subsequently exceeded as a result of fluctuations in any such test, ratio or basket, including due to fluctuations in Consolidated Total Assets of the Loan Parties, at or prior to the consummation of the relevant transaction or action, such tests, baskets or ratios will be deemed not to have been exceeded as a result of such fluctuations solely for purposes of determining whether the relevant transaction or action is permitted to be consummated or taken; however, if any ratios improve or baskets increase as a result of such fluctuations, such improved ratios or baskets may be utilized. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any test, ratio or basket availability on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the definitive agreement/announcement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio, basket or amount shall be calculated on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence or discharge of Indebtedness and/or Liens and the use of proceeds thereof) have been consummated.

In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of determining compliance with any provision of this Agreement which requires that no Event of Default or Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of the Borrower, be deemed satisfied, so long as no Event of Default or Default, as applicable, exists on the LCT Test Date. If the Borrower has exercised its option under this Section 1.07 and any Event of Default or Default occurs following the LCT Test Date and prior to the consummation of the applicable transaction, any such Event of Default or Default shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Transaction is permitted hereunder.

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(b) Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision or covenant of this Agreement that does not require compliance with a financial ratio or test (including any Debt Service Coverage Ratio ***) (any such amounts, the “Fixed Amounts”) substantially concurrently or in a series of related transactions with any amounts incurred or transactions entered into (or consummated) in reliance on a provision or covenant of this Agreement that does require compliance with any such financial ratio or test (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that (x) the Fixed Amounts (and any cash proceeds thereof) shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence-Based Amounts in connection with such incurrence but (y) all applicable and related transactions (or series of related transactions) shall be calculated on a Pro Forma Basis (including the use of proceeds of all Indebtedness to be incurred and any repayments, repurchases, redemptions or other retirements of Indebtedness) and all other pro forma adjustments. Notwithstanding anything herein to the contrary, if at any time any applicable ratio or financial test for any category based on an Incurrence-Based Amount permits Indebtedness, Liens, Asset Sale Events, Restricted Payments and Investments, as applicable, previously incurred under a category based on a Fixed Amount, such Indebtedness, Liens, Asset Sale Events, Restricted Payments and Investments, as applicable, shall be deemed to have been automatically reclassified as incurred under such category based on an Incurrence-Based Amount. This clause (b) shall apply to the Incremental Amount.

(c) For purposes of determining compliance with Sections 6.01, 6.02, 6.03, 6.04, 6.05, 6.06, 6.08 and 6.10, (A) any item or transaction subject thereto (a “Reclassifiable Item”) need not be permitted solely by reference to one clause of such Sections (or sub-component thereof, including any exception set forth in the definition of “Asset Sale”) but may be permitted in part under any relevant combination thereof and (B) in the event that a Reclassifiable Item meets the criteria of one or more of such clauses (or sub-components thereof), the Borrower may, in its sole discretion, classify or reclassify or divide such Reclassifiable Item, in whole or in part, in any manner that complies with such Section; provided, that all Indebtedness outstanding under this Agreement shall at all times be deemed to have been incurred pursuant to clause (b) of Section 6.01. This clause (c) shall apply in like manner to the Incremental Amount.

Section 1.08 Interest Rates; Benchmark Notification. The interest rate on a Loan may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.14(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

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Section 1.09 Exchange Rates; Currency Equivalents. Notwithstanding anything herein to the contrary, for purposes of any determination under Article V, Article VI (other than Section 6.09) or Article VII or any determination under any other provision of this Agreement expressly requiring the use of a current exchange rate, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than Dollars shall be translated into the Dollar Equivalent of such amounts (rounded to the nearest currency unit, with 0.5 or more of a currency unit being rounded upward); provided, however, that for purposes of determining compliance with Article VI with respect to the amount of any Indebtedness, Investment, Asset Sale or Restricted Payment in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred, Asset Sale or Restricted Payment made; provided that, for the avoidance of doubt, the foregoing provisions of this Section 1.09 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be incurred or Disposition or Restricted Payment made at any time under such Sections. For purposes of any determination of Indebtedness, amounts in currencies other than Dollars shall be translated into the Dollar Equivalent at the currency exchange rates used in preparing the most recently delivered financial statements pursuant to Section 5.04(a) or (b) and shall give effect to any Hedging Agreement relating to such Indebtedness in effect on the date of determination relating to any such currencies.

Article II

The Credits

Section 2.01 Commitments. Subject to the terms and conditions set forth herein:

(a) Each Initial Revolving Facility Lender agrees, severally and not jointly, to make Revolving Facility Loans with respect to such Initial Revolving Facility Lender’s Revolving Facility Commitment in Dollars to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Initial Revolving Facility Lender’s Revolving Facility Credit Exposure exceeding such Initial Revolving Facility Lender’s Revolving Facility Commitment or (ii) the aggregate Revolving Facility Credit Exposure with respect to such Revolving Facility Commitment exceeding the total Revolving Facility Commitments, and

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(b) each Lender having an Incremental Commitment agrees, severally and not jointly, subject to the terms and conditions set forth in the applicable Incremental Assumption Agreement, to make Incremental Loans to the Borrower, in an aggregate principal amount not to exceed its Incremental Commitment.

Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow the Revolving Facility Loans.

Section 2.02 Loans and Borrowings.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans under the same Facility and of the same Type made by the Lenders ratably in accordance with their respective Commitments under the Revolving Facility on the date such Revolving Facility Loans are made hereunder. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided, that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14(b), each Borrowing shall be comprised entirely of ABR Loans or Term SOFR Loans. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Term SOFR Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the applicable Borrowing Multiple and not less than the applicable Borrowing Minimum. At the time that each ABR Revolving Facility Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the applicable Borrowing Multiple and not less than the applicable Borrowing Minimum; provided that an ABR Revolving Facility Borrowing may be in an aggregate amount that is equal to the entire unused available balance of the Revolving Facility Commitments or that is required to finance the reimbursement of an L/C Disbursement as contemplated by Section 2.05(e). Borrowings of more than one Type and Class may be outstanding at the same time; provided, however, that the Borrower shall not be entitled to request any Borrowing that, if made, would result in more than 10 Term SOFR Borrowings outstanding under all Revolving Facilities at any time. Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing of any Class if the Interest Period requested with respect thereto would end after the Maturity Date of such Class.

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Section 2.03 Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent in writing of such request (a) in the case of a Term SOFR Borrowing, not later than 12:00 noon, Local Time, three (3) Business Days before the date of the proposed Borrowing or (b) (i) in the case of an ABR Borrowing, not later than 12:00 noon, Local Time, one (1) Business Day before the date of the proposed Borrowing or (ii) not later than 9:00 a.m., Local Time on the requested date of any Borrowing of ABR Loans (“Same Day Borrowing”); provided that, to request a Term SOFR Borrowing or ABR Borrowing on the Closing Date, the Borrower shall notify the Administrative Agent of such request no later than 5:00 p.m., Local Time, two (2) Business Days prior to such date (or such later time as the Administrative Agent may agree). Each such Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) whether such Borrowing is to be a Borrowing of Loans of a particular Class;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Term SOFR Borrowing;

(iv) in the case of a Term SOFR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Borrower’s account to which funds are to be disbursed.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a Term SOFR Borrowing. If no Interest Period is specified with respect to any requested Term SOFR Borrowing then the Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each applicable Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04 [Reserved].

Section 2.05 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of one or more letters of credit denominated in Dollars in the form of standby letters of credit issued for any other lawful purposes of the Borrower and its Subsidiaries (such letters of credit issued for such purposes, “Standby Letters of Credit”; each such letter of credit issued hereunder, together with each Existing Letter of Credit, a “Letter of Credit” and collectively, the “Letters of Credit”). Each Standby Letter of Credit shall be subject to either the rules of the International Standby Practices 1998 (“ISP 98”) or the Uniform Customs and Practice for Documentary Credits (“UCP 600”), as determined by the applicable Issuing Bank and specified in such Standby Letter of Credit. The Borrower may request the issuance of any Letters of Credit for its own account or for the account of any Subsidiary (in which case such Letter of Credit shall be deemed issued for the joint and several account of the Borrower and such Subsidiary), and each Issuing Bank agrees, subject to the terms hereof, to issue Letters of Credit (or amend, extend or increase any outstanding Letter of Credit, in each case, subject to the terms hereof) at the request and for the account of the Borrower in a form reasonably acceptable to the applicable Issuing Bank, at any time and from time to time during the applicable Availability Period and prior to the date that is five (5) Business Days prior to the applicable Maturity Date. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Notwithstanding anything herein to the contrary: (x) the Issuing Banks shall have no obligation hereunder to issue, and shall not issue, any Letter of Credit the proceeds of which would be made available to any person (i) to fund any activity or business of or with any Sanctioned Person, or in any Sanctioned Country or (ii) in any manner that would result in a violation of any Sanctions by any party to this Agreement, (y) no Issuing Bank shall at any time be obligated to issue any Letter of Credit hereunder if such issuance would violate one or more of the policies and procedures of such Issuing Bank applicable to letters of credit generally and (z) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms to purport to enjoin or restrain such Issuing Bank from issuing, amending or extending such Letter of Credit, or request that such Issuing Bank refrain from issuing, amending or extending such Letter of Credit, or any law applicable to such Issuing Bank shall prohibit the issuance, amendment or extension of letters of credit generally.

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(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal (other than an automatic extension in accordance with paragraph (c) of this Section 2.05) or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (at least three (3) Business Days in advance of the requested date of issuance, amendment or extension or such shorter period as the Administrative Agent and the Issuing Bank in their sole discretion may agree) a notice in the form of Exhibit B-2 or such Issuing Bank’s customary application as referred to in the immediately succeeding sentence, requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended or extended, and specifying the date of issuance, amendment or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section 2.05), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to issue, amend or extend such Letter of Credit. If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form and related documents in connection with any request for a Letter of Credit and in connection with any request for a Letter of Credit to be amended, renewed, modified or extended. A Letter of Credit shall be issued, amended or extended only if (and upon issuance, amendment or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment or extension, (i) the Revolving Facility Credit Exposure shall not exceed the Revolving Facility Commitments, (ii) unless the applicable Issuing Bank otherwise agrees, the stated amount of all outstanding Letters of Credit issued by such Issuing Bank shall not exceed the Letter of Credit Individual Sublimit of such Issuing Bank then in effect and (iii) the Revolving L/C Exposure shall not exceed the applicable Letter of Credit Sublimit.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year (unless otherwise mutually agreed upon by the Borrower and the applicable Issuing Bank) after the date of the issuance of such Letter of Credit (or, in the case of any extension thereof, one year (unless otherwise mutually agreed upon by the Borrower and the applicable Issuing Bank) after such renewal or extension) and (ii) the date that is five (5) Business Days prior to the applicable Maturity Date; provided that any Letter of Credit may provide for automatic renewal or extension thereof for an additional period of up to twelve (12) months (which, in no event, shall extend beyond the date referred to in subclause (ii) of this clause (c), except to the extent Cash Collateralized or backstopped pursuant to an arrangement reasonably acceptable to the relevant Issuing Bank at the time of issuance or renewal) so long as such Letter of Credit (any such Letter of Credit, an “Auto Renewal Letter of Credit”) permits the Issuing Bank to prevent any such extension at least once in each twelve (12)-month period (commencing with the date of issuance of such Auto Renewal Letter of Credit) by giving prior notice to the beneficiary thereof within a time period during such twelve (12)-month period to be agreed upon at the time such Auto Renewal Letter of Credit is issued; provided, further, that if the Issuing Bank consents in its sole discretion, the expiration date on any Letter of Credit may extend beyond the date referred to in subclause (ii) above but the participations of the Lenders with Revolving Facility Commitments of the applicable Class shall terminate on the applicable Maturity Date. Unless otherwise directed by the applicable Issuing Bank, the Borrower shall not be required to make a specific request to such Issuing Bank for any such renewal. Once an Auto Renewal Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable Issuing Bank to permit the renewal of such Letter of Credit at any time to an expiry date not later than such Maturity Date (except as otherwise provided in the second proviso to this clause (c)).

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(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) under the Revolving Facility Commitments of any Class and without any further action on the part of the applicable Issuing Bank or the Revolving Facility Lenders, such Issuing Bank hereby grants to each Revolving Facility Lender under such Class, and each such Revolving Facility Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s applicable Revolving Facility Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Facility Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Revolving Facility Lender’s applicable Revolving Facility Percentage of each L/C Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section 2.05, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Facility Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or Event of Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the applicable Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such L/C Disbursement by paying to the Administrative Agent an amount equal to such L/C Disbursement not later than 12:00 noon, Local Time, on the day that is one (1) Business Day after notice of such L/C Disbursement, together with accrued interest thereon from the date of such L/C Disbursement at the rate applicable to ABR Revolving Loans of the applicable Class; provided that if no Event of Default has occurred and is continuing, such amount shall automatically convert into an ABR Revolving Facility Borrowing of the applicable Class, as applicable, and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Borrowing (and with interest owing thereon from the date of the respective L/C Disbursement). If the Borrower fails to reimburse any L/C Disbursement when due and an Event of Default has occurred and is continuing, then the Administrative Agent shall promptly notify the applicable Issuing Bank and each other applicable Revolving Facility Lender of the applicable L/C Disbursement, the payment then due from the Borrower in respect thereof (the “Unreimbursed Amount”) and, in the case of a Revolving Facility Lender, such Lender’s Revolving Facility Percentage thereof. Promptly following receipt of such notice, each Revolving Facility Lender with a Revolving Facility Commitment of the applicable Class shall pay to the Administrative Agent its Revolving Facility Percentage of the Unreimbursed Amount in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Facility Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Facility Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this clause (e), the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Facility Lenders have made payments pursuant to this clause (e) to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Facility Lender pursuant to this clause (e) to reimburse an Issuing Bank for any L/C Disbursement (other than the funding of an ABR Revolving Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligations to reimburse such L/C Disbursement.

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(f) Obligations Absolute. The Borrower’s obligation to reimburse L/C Disbursements as provided in clause (e) of this Section 2.05 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.05, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their respective Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation or any consequence arising from causes beyond the control of the respective Issuing Bank; provided that the foregoing shall not be construed to excuse an Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

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(g) Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by electronic means) of any such demand for payment under a Letter of Credit and whether such Issuing Bank has made or will make an L/C Disbursement thereunder; provided, that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligations to reimburse such Issuing Bank and the Revolving Facility Lenders with respect to any such L/C Disbursement.

(h) Interim Interest. If an Issuing Bank shall make any L/C Disbursement, then, unless the Borrower reimburses such L/C Disbursement in full in the applicable currency on the date such L/C Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such L/C Disbursement is made to but excluding the date that the Borrower reimburses such L/C Disbursement, at the rate per annum then applicable to ABR Revolving Loans of the applicable Class; provided that if such L/C Disbursement is not reimbursed by the Borrower when due pursuant to clause (e) of this Section 2.05, then Section 2.13(c) shall apply. Interest accrued pursuant to this clause (h) shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Facility Lender pursuant to clause (e) of this Section 2.05 to reimburse such Issuing Bank shall be for the account of such Revolving Facility Lender to the extent of such payment.

(i) Replacement of an Issuing Bank. An Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Facility Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12. From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of such Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement but shall not be required to issue additional Letters of Credit.

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(j) Cash Collateralization Following Certain Events. If and when the Borrower is required to Cash Collateralize any Revolving L/C Exposure relating to any outstanding Letters of Credit pursuant to any of Sections 2.11(c), 2.24(a)(v) or 7.01, the Borrower shall deposit in an account with or at the direction of the applicable Issuing Bank or the Collateral Agent (as determined by such Issuing Bank in its sole discretion), in the name of such Issuing Bank or the Collateral Agent (as applicable) and for the benefit of the Revolving Facility Lenders, an amount in cash equal to 103% of the Revolving L/C Exposure in the applicable currencies as of such date plus any accrued but unpaid interest thereon (or, in the case of Sections 2.11(c), and 2.24(a)(v), the portion thereof required by such Sections). Each deposit of Cash Collateral (x) made pursuant to this paragraph or (y) made by the Administrative Agent pursuant to Section 2.24(a)(ii), in each case, shall be held by the applicable Issuing Bank or the Collateral Agent (as determined by such Issuing Bank in its sole discretion) as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The applicable Issuing Bank or the Collateral Agent (as applicable) shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account and the Borrower hereby grants such Issuing Bank or the Collateral Agent (as applicable), for the ratable benefit of the Secured Parties, a security interest in such account. Other than any interest earned on the investment of such deposits, which investments shall be made (unless an Event of Default shall be continuing) at the Borrower’s request in Permitted Investments and at the risk and expense of the Borrower, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the relevant Issuing Bank to reimburse each Issuing Bank for L/C Disbursements for which such Issuing Bank or the Collateral Agent (as applicable) has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the Revolving L/C Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with Revolving L/C Exposure representing greater than 50% of the total Revolving L/C Exposure), be applied to satisfy other Loan Obligations. If the Borrower is required to provide an amount of Cash Collateral hereunder as a result of the occurrence of an Event of Default or the existence of a Defaulting Lender or the occurrence of a limit under Section 2.11(c) being exceeded, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived or the termination of the Defaulting Lender status or the limit under Section 2.11(c) is no longer being exceeded.

(k) Cash Collateralization Following Termination of the Revolving Facility. Notwithstanding anything to the contrary herein, in the event of the prepayment in full of all outstanding Revolving Facility Loans and the termination of all Revolving Facility Commitments (a “Revolving Facility Termination Event”) in connection with which the Borrower notifies any one or more Issuing Banks that it intends to maintain one or more Letters of Credit initially issued under this Agreement in effect after the date of such Revolving Facility Termination Event (each, a “Continuing Letter of Credit”), then the security interest of the Collateral Agent in the Collateral under the Security Documents may be terminated in accordance with Section 9.17 if each such Continuing Letter of Credit shall be Cash Collateralized in an amount equal to the Minimum L/C Collateral Amount, which shall be deposited with or at the direction of each such Issuing Bank.

(l) Additional Issuing Banks. From time to time, the Borrower may by notice to the Administrative Agent designate any Lender (in addition to the initial Issuing Banks) which agrees (in its sole discretion) to act in such capacity and is reasonably satisfactory to the Administrative Agent as an Issuing Bank. Each such additional Issuing Bank shall execute a counterpart of this Agreement upon the approval of the Administrative Agent (which approval shall not be unreasonably withheld) and shall thereafter be an Issuing Bank hereunder for all purposes.

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Section 2.06 Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 11:30 a.m., Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders (provided that, notwithstanding the foregoing, in respect of any Same Day Borrowing, each Lender shall fund its pro rata share of such Borrowing in no later than two (2) hours after the receipt of such request, such that the Administrative Agent may transfer such proceeds as the applicable Borrower has specified in the relevant Borrowing Request on the date of the requested Borrowing). The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower as specified in the applicable Borrowing Request; provided that Borrowings made to finance the reimbursement of an L/C Disbursement and reimbursements as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with clause (a) of this Section 2.06 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of (A) the applicable Overnight Rate and (B) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of a payment to be made by the Borrower, the interest rate then applicable to ABR Loans, as applicable. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. The foregoing shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

Section 2.07 Interest Elections.

(a) Each Borrowing initially shall be of the Type, and under the applicable Class, specified in the applicable Borrowing Request and, in the case of a Term SOFR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Term SOFR Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.07. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. Notwithstanding any other provision of this Section 2.07, the Borrower shall not be permitted to change the Class of any Borrowing.

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(b) To make an election pursuant to this Section 2.07, the Borrower shall notify the Administrative Agent of such election by delivery of a written Interest Election Request signed by the Borrower, by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type and Class resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable. Notwithstanding any contrary provision herein, this Section 2.07 shall not be construed to permit the Borrower to (i) elect an Interest Period for Term SOFR Loans that, in either case, does not comply with Section 2.02(c) or (ii) convert any Borrowing to a Borrowing of a Type not available under the Class of Commitments or Loans pursuant to which such Borrowing was made.

(c) Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the principal amount of Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to subclauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Term SOFR Borrowing; and

(iv) if the resulting Borrowing is a Term SOFR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which Interest Period shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Term SOFR Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration. If less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall be in an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum and satisfy the limitations specified in Section 2.02(c) regarding the maximum number of Borrowings of the relevant Type.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender to which such Interest Election Request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.

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(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Term SOFR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Term SOFR Borrowing with an Interest Period of one (1) month’s duration. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the written request (including a request through electronic means) of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Term SOFR Borrowing and (ii) unless repaid, each Term SOFR Borrowing shall be converted to an ABR Borrowing.

Section 2.08 Termination and Reduction of Commitments.

(a) Unless previously terminated, the Revolving Facility Commitments of each Class shall automatically and permanently terminate on the applicable Maturity Date for such Class.

(b) The Borrower may at any time terminate, or from time to time reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $5,000,000 and not less than $10,000,000 (or, if less, the remaining amount of the Commitments of such Class) and (ii) the Borrower shall not terminate or reduce the Revolving Facility Commitments of any Class if, after giving effect to any concurrent prepayment of the Revolving Facility Loans in accordance with Section 2.11 and any Cash Collateralization of Letters of Credit in accordance with Section 2.05(j) or (k), as applicable, the Revolving Facility Credit Exposure of such Class (excluding any Cash Collateralized Letter of Credit, to the extent so Cash Collateralized) would exceed the total Revolving Facility Commitments of such Class.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments of any Class under clause (b) of this Section 2.08 at least three (3) Business Days prior to the effective date of such termination or reduction (or such shorter period reasonably acceptable to the Administrative Agent), specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.08 shall be irrevocable; provided that a notice of termination or reduction of the Commitments of any Class delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, indentures or similar agreements or other transactions, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied or waived by the Borrower. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

Section 2.09 Evidence of Debt.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Facility, Class and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

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(c) The entries made in the accounts maintained pursuant to clause (a) or (b) of this Section 2.09 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(d) Any Lender may request that Loans made by it be evidenced by a promissory note (a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in the form attached hereto as Exhibit D, or in another form approved by such Lender, the Administrative Agent and the Borrower in their sole discretion. Thereafter, unless otherwise agreed to by the applicable Lender, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if requested by such payee, to such payee and its registered assigns).

Section 2.10 Repayment of Loans.

(a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Revolving Facility Lender the then unpaid principal amount of each Revolving Facility Loan on the Maturity Date applicable to such Loan.

(b) Prior to any prepayment of any Loan hereunder, the Borrower shall select the Borrowing or Borrowings of the applicable Class to be prepaid and shall notify the Administrative Agent by telephone (or by electronic means) of such selection (i) in the case of an ABR Borrowing, not later than 9:00 a.m., Local Time on the scheduled date of such prepayment (or such shorter period acceptable to the Administrative Agent) and (ii) in the case of a Term SOFR Borrowing, not later than 12:00 noon, Local Time at least three (3) Business Days before the scheduled date of such prepayment. Each such notice shall be irrevocable; provided, that a notice of prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities, indentures or similar agreements or other transactions, in which case such notice may be delayed until such time as such condition is satisfied or may be revoked by Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Each repayment of a Borrowing (x) in the case of the Revolving Facility, shall be applied to the Revolving Facility Loans included in the repaid Borrowing such that each Revolving Facility Lender receives its ratable share of such repayment (based upon the respective Revolving Facility Credit Exposures of the Revolving Facility Lenders at the time of such repayment) and (y) in all other cases, shall be applied ratably to the Loans included in the repaid Borrowing. All repayments of Loans shall be accompanied by (1) accrued interest on the amount repaid to the extent required by Section 2.13(d) and (2) break funding payments pursuant to Section 2.16.

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Section 2.11 Prepayment of Loans.

(a) The Borrower shall have the right at any time and from time to time to prepay any Loan in whole or in part, without premium or penalty (but subject to Section 2.16), in an aggregate principal amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum or, if less, the amount outstanding, subject to prior notice in accordance with Section 2.10. Subject to Section 2.21, this Section 2.11(a) shall permit any prepayment of Loans on a Facility by Facility basis and on a non-pro rata basis across Facilities (but not within a single Facility), in each case, as selected by the Borrower in its sole discretion.

(b) In connection with any prepayment of any Loan of any Lender hereunder that would otherwise occur from the proceeds of new Loans being funded hereunder on the date of such prepayment, if agreed to by the Borrower and such Lender in a writing provided to the Administrative Agent, the portion of the existing Loan of such Lender that would otherwise be prepaid on such date may instead be converted on a “cashless roll” basis into a like principal amount of the new Loans being funded on such date.

(c) In the event that the aggregate amount of Revolving Facility Credit Exposure of any Class exceeds the total Revolving Facility Commitments of such Class, the Borrower shall prepay Revolving Facility Borrowings of such Class (or, if no such Borrowings are outstanding, provide Cash Collateral in respect of outstanding Letters of Credit pursuant to Section 2.05(j)) in an aggregate amount equal to such excess.

Section 2.12 Fees.

(a) The Borrower agrees to pay to the Administrative Agent, a commitment fee in Dollars (a “Commitment Fee”) at a rate equal to the Applicable Commitment Fee for the ratable account of the Revolving Facility Lenders, on or prior to the last Business Day of each fiscal quarter (commencing on the last Business Day of the first fiscal quarter after the Closing Date) and on the date on which the Revolving Facility Commitments of all the Lenders shall be terminated as provided herein, on the daily amount of the applicable Available Unused Commitment of such Lender during the preceding quarter (or other period commencing with the Closing Date or ending with the date on which the last of the Revolving Facility Commitments of such Lender shall be terminated). All Commitment Fees shall be computed on the basis of the actual number of days elapsed (including the first day but excluding the last) in a year of 360 days. The Commitment Fee due to each Lender of any Class shall commence to accrue on the Closing Date and shall cease to accrue on the date on which the last of the Commitments of such Class of such Lender shall be terminated as provided herein.

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(b) The Borrower agrees to pay from time to time (i) to the Administrative Agent for the account of each Revolving Facility Lender of each Class, on or prior to the last Business Day of each fiscal quarter (commencing on the last Business Day of the first fiscal quarter after the Closing Date) and on the date on which the Revolving Facility Commitments of all the Lenders shall be terminated as provided herein, a fee (an “L/C Participation Fee”) in Dollars on such Lender’s Revolving Facility Percentage of the Dollar Equivalent of the daily average Revolving L/C Exposure (excluding the portion thereof attributable to unreimbursed L/C Disbursements) of such Class, during the preceding quarter (or other period commencing with the Closing Date or ending with the Maturity Date or the date on which the Revolving Facility Commitments of such Class shall be terminated; provided that any such fees accruing after the date on which such Revolving Facility Commitments terminate shall be payable on demand) at the rate per annum equal to the Applicable Margin used to determine the interest rate applicable to Term SOFR Loans of such Class effective for each day in such period, and (ii) to each Issuing Bank, for its own account (x) on or prior to the last Business Day of each fiscal quarter (commencing on the last Business Day of the first fiscal quarter after the Closing Date) and on the date on which the Revolving Facility Commitments of all the Lenders shall be terminated, a fronting fee in Dollars in respect of each Letter of Credit issued by such Issuing Bank for the period from and including the date of issuance of such Letter of Credit to and including the termination of such Letter of Credit, computed at a rate equal to ***% (or such lesser rate as may be agreed by the Borrower and the applicable Issuing Bank from time to time) per annum of the Dollar Equivalent of the daily stated amount of such Letter of Credit, plus (y) in connection with the issuance, amendment, cancellation, negotiation, presentment, renewal, extension or transfer of any such Letter of Credit or any L/C Disbursement thereunder, such Issuing Bank’s customary documentary and processing fees and charges (collectively, “Issuing Bank Fees”). All L/C Participation Fees and Issuing Bank Fees that are payable on a per annum basis shall be computed on the basis of the actual number of days elapsed (including the first day but excluding the last) in a year of 360 days.

(c) The Borrower agrees to pay to the Administrative Agent, for the account of the Administrative Agent, the applicable “Agency Fee” as set forth in the Fee Letter, in the amounts and at the times specified therein (the “Administrative Agent Fees”).

All Fees shall be paid on the dates due, in Dollars and immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that Issuing Bank Fees shall be paid directly to the applicable Issuing Banks. Once paid, none of the Fees shall be refundable under any circumstances.

Section 2.13 Interest.

(a) The Loans comprising each ABR Borrowing shall bear interest at the ABR plus the Applicable Margin.

(b) The Loans comprising each Term SOFR Borrowing of Loans shall bear interest at Term SOFR for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any Fees or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding clauses of this Section 2.13 or (ii) in the case of any other overdue amount, 2.00% plus the rate applicable to ABR Loans as provided in clause (a) of this Section 2.13.

(d) Accrued interest on each Loan shall be payable in arrears (i) on each Interest Payment Date for such Loan and (ii) in the case of Revolving Facility Loans, upon termination of the applicable Revolving Facility Commitments; provided, that (A) interest accrued pursuant to clause (c) of this Section 2.13 shall be payable on demand and (B) in the event of any conversion of any Term SOFR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

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(e) Interest computed by reference to the Term SOFR hereunder shall be computed on the basis of a year of 360 days. Interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year). In each case interest shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. The applicable Alternate Base Rate or Term SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.14 Alternative Rate of Interest.

(a) Subject to clauses (b), (c), (d), (e) and (f) of this Section 2.14, if:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term SOFR Borrowing, that adequate and reasonable means do not exist for ascertaining Term SOFR (including because the Relevant Screen Rate is not available or published on a current basis), for such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the Daily Simple SOFR; or

(ii) the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term SOFR Borrowing, Term SOFR for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period or (B) at any time, the applicable Daily Simple SOFR will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing, then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.07 or a new Borrowing Request in accordance with the terms of Section 2.03, (1) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term SOFR Borrowing and any Borrowing Request that requests a Term SOFR Borrowing shall instead be deemed to be an Interest Election Request or a Borrowing Request, as applicable, for (x) a Daily Simple SOFR Borrowing denominated in Dollars so long as the Daily Simple SOFR is not also the subject of Section 2.14(a)(i) or (ii) above or (y) an ABR Borrowing if the Daily Simple SOFR Borrowing also is the subject of Section 2.14(a)(i) or (ii) above and (2) any Borrowing Request that requests a Daily Simple SOFR Borrowing shall instead be deemed to be a Borrowing Request, as applicable, for an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted. Furthermore, if any Term SOFR Loan is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.14(a) with respect to a Relevant Rate applicable to such Term SOFR Loan, then until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.07 or a new Borrowing Request in accordance with the terms of Section 2.03, (1) any Term SOFR Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, (x) a Daily Simple SOFR Borrowing so long as the Daily Simple SOFR is not also the subject of Section 2.14(a)(i) or (ii) above or (y) an ABR Loan if the Daily Simple SOFR also is the subject of Section 2.14(a)(i) or (ii) above, on such day, and (2) any Daily Simple SOFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute, a Daily Simple SOFR Loan.

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(b) Notwithstanding anything to the contrary herein or in any other Loan Document (and any Hedging Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 2.14), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document.

(c) Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d) The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.14(d), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.14(d).

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(e) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f) Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Term SOFR Borrowing of, conversion to or continuation of Term SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any request for (1) a Term SOFR Borrowing into a request for a Borrowing of or conversion to (A) a Daily Simple SOFR Borrowing so long as the Daily Simple SOFR is not the subject of a Benchmark Transition Event or (B) an ABR Borrowing if the Daily Simple SOFR is the subject of a Benchmark Transition Event. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any Term SOFR Loan is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term SOFR Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 2.14, (1) any Term SOFR Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, (x) a Daily Simple SOFR Borrowing so long as the Daily Simple SOFR is not the subject of a Benchmark Transition Event or (y) an ABR Loan if the Daily Simple SOFR is the subject of a Benchmark Transition Event, on such day and (2) any Daily Simple SOFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute an ABR Loan.

Section 2.15 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or Issuing Bank; or

(ii) subject any Lender or any Issuing Bank to any Tax with respect to its loans, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (other than (x) Indemnified Taxes and Other Taxes indemnifiable under Section 2.17 or (y) Excluded Taxes); or

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(iii) impose on any Lender or any Issuing Bank any other condition affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any such Loan or of maintaining its obligation to make any such Loan or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder, whether of principal, interest or otherwise, then the Borrower will pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs actually incurred or reduction actually suffered as reasonably determined by the Administrative Agent, such Lender or Issuing Bank, as applicable (which determination shall be made in good faith and in a manner substantially consistent with the determinations being made for similarly situated customers of the Administrative Agent, such Lender or Issuing Bank, as applicable, under agreements having provisions similar to this Section 2.15(a)).

(b) If any Lender or Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans or Commitments made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower shall pay to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered as reasonably determined by such Lender or such Issuing Bank (which determination shall be made in good faith and in a manner substantially consistent with determinations being made for similarly situated customers of such Lender or such Issuing Bank under agreements having provisions similar to this Section 2.15(b)).

(c) A certificate of a Lender or an Issuing Bank describing in reasonable detail the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as applicable, as specified in clause (a) or (b) of this Section 2.15 shall be delivered to the Borrower and shall be conclusive absent manifest error; provided, that any such certificate claiming amounts described in clause (x) or (y) of the definition of “Change in Law” shall, in addition, state the basis upon which such amount has been calculated and certify that such Lender’s or Issuing Bank’s demand for payment of such costs hereunder, and such method of allocation, is not inconsistent with its treatment of other borrowers, which as a credit matter, are similarly situated to the Borrower and which are subject to similar provisions. The Borrower shall pay such Lender or Issuing Bank, as applicable, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

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(d) Promptly after any Lender or Issuing Bank has determined that it will make a request for increased compensation pursuant to this Section 2.15, such Lender or Issuing Bank shall notify the Borrower thereof. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section 2.15 shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section 2.15 for any increased costs or reductions incurred more than one hundred and eighty (180) days prior to the date that such Lender or Issuing Bank, as applicable, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the one hundred and eighty (180)-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16 Break Funding Payments. In the event of (i) the payment of any principal of any Term SOFR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or an optional or mandatory prepayment of Loans), (ii) the conversion of any Term SOFR Loan other than on the last day of the Interest Period applicable thereto, (iii) the failure to borrow (other than due to the default of the relevant Lender), convert, continue or prepay any Term SOFR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10 and is revoked in accordance therewith) or (iv) the assignment of any Term SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.17 Taxes.

(a) All payments made by or on behalf of a Loan Party under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes; provided, that if a Loan Party, the Administrative Agent or any other applicable withholding agent shall be required by applicable Requirement of Law to deduct or withhold any Taxes from such payments, then (i) the applicable withholding agent shall make such deductions or withholdings as are reasonably determined by the applicable withholding agent to be required by any applicable Requirement of Law, (ii) the applicable withholding agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Requirement of Law, and (iii) to the extent withholding or deduction is required to be made on account of Indemnified Taxes, the sum payable by the Loan Party shall be increased as necessary so that after all required deductions and withholdings have been made (including deductions or withholdings applicable to additional sums payable under this Section 2.17) the applicable Lender (or in the case of an amount payable to the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deductions or withholdings been made. After any payment of Taxes by any Loan Party or the Administrative Agent to a Governmental Authority as provided in this Section 2.17, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, a copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by applicable Requirements of Law to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

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(b) Without duplication of any additional amounts paid pursuant to Section 2.17(a), the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or, at the option of the Administrative Agent and without duplication, timely reimburse the Administrative Agent for the payment of, any Other Taxes.

(c) The Loan Parties shall, without duplication of any additional amounts paid pursuant to Section 2.17(a) or any amounts paid pursuant to Section 2.17(b), jointly and severally indemnify and hold harmless the Administrative Agent and each Lender within ten (10) Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes payable or paid by the Administrative Agent or such Lender, as applicable, as the case may be (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17), and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability delivered to the Borrower by a Lender or by the Administrative Agent (as applicable) on its own behalf or on behalf of a Lender shall be conclusive absent manifest error. If the Borrower determines that there is a reasonable basis to contest any Indemnified Tax or Other Tax for which it is responsible hereunder, without limiting the Borrower’s indemnification obligations hereunder, the Administrative Agent or Lender (as applicable) shall reasonably cooperate in pursuing a refund of such Tax (at the Borrower’s expense) so long as pursuing such refund would not, in the sole reasonable determination of such Administrative Agent or Lender, result in any additional unreimbursed costs or expenses or be otherwise disadvantageous to the Administrative Agent or such Lender.

(d) Any Lender that is eligible to an exemption from or reduction of withholding Tax with respect to any payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time(s) reasonably requested by the Borrower or the Administrative Agent and in the manner(s) reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (d)(i), (d)(ii)(A)-(D) and (f) of this Section) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

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Each person that shall become a Participant pursuant to Section 9.04 or a Lender pursuant to Section 9.04 shall, upon the effectiveness of the related transfer, be required to provide all the forms and statements required pursuant to this Section 2.17(d) and Section 2.17(f); provided, that a Participant shall furnish all such required forms and statements solely to the participating Lender.

Without limiting the foregoing:

(i) Each Lender that is a U.S. Person shall deliver to the Borrower and (as applicable) the Administrative Agent, on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter as required by applicable Requirements of Law or upon the reasonable request of the Borrower or the Administrative Agent) two properly completed and duly executed copies of United States Internal Revenue Service (“IRS”) Form W-9 or any successor form, certifying that such person (or, if a Lender is disregarded as an entity separate from its owner for U.S. federal income Tax purposes, such Lender’s owner) is exempt from United States federal backup withholding Tax on payments made hereunder.

(ii) Any Foreign Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) whichever of the following is applicable:

(A) in the case of a Foreign Lender (or, if such Foreign Lender is disregarded as an entity separate from its owner for U.S. federal income tax purposes, the person treated as its owner for U.S. federal income tax purposes) eligible for the benefits of an income tax treaty to which the United States is a party with respect to any payments under any Loan Document, two duly completed and executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or any successor form), establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to such Tax treaty;

(B) two duly completed and executed copies of IRS Form W-8ECI (or any successor form) with respect to such Foreign Lender (or, if such Foreign Lender is disregarded as an entity separate from its owner for U.S. federal income tax purposes, with respect to the person treated as its owner for U.S. federal income tax purposes);

(C) in the case of a Foreign Lender (or, if such Foreign Lender is disregarded as an entity separate from its owner for U.S. federal income tax purposes, the person treated as its owner for U.S. federal income tax purposes) entitled to the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a duly completed and executed certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender (or such owner, as applicable) is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no payments under any Loan Document are effectively connected with a U.S. trade or business of the Foreign Lender (a “U.S. Tax Compliance Certificate”) and (y) two duly completed and executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or any successor form);

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(D) to the extent a Foreign Lender (or, if such Foreign Lender is disregarded as an entity separate from its owner for U.S. federal income tax purposes, the person treated as its owner for U.S. federal income tax purposes) is not the beneficial owner of such payments, two duly completed and executed copies of IRS Form W-8IMY (or any successor form), accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, whichever is applicable (or any successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-3 or Exhibit E-4, IRS Form W-9 (or any successor form), and/or other certification documents from each beneficial owner, as applicable (and including any other information required to be provided by IRS Form W-8IMY (or any successor form)); provided, that if the Foreign Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 on behalf of such direct and/or indirect partner(s); or

(E) executed copies (in such number of copies as shall be requested by the recipient) of any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(iii) Each Lender (A) shall promptly notify the Borrower and the Administrative Agent of any change in circumstance which would modify or render invalid any claimed exemption from or reduction of withholding Tax, and (B) agrees that if any documentation it previously delivered pursuant to this Section 2.17(d) expires or becomes obsolete or inaccurate in any respect, it shall promptly (x) update and deliver such documentation to the Borrower and the Administrative Agent or (y) promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so.

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(e) If any Lender or the Administrative Agent, as applicable, determines in good faith that it has received a refund of an Indemnified Tax or Other Tax for which it has been indemnified by any Loan Party pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section), then the Lender or the Administrative Agent, as the case may be, shall promptly pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund) (net of all reasonable out-of-pocket expenses (including Taxes) of such Lender or the Administrative Agent, as the case may be, and without interest other than any interest received thereon from the relevant Governmental Authority with respect to such refund); provided, that the Loan Party, upon the request of the Lender or the Administrative Agent, agrees to repay the amount paid over to the Loan Party (plus any penalties, interest (solely with respect to the time period during which the Loan Party or any of its Affiliates actually held such funds, except to the extent that the refund was initially claimed at the written request of such Loan Party or any of its Affiliates) or other charges imposed by the relevant Governmental Authority) to the Lender or the Administrative Agent in the event the Lender or the Administrative Agent is required to repay such refund to such Governmental Authority. In such event, such Lender or the Administrative Agent, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant Governmental Authority (provided, that such Lender or the Administrative Agent may delete any information therein that it deems confidential). Notwithstanding anything to the contrary in this Section 2.17(e), in no event will a Lender or the Administrative Agent be required to pay any amount to a Loan Party pursuant to this Section 2.17(e) the payment of which would place such Lender or the Administrative Agent in a less favorable net after-Tax position than such Lender or the Administrative Agent would have been in if the Indemnified Tax or Other Tax giving rise to such refund had not been imposed in the first instance. Neither any Lender nor the Administrative Agent shall be obliged to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party in connection with this Section 2.17(e) or any other provision of this Section 2.17.

(f) If a payment made to any Lender or the Administrative Agent under this Agreement or any other Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender or the Administrative Agent were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or the Administrative Agent shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by applicable Requirements of Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 2.17(f), “FATCA” shall include any amendments made to FATCA after the Closing Date.

(g) Each Lender authorizes the Administrative Agent to deliver to the Borrower and to any successor Administrative Agent any documentation provided by the Lender to the Administrative Agent pursuant to Section 2.17(d) or Section 2.17(f). Notwithstanding any other provision of this Section 2.17, a Lender shall not be required to deliver any documentation that such Lender is not legally eligible to deliver.

(h) [Reserved].

(i) The agreements in this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

For purposes of this Section 2.17, the term “Lender” includes any Issuing Bank.

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Section 2.18 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) Unless otherwise specified, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of L/C Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 2:00 p.m., Local Time, on the date when due, in Dollars in immediately available funds, without condition or deduction for any defense, recoupment, set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated to the Borrower by the Administrative Agent, except payments to be made directly to the applicable Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.05 shall be made directly to the persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. Except as otherwise expressly provided herein, if any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b) With respect to any proceeds of Collateral received by the Administrative Agent (whether as a result of any realization on the Collateral, any setoff rights, any distribution in connection with any proceedings or other action of any Loan Party in respect of Debtor Relief Laws or otherwise and whether received in cash or otherwise) (i) not constituting (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied on a pro rata basis among the relevant Lenders under the Class of Loans being prepaid as specified by the Borrower) or (B) a mandatory prepayment (which shall be applied in accordance with Section 2.11) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, such funds shall be applied, ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent and the Collateral Agent and any Issuing Bank, each in their respective capacities as such, from the Borrower, second, to pay any fees, indemnities or expense reimbursements then due to the Lenders (in their capacities as such) from the Borrower, third, to pay interest (including post-petition interest, whether or not an allowed claim in any claim or proceeding under any Debtor Relief Laws) then due and payable on the Loans ratably, fourth, to repay principal on the Loans and unreimbursed L/C Disbursements, to Cash Collateralize all outstanding Letters of Credit; provided that amounts which are applied to Cash Collateralize outstanding Letters of Credit that remain available after expiry of the applicable Letter of Credit shall be applied in the manner set forth herein, and fifth, to the payment of any other Obligation due to any Secured Party by the Borrower.

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(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of, or interest on, any of its Revolving Facility Loans or participations in L/C Disbursements of a given Class resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Facility Loans and participations in L/C Disbursements of such Class and accrued interest thereon than the proportion received by any other Lender entitled to receive the same proportion of such payment, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Facility Loans and L/C Disbursements of such Class of such other Lenders to the extent necessary so that the benefit of all such payments shall be shared by all such Lenders ratably in accordance with the principal amount of each such Lender’s respective Revolving Facility Loans and participations in L/C Disbursements of such Class and accrued interest thereon; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, (ii) the provisions of this clause (c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (as in effect on the Closing Date) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in L/C Disbursements to any assignee or participant and (iii) nothing in this clause (c) shall be construed to limit the applicability of Section 2.18(b) in the circumstances where Section 2.18(b) is applicable in accordance with its terms. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the relevant Lenders or the applicable Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the relevant Lenders or the applicable Issuing Bank, as applicable, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the relevant Lenders or the applicable Issuing Bank, as applicable, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the applicable Overnight Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(d) or (e), Section 2.06, or Section 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section; in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

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Section 2.19 Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any Indemnified Taxes, Other Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 or mitigate the applicability of Section 2.20 or any event that gives rise to the operation of Section 2.20, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as applicable, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If (i) any Lender requests compensation under Section 2.15 or gives notice under Section 2.20, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 or (iii) any Lender is a Defaulting Lender, then the Borrower may, at its sole expense, upon notice to such Lender and the Administrative Agent, require any such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if in respect of any Revolving Facility Commitment or Revolving Facility Loan, each Issuing Bank), to the extent consent would be required under Section 9.04(b) for an assignment of Loans or Commitments, as applicable, which consent, in each case, shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in L/C Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15, payments required to be made pursuant to Section 2.17 or a notice given under Section 2.20, such assignment will result in a reduction in such compensation or payments and (iv) such assignment does not conflict with any applicable Requirement of Law. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Nothing in this Section 2.19 shall be deemed to prejudice any rights that the Borrower may have against any Lender that is a Defaulting Lender. No action by or consent of the removed Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of such purchase price. In connection with any such assignment the Borrower, the Administrative Agent, such removed Lender and the replacement Lender shall otherwise comply with Section 9.04, provided, that if such removed Lender does not comply with Section 9.04 within one (1) Business Day after the Borrower’s request, compliance with Section 9.04 (but only on the part of the removed Lender) shall not be required to effect such assignment.

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(c) If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver or consent which pursuant to the terms of Section 9.08 requires the consent of all of the Lenders or all of the Lenders affected and with respect to which the Required Lenders or Lenders that hold more than 50% of the Loans and Commitments so affected, as applicable, shall have granted their consent, then the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) at its sole expense (including with respect to the processing and recordation fee referred to in Section 9.04(b)(ii)(C)) to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to (and any such Non-Consenting Lender agrees that it shall, upon the Borrower’s request) assign its Loans and its Commitments (or, at the Borrower’s option, the Loans and Commitments under the Facility that is the subject of the proposed amendment, waiver or consent) hereunder to one or more assignees reasonably acceptable to (i) the Administrative Agent (unless such assignee is a Lender, an Affiliate of a Lender or an Approved Fund) and (ii) if in respect of any Revolving Facility Commitment or Revolving Facility Loan, each Issuing Bank; provided that: (i) such Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in L/C Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.16 from the assignee (to the extent of such outstanding principal and accrued interest and fees)) or the Borrower (in the case of all other amounts), (ii) all Loan Obligations of the Borrower owing to such Non-Consenting Lender being replaced (including, for the avoidance of doubt, pursuant to Section 2.12(b), if applicable) shall be paid in full in same day funds to such Non-Consenting Lender concurrently with such assignment, (iii) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon and the replacement Lender or, at the option of the Borrower, the Borrower shall pay any amount required by Section 2.12(b), if applicable, and (iv) the replacement Lender shall grant its consent with respect to the applicable proposed amendment, waiver or consent. No action by or consent of the Non-Consenting Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of such purchase price. In connection with any such assignment the Borrower, the Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 9.04; provided that, if such Non-Consenting Lender does not comply with Section 9.04 within one (1) Business Day after the Borrower’s request, compliance with Section 9.04 (but only on the part of the Non-Consenting Lender) shall not be required to effect such assignment.

Section 2.20 Illegality. If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund any Term SOFR Loans or to determine or charge interest rates based upon the applicable Daily Simple SOFR or Term SOFR, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligations of such Lender to make or continue any Term SOFR Loans or to convert any Loan to a Term SOFR Loan shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the then-operative provision of clause (c) of the definition of “Alternate Base Rate,” the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to such clause of the definition of “Alternate Base Rate,” in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall upon demand from such Lender (with a copy to the Administrative Agent) convert all Term SOFR Borrowings of such Lender to ABR Borrowings (in each case, the interest rate on such ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “Alternate Base Rate”), with respect to Term SOFR Loans, on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such Term SOFR Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such Term SOFR Loans to such day and (y) if necessary to avoid such illegality, the Administrative Agent shall during the period of such suspension compute ABR without reference to clause (c) of the definition of “Alternate Base Rate,” in each case until the Administrative Agent is advised in writing by each affected Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the applicable Daily Simple SOFR or Term SOFR, as applicable. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

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Section 2.21 Incremental Commitments.

(a) After the Closing Date has occurred, the Borrower may, by written notice to the Administrative Agent from time to time, request Incremental Term Loan Commitments and/or Incremental Revolving Facility Commitments, as applicable, in an amount not to exceed the Incremental Amount available at the time such Incremental Term Loan Commitments or Incremental Revolving Facility Commitments are established from one or more Incremental Lenders (which, in each case, may include any existing Lender, but shall be required to be persons which would qualify as assignees of a Lender in accordance with Section 9.04) willing to provide such Incremental Term Loan Commitments and/or Incremental Revolving Facility Commitments, as the case may be, in their sole discretion; provided, that each Incremental Lender providing a commitment to make revolving loans shall be subject, to the extent the same would be required for an assignment under Section 9.04, to the approval of the Administrative Agent and the Issuing Banks, as applicable (in each case, which approval shall not be unreasonably withheld, conditioned or delayed). Such notice shall set forth (i) the amount of the Incremental Term Loan Commitments and/or Incremental Revolving Facility Commitments being requested (which shall be in minimum increments of $5,000,000 and a minimum amount of $10,000,000, or equal to the remaining Incremental Amount or, in each case, such lesser amount approved by the Administrative Agent), and (ii) the date on which such Incremental Term Loan Commitments and/or Incremental Revolving Facility Commitments are requested to become effective. Notwithstanding anything herein to the contrary, no Lender shall have any obligation to agree to increase its Commitment, or to provide a Commitment, pursuant to this Section 2.21 and any election to do so shall be in the sole discretion of such Lender.

(b) The Borrower and each Incremental Term Lender and/or Incremental Revolving Facility Lender shall execute and deliver to the Administrative Agent an Incremental Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Term Loan Commitment of such Incremental Term Lender and/or Incremental Revolving Facility Commitment of such Incremental Revolving Facility Lender. Each Incremental Assumption Agreement shall specify the terms of the applicable Incremental Term Loans and/or Incremental Revolving Facility Commitments (including, with respect to the currency applicable to such Incremental Term Loans and/or Incremental Revolving Facility Commitments if not in Dollars); provided, that:

(i) the interest rate and fees in connection with any Incremental Commitments shall be determined by the Borrower and the Incremental Lenders in their sole discretion;

(ii) any Incremental Term Loans shall rank pari passu in right of payment and, if secured, pari passu in right of security with the Revolving Facility;

(iii) any Incremental Revolving Facility Commitments shall constitute an increase to, and have the same terms (other than fees) as, any existing Class of Revolving Facility Commitments hereunder;

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(iv) Incremental Term Loans and Incremental Revolving Facility Commitments shall not be secured by any asset of Holdings, the Borrower or the Restricted Subsidiaries other than the Collateral;

(v) any Incremental Term Loans not denominated in Dollars shall be in a currency reasonably acceptable to the Administrative Agent;

(vi) there shall be no borrower or guarantor in respect of any Incremental Commitments that is not a Loan Party;

(vii) Incremental Term Loans shall have maturity no earlier than 91 days after the Maturity Date of the Revolving Facility in effect on the Closing Date; and

(viii) Incremental Term Loans shall be subject to substantially the same terms and conditions as those for Incremental Revolving Facility Commitments under the Revolving Facility (other than pricing and other customary terms for term loan facilities).

Each party hereto hereby agrees that, upon the effectiveness of any Incremental Assumption Agreement, this Agreement shall be amended to the extent (but only to the extent) necessary or advisable to reflect the existence and terms of the Incremental Term Loan Commitments and/or Incremental Revolving Facility Commitments evidenced thereby as provided for in Section 9.08 and amendments to include other currencies as applicable. Any amendment to this Agreement or any other Loan Document that is necessary to effect the provisions of this Section 2.21 and any such collateral and other documentation shall be deemed “Loan Documents” hereunder and may be memorialized in writing by the Administrative Agent with the Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto.

(c) Notwithstanding the foregoing, no Incremental Term Loan Commitment and Incremental Revolving Facility Commitment shall become effective under this Section 2.21 unless (i) no Event of Default shall exist; (ii) to the extent required by the Lenders providing the relevant Incremental Facility, the representations and warranties of the Borrower set forth in this Agreement shall be true and correct in all material respects (other than (x) to the extent qualified by materiality or “Material Adverse Effect,” in which case, such representations and warranties shall be true and correct and (y) to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date); and (iii) the Administrative Agent shall have received documents and legal opinions consistent with those delivered on the Closing Date as to such matters as are reasonably requested by the Administrative Agent.

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(d) Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be reasonably necessary to ensure that all Loans in respect of Incremental Commitments that constitute the same Class as any existing Class, when originally made, are included in each Borrowing of the applicable Class of outstanding Loans on a pro rata basis. The Borrower agrees that Section 2.16 shall apply to any conversion of Term SOFR Loans to ABR Loans reasonably required by the Administrative Agent to effect the foregoing.

Section 2.22 Extensions of Loans and Commitments.

(a) Notwithstanding anything to the contrary in this Agreement, including Section 2.18(c) (which provisions shall not be applicable to this Section 2.22), pursuant to one or more offers made from time to time by the Borrower to all Lenders of any Class of Revolving Facility Commitments on a pro rata basis (based on the aggregate outstanding Revolving Facility Commitments under such Revolving Facility), and on the same terms to each such Lender (“Pro Rata Extension Offers”), the Borrower is hereby permitted to consummate transactions with individual Lenders that agree to such transactions from time to time to extend the maturity date of such Lender’s Loans and/or Commitments of such Class and to otherwise modify the terms of such Lender’s Loans and/or Commitments of such Class pursuant to the terms of the relevant Pro Rata Extension Offer (including changing the interest rate or fees payable in respect of such Lender’s Loans and/or Commitments and/or modifying the amortization schedule in respect of such Lender’s Loans). The reference to “on the same terms” in the preceding sentence shall mean that all of the Revolving Facility Commitments of such Facility are offered to be extended for the same amount of time and that the interest rate changes and fees payable with respect to such extension are the same. Any such extension (an “Extension”) agreed to between the Borrower and any such Lender (an “Extending Lender”) will be established under this Agreement by implementing an Other Revolving Facility Commitment for such Lender if such Lender is extending an existing Revolving Facility Commitment (such extended Revolving Facility Commitment, an “Extended Revolving Facility Commitment,” and any Revolving Facility Loan made pursuant to such Extended Revolving Facility Commitment, an “Extended Revolving Loan”). Each Pro Rata Extension Offer shall specify the date on which the Borrower proposes that the proposed Extended Revolving Facility Commitment shall become effective, which shall be a date not earlier than five (5) Business Days after the date on which notice is delivered to the Administrative Agent (or such shorter period agreed to by the Administrative Agent in its reasonable discretion). Notwithstanding anything herein to the contrary, no Lender shall have any obligation to agree to extend the maturity date of such Lender’s Loans and/or Commitments pursuant to this Section 2.22 and any election to do so shall be in the sole discretion of such Lender.

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(b) The Borrower and each Extending Lender shall execute and deliver to the Administrative Agent an amendment to this Agreement (an “Extension Amendment”) and such other documentation as the Administrative Agent shall reasonably specify to evidence the Extended Revolving Facility Commitments of such Extending Lender. Each Extension Amendment shall specify the terms of the Extended Revolving Facility Commitments; provided, that, except as to interest rates, fees, any other pricing terms and final maturity (which shall be determined by the Borrower and set forth in the Pro Rata Extension Offer), any Extended Revolving Facility Commitment shall have (x) the same terms as the existing Class of Revolving Facility Commitments from which they are extended or (y) such other terms as shall be reasonably satisfactory to the Administrative Agent, except for any terms which shall not apply until after the then-latest Maturity Date, and, in respect of any other terms that would affect the rights or duties of any Issuing Bank, such terms as shall be reasonably satisfactory to such Issuing Bank. Upon the effectiveness of any Extension Amendment, this Agreement shall be amended to the extent (but only to the extent) necessary or advisable to reflect the existence and terms of the Extended Revolving Facility Commitments evidenced thereby as provided for in Section 9.08(e). Any such deemed amendment may be memorialized in writing by the Administrative Agent with the Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto. If provided in any Extension Amendment with respect to any Extended Revolving Facility Commitments, and with the consent of each Issuing Bank, participations in Letters of Credit shall be reallocated to lenders holding such Extended Revolving Facility Commitments in the manner specified in such Extension Amendment, including upon effectiveness of such Extended Revolving Facility Commitment or upon or prior to the maturity date for any Class of Commitments.

(c) Upon the effectiveness of any such Extension, the Extending Lender’s Revolving Facility Commitment will be automatically designated an Extended Revolving Facility Commitment. For purposes of this Agreement and the other Loan Documents, such Extending Lender will be deemed to have an Other Revolving Facility Commitment having the terms of such Extended Revolving Facility Commitment.

(d) Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document (including this Section 2.22), (i) the incurrence of Extended Revolving Facility Commitments will not reduce the Incremental Amount, (ii) no Extended Revolving Facility Commitment is required to be in any minimum amount or any minimum increment, (iii) any Extending Lender may extend all or any portion of its Revolving Facility Commitment pursuant to one or more Pro Rata Extension Offers (subject to applicable proration in the case of over participation) (including the extension of any Extended Revolving Facility Commitment), (iv) no Extension of any Loan or Commitment shall become effective unless (A) no Default or Event of Default shall have occurred and be continuing on the date of such Extension or would result therefrom, (B) the representations and warranties of the Loan Parties set forth in this Agreement shall be true and correct in all material respects (other than (x) to the extent qualified by materiality or “Material Adverse Effect,” in which case, such representations and warranties shall be true and correct and (y) to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date) on and as of the date of such Extension, and (C) notice to the Administrative Agent of such Extension and the terms of the Extended Revolving Facility Commitment implemented thereby has been delivered, (v) all Extended Revolving Facility Commitments and all obligations in respect thereof shall be Loan Obligations of the relevant Loan Parties under this Agreement and the other Loan Documents that rank equally and ratably in right of security with all other Obligations of the Class being extended, (vi) no Issuing Bank shall be obligated to issue Letters of Credit under such Extended Revolving Facility Commitments unless it shall have consented thereto and (vii) there shall be no borrower and no guarantor in respect of any such Extended Revolving Facility Commitments that is not a Loan Party.

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(e) Each Extension shall be consummated pursuant to procedures set forth in the associated Pro Rata Extension Offer; provided, that the Borrower shall cooperate with the Administrative Agent prior to making any Pro Rata Extension Offer to establish reasonable procedures with respect to mechanical provisions relating to such Extension, including timing, rounding and other adjustments.

Section 2.23 Refinancing Amendments.

(a) Notwithstanding anything to the contrary in this Agreement, including Section 2.18(c) (which provisions shall not be applicable to this Section 2.23), the Borrower may by written notice to the Administrative Agent establish one or more additional Facilities (“Replacement Revolving Facilities”) providing for revolving commitments (“Replacement Revolving Facility Commitments” and the revolving loans thereunder, “Replacement Revolving Loans”), which replace in whole or in part any Class of Revolving Facility Commitments under this Agreement. Each such notice shall specify the date (each, a “Replacement Revolving Facility Effective Date”) on which the Borrower proposes that the Replacement Revolving Facility Commitments shall become effective, which shall be a date not less than five (5) Business Days after the date on which such notice is delivered to the Administrative Agent (or such shorter period agreed to by the Administrative Agent in its reasonable discretion); provided that: (i) immediately prior to the establishment of such Replacement Revolving Facility Commitments on the Replacement Revolving Facility Effective Date, each of the conditions set forth in Section 4.02 shall be satisfied as set forth therein; (ii) after giving effect to the establishment of any Replacement Revolving Facility Commitments and any concurrent reduction in the aggregate amount of any other Revolving Facility Commitments, the aggregate amount of Revolving Facility Commitments shall not exceed the aggregate amount of the Revolving Facility Commitments outstanding immediately prior to the applicable Replacement Revolving Facility Effective Date plus amounts used to pay fees, premiums, costs and expenses (including original issue discount) and accrued interest associated therewith; (iii) no Replacement Revolving Facility Commitments shall have a final maturity date (or require commitment reductions or amortizations) prior to the Maturity Date for the Revolving Facility Commitments being replaced; (iv) all other terms applicable to such Replacement Revolving Facility (other than provisions relating to (x) fees, interest rates and other pricing terms and prepayment and commitment reduction and optional redemption terms which shall be as agreed between the Borrower and the Lenders providing such Replacement Revolving Facility Commitments and (y) the amount of any letter of credit sublimit under such Replacement Revolving Facility, which shall be as agreed between the Borrower, the Lenders providing such Replacement Revolving Facility Commitments, the Administrative Agent and the replacement issuing bank, if any, under such Replacement Revolving Facility) taken as a whole shall (as determined by the Borrower in good faith) be substantially similar to, or no more restrictive to Holdings, the Borrower and the Restricted Subsidiaries than, those, taken as a whole, applicable to the Revolving Facility Commitments so replaced (except to the extent such other terms apply solely to any period after the latest Maturity Date in effect at the time of incurrence, or the Borrower elects to add such more restrictive terms for the benefit of the other Facilities, or are otherwise reasonably acceptable to the Administrative Agent); (v) there shall be no borrower and no guarantors in respect of such Replacement Revolving Facility that is not a Loan Party; and (vi) Replacement Revolving Facility Commitments and extensions of credit thereunder shall not be secured by any asset of Holdings, the Borrower and the Restricted Subsidiaries other than the Collateral. Solely to the extent that an Issuing Bank is not a replacement issuing bank under a Replacement Revolving Facility, it is understood and agreed that such Issuing Bank shall not be required to issue any letters of credit under such Replacement Revolving Facility and, to the extent it is necessary for such Issuing Bank to withdraw as an Issuing Bank at the time of the establishment of such Replacement Revolving Facility, such withdrawal shall be on terms and conditions reasonably satisfactory to such Issuing Bank in its sole discretion. The Borrower agrees to reimburse each Issuing Bank in full upon demand for any reasonable and documented out-of-pocket cost or expense attributable to such withdrawal.

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(b) The Borrower may approach any Lender or any other person that would be an Eligible Transferee of a Revolving Facility Commitment pursuant to Section 9.04 to provide all or a portion of the Replacement Revolving Facility Commitments; provided, that any Lender offered or approached to provide all or a portion of the Replacement Revolving Facility Commitments may elect or decline, in its sole discretion, to provide a Replacement Revolving Facility Commitment. Any Replacement Revolving Facility Commitment made on any Replacement Revolving Facility Effective Date shall be designated an additional Class of Revolving Facility Commitments for all purposes of this Agreement; provided, that any Replacement Revolving Facility Commitments may, to the extent provided in the applicable Refinancing Amendment, be designated as an increase in any previously established Class of Revolving Facility Commitments.

(c) The Borrower and each Lender providing the applicable Replacement Revolving Facility Commitments (as applicable) shall execute and deliver to the Administrative Agent an amendment to this Agreement (a “Refinancing Amendment”) and such other documentation as the Administrative Agent shall reasonably specify to evidence such Replacement Revolving Facility Commitments (as applicable). For purposes of this Agreement and the other Loan Documents, if a Lender is providing a Replacement Revolving Facility Commitment, such Lender will be deemed to have an Other Revolving Facility Commitment having the terms of such Replacement Revolving Facility Commitment. Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document (including this Section 2.23), (i) the incurrence of Replacement Revolving Facility Commitments will not reduce the Incremental Amount, (ii) no Replacement Revolving Facility Commitment is required to be in any minimum amount or any minimum increment and (iii) there shall be no condition to any incurrence of any Replacement Revolving Facility Commitment at any time or from time to time other than those set forth in clause (a) or (c) above, as applicable.

Section 2.24 Defaulting Lender.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 9.08.

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(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, following an Event of Default or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.06 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank hereunder, third, to Cash Collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.05(j), fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Banks’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.05(j), sixth, to the payment of any amounts owing to the Lenders or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.24 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive L/C Participation Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its pro rata share of the stated amount of Letters of Credit for which it has provided Cash Collateral.

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(C) With respect to any L/C Participation Fee not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Bank the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letters of Credit shall be reallocated among the Non-Defaulting Lenders in accordance with their respective pro rata Revolving Facility Commitments (calculated without regard to such Defaulting Lender’s Revolving Facility Commitment) but only to the extent that (x) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Borrower has otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Facility Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Facility Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, within three (3) Business Days following the written request of (i) the Administrative Agent or (ii) any Issuing Bank, as applicable (with a copy to the Administrative Agent), Cash Collateralize the Issuing Banks’ Fronting Exposure in accordance with the procedures set forth in Section 2.05(j).

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent and each Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par (together with any break funding costs incurred by the non-Defaulting Lenders as a result of such purchase) that portion of outstanding Revolving Facility Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Facility Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with their Revolving Facility Commitments (without giving effect to Section 2.24(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided, that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided, further, that all amendments, waivers or other modifications effected without its consent in accordance with the provisions of Section 9.08 and this Section 2.24 during such period shall be binding on it; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

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(c) New Letters of Credit. So long as any Lender is a Defaulting Lender, the Issuing Banks shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

Article III

Representations and Warranties

On (i) the Closing Date and (ii) the date of each Credit Event (other than the Closing Date), as provided in Section 4.02, each Loan Party represents and warrants to the Lenders that:

Section 3.01 Organization; Powers. Holdings, the Borrower and each of the Restricted Subsidiaries which is a Loan Party or a Restricted Subsidiary that is a Material Subsidiary (a) is a partnership, limited liability company, corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization (to the extent that each such concept exists in such jurisdiction), (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business in each jurisdiction where such qualification is required, except in the case of clause (a) (other than with respect to the Borrower), clause (b) (other than with respect to the Borrower), and clause (c), where the failure so to be or have, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrower, to borrow and otherwise obtain credit hereunder.

Section 3.02 Authorization. The execution, delivery and performance by Holdings, the Borrower and each of the Guarantors of each of the Loan Documents to which it is a party and the borrowings and other extensions of credit hereunder (a) have been duly authorized by all corporate, stockholder, partnership, limited liability company or other organizational action required to be obtained by Holdings, the Borrower and such Guarantors and (b) will not (i) violate (A) any provision of law, statute, rule or regulation applicable to Holdings, the Borrower or any such Guarantor, (B) the certificate or articles of incorporation or other constitutive documents (including any partnership, limited liability company or operating agreements) or by-laws of Holdings, the Borrower or any such Guarantor, (C) any applicable order of any court or any law, rule, regulation or order of any Governmental Authority applicable to Holdings, the Borrower or any such Guarantor or (D) any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which Holdings, the Borrower or any such Guarantor is a party or by which any of them or any of their property is or may be bound, (ii) result in a breach of or constitute (alone or with due notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) under any such indenture, certificate of designation for preferred stock, agreement or other instrument, where any such conflict, violation, breach or default referred to in clause (i) or (ii) of this Section 3.02, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by Holdings, the Borrower or any such Guarantor, other than the Liens created by the Loan Documents and Permitted Liens.

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Section 3.03 Enforceability. This Agreement has been duly executed and delivered by Holdings and the Borrower and constitutes, and each other Loan Document when executed and delivered by Holdings, the Borrower and each Guarantor that is party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against Holdings, the Borrower and each such Guarantor in accordance with its terms, subject to (a) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), (c) implied covenants of good faith and fair dealing, and (d) the need for filing and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Collateral Agent.

Section 3.04 Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required for the execution, delivery or performance of each Loan Document to which Holdings, the Borrower or any Guarantor is a party, except for (a) the filing of Uniform Commercial Code financing statements, (b) filings with the United States Patent and Trademark Office and the United States Copyright Office and comparable offices in foreign jurisdictions and equivalent filings in foreign jurisdictions, (c) such as have been made or obtained and are in full force and effect, (d) such actions, consents and approvals the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect and (e) filing or other actions listed on Schedule 3.04 and any other filings or registrations required to perfect Liens created by the Security Documents.

Section 3.05 Financial Statements. The Annual Financial Statements were prepared in all material respects in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except for the absence of notes and for normal year-end adjustments and except as otherwise noted therein.

Section 3.06 No Material Adverse Effect. Since May 31, 2025, there has been no Material Adverse Effect.

Section 3.07 Title to Properties; Possession under Leases. Each of Holdings, the Borrower and the Restricted Subsidiaries has valid title in fee simple or equivalent to, or valid leasehold interests in, or easements or other limited property interests in, all its Real Properties and has valid title to its personal property and assets, in each case, free and clear of Liens, other than Permitted Liens or Liens arising by operation of law and except for defects in title or leasehold interests that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failure to have such title or valid leasehold interest would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.08 [Reserved].

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Section 3.09 Litigation; Compliance with Laws.

(a) There are no actions, suits, proceedings or investigations at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending, or, to the knowledge of the Borrower, threatened in writing against Holdings, the Borrower or any of the Restricted Subsidiaries or any business, property or rights of any such person that in the good faith determination of the Borrower would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, except for any action, suit or proceeding at law or in equity or by, before or on behalf of any Governmental Authority or in arbitration disclosed on Schedule 3.09 hereto.

(b) None of Holdings, the Borrower or the Restricted Subsidiaries or their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any law, rule or regulation (including the Outbound Investment Rules, any zoning, building, ordinance, code or approval or any building permit) or any restriction of record or indenture, agreement or instrument affecting any Real Property, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) As of the Closing Date, none of Holdings or the Borrower is a “covered foreign person” as that term is used in the Outbound Investment Rules.

Section 3.10 Federal Reserve Regulations. No part of the proceeds of any Loans will be used by Holdings, the Borrower and the Restricted Subsidiaries in any manner that would result in a violation of Regulation T, Regulation U or Regulation X.

Section 3.11 Investment Company Act. None of Holdings, the Borrower or any of the other Loan Parties is required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.12 Use of Proceeds. The Borrower and/or any Subsidiary of the Borrower will use the proceeds of the Loans, and the Borrower may request the issuance of Letters of Credit, solely (i) on the Closing Date, to repay or refinance the Existing Indebtedness, (ii) for general corporate purposes of the Borrower and its Subsidiaries and (iii) for ongoing working capital needs of the Borrower and its Subsidiaries.

Section 3.13 Tax Returns. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (a) Holdings, the Borrower and each of their Restricted Subsidiaries has filed or caused to be filed all federal, state, local and non-U.S. Tax returns required to have been filed by it and each such Tax return is true and correct and (b) Holdings, the Borrower and each of the Restricted Subsidiaries has timely paid or caused to be timely paid all Taxes due and payable by it (including in its capacity as withholding agent), except Taxes or assessments which are being contested in good faith by appropriate proceedings and for which Holdings, the Borrower or any of the Restricted Subsidiaries (as the case may be) has set aside on its books adequate reserves in accordance with GAAP.

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Section 3.14 No Material Misstatements.

(a) As of the Closing Date, all written information (other than the Projections, forward looking information and information of a general economic or industry specific nature) concerning Holdings, the Borrower and the Restricted Subsidiaries included in the information prepared by or on behalf of the Borrower to any Lenders or the Administrative Agent in connection with the transactions contemplated hereby (the “Information”), when taken as a whole and in light of the circumstances when furnished, was true and correct in all material respects, as of the date such Information was furnished to the Lenders or the Administrative Agent and as of the Closing Date, with respect to Information provided prior thereto, and did not, taken as a whole, contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which such statements were made (giving effect to all supplements and updates provided thereto).

(b) As of the Closing Date, the Projections prepared by or on behalf of the Borrower and that have been made available to any Lender or the Administrative Agent in connection with the transactions contemplated hereby have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable as of the date thereof (it being understood that such Projections are as to inherently uncertain future events and are not to be viewed as facts, such Projections are subject to significant uncertainties and contingencies and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results, and that no assurance can be given or is being given that the projected results will be realized) and as of the date such Projections were furnished to the Lenders.

Section 3.15 Employee Benefit Plans.

(a) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state laws. There are no pending or, to the knowledge of Holdings, the Borrower and the Restricted Subsidiaries, threatened claims, actions or lawsuits or action by any Governmental Authority with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.

(b) Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) no ERISA Event has occurred during the five year period prior to the date on which this representation is made or deemed made or is reasonably expected to occur and (ii) none of Holdings, the Borrower, any of the Restricted Subsidiaries or any ERISA Affiliate has engaged in a transaction that would be subject to Section 4069 or 4212(c) of ERISA.

Section 3.16 Environmental Matters.

Except with respect to any matter that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect:

(a) neither Holdings nor any Restricted Subsidiary has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law;

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(b) neither Holdings nor any Restricted Subsidiary has become subject to any Environmental Liability or Environmental Claim;

(c) neither Holdings nor any Restricted Subsidiary has received written notice of any pending or threatened Environmental Claim;

(d) there has been no Release of Hazardous Materials by Holdings, the Borrower or any Restricted Subsidiary, or, to the knowledge of the Borrower, any Release or threatened Release of Hazardous Materials by any Person, at, on, under or from any property owned, leased or operated by Holdings, the Borrower or any Restricted Subsidiary, and, to the knowledge of the Borrower, no remediations, abatement, removal or monitoring of Hazardous Materials at such property is required under applicable Environmental Laws;

(e) all material permits as of the date hereof required under applicable Environmental Laws for the properties and operations of Holdings, the Borrower and the Restricted Subsidiaries have been duly obtained, are in full force and effect and are held by Holdings, the Borrower or the applicable Restricted Subsidiary; and

(f) Holdings, the Borrower and the Restricted Subsidiaries have made available to the Administrative Agent copies of all material environmental reports, studies, analyses and assessments in their possession or control concerning the environmental condition of any Real Property owned or leased by a Loan Party or the compliance thereof with Environmental Laws.

Section 3.17 Security Documents.

(a) Each Security Document is effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. As of the Closing Date, in the case of the Pledged Collateral described in the Collateral Agreement, when certificates or promissory notes, as applicable, representing such Pledged Collateral and required to be delivered under the applicable Security Document are delivered to the Collateral Agent, and in the case of the other Collateral described in the Collateral Agreement (other than the Intellectual Property included in such Collateral), when financing statements and other filings specified in the Perfection Certificate are filed in the offices specified in the Perfection Certificate, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien (subject to all Permitted Liens) on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and, subject to Section 9-315 of the New York Uniform Commercial Code, the proceeds thereof, as security for the Obligations to the extent perfection can be obtained by filing Uniform Commercial Code financing statements or (to the extent possession is required by the Security Documents) possession, in each case prior and superior in right to the Lien of any other person (except Permitted Liens).

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(b) When the Collateral Agreement or an ancillary document thereunder (including the Notice of Grant of Security Interest in Intellectual Property) is properly filed and recorded in the United States Patent and Trademark Office and the United States Copyright Office, and, with respect to Collateral in which a security interest cannot be perfected by such filings, upon the proper filing of the financing statements referred to in clause (a) above, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Borrower thereunder in the United States Intellectual Property included in the Collateral listed in such ancillary document, in each case prior and superior in right to the Lien of any other person, except for Permitted Liens (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired or licensed by the Borrower after the Closing Date).

(c) Notwithstanding anything herein (including this Section 3.17) or in any other Loan Document to the contrary, neither the Borrower nor any other Loan Party makes any representation or warranty as to the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary, or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign law.

Section 3.18 Solvency. On the Closing Date, (i) the fair value of the assets of Holdings, the Borrower and the Restricted Subsidiaries on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of Holdings, the Borrower and the Restricted Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) Holdings, the Borrower and the Restricted Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) Holdings, the Borrower and the Restricted Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital. For purposes of the foregoing, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability as of such time.

Section 3.19 Labor Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes pending or, to the knowledge of Holdings, the Borrower, and the Restricted Subsidiaries, threatened against Holdings, the Borrower or any of the Restricted Subsidiaries; (b) the hours worked and payments made to employees of Holdings, the Borrower and the Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters; and (c) all payments due from Holdings, the Borrower or any of the Restricted Subsidiaries or for which any claim may reasonably be made against Holdings, the Borrower or any of the Restricted Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of Holdings, the Borrower or such Restricted Subsidiary to the extent required by GAAP.

Section 3.20 [Reserved].

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Section 3.21 Intellectual Property; Licenses, Etc. As of the Closing Date, except as would not reasonably be expected to have a Material Adverse Effect or as set forth in Schedule 3.21, (a) Holdings, the Borrower and each of the Restricted Subsidiaries has the right to use, all Intellectual Property necessary for or otherwise used in the operation of their respective businesses as currently conducted; and (b) to the knowledge of Holdings, the Borrower and the Restricted Subsidiaries are not infringing, misappropriating, diluting or otherwise violating the intellectual property rights of any person.

Section 3.22 USA PATRIOT Act. Holdings, the Borrower and each of the Restricted Subsidiaries is in compliance with the USA PATRIOT Act in all material respects.

Section 3.23 Anti-Corruption Laws and Sanctions. Holdings and the Borrower have implemented and maintain in effect policies and procedures designed to ensure compliance by Holdings, the Borrower, the Subsidiaries and their respective directors, officers, employees, and agents while acting on behalf of Holdings and the Borrower with applicable Anti-Corruption Laws and applicable Sanctions, and Holdings, the Borrower, their Subsidiaries and their respective officers, employees and directors and, to the knowledge of Holdings, the Borrower and its agents are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of Holdings, the Borrower, any Subsidiary, any of their respective directors or officers or employees or to the knowledge of the Borrower, any agent of Holdings, the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.

Article IV

Conditions of Lending

Section 4.01 Closing Date. The effectiveness of the Commitments hereunder and the obligations of each Lender and each Issuing Bank, with respect to each Credit Event on the Closing Date, are subject only to the satisfaction (or waiver in accordance with Section 9.08) of the following conditions:

(a) The Administrative Agent shall have received from each of Holdings, the Borrower, the Issuing Banks and the Lenders a counterpart of this Agreement and the Guarantee Agreement signed on behalf of each Guarantor as of the Closing Date.

(b) To the extent required to be satisfied on the Closing Date, the Collateral and Guarantee Requirement shall be satisfied (or waived in accordance with Section 9.08) as of the Closing Date.

(c) The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower stating that (i) the representations and warranties set forth in Article III hereto are true and correct in all material respects as of the Closing Date as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); provided that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates and (ii) no Default or Event of Default shall have occurred and be continuing on the Closing Date or after giving effect to the consummation of the Transactions on the Closing Date.

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(d) The Administrative Agent shall have received, on behalf of themselves, the Lenders and each Issuing Bank, a written opinion of (i) Lowenstein Sandler LLP, special New York and Delaware counsel to the Loan Parties and (ii) Snell & Wilmer LLP, special Nevada counsel to the Loan Parties, each, (A) dated the Closing Date, (B) addressed to the Administrative Agent and the Lenders and Issuing Banks on the Closing Date and (C) in form and substance reasonably satisfactory to the Administrative Agent and covering such customary matters relating to the Loan Documents as the Administrative Agent shall reasonably request.

(e) The Administrative Agent shall have received a certificate of a Responsible Officer of each Loan Party dated the Closing Date and certifying:

(i) that attached thereto is a true and complete copy of the certificate or articles of incorporation, certificate of limited partnership, certificate of formation or other equivalent constituent and governing documents, of such Loan Party, certified as of a recent date by the Secretary of State (or other similar official or Governmental Authority) of the jurisdiction of its organization or by the Secretary or Assistant Secretary or similar officer of such Loan Party or other person duly authorized by the constituent documents of such Loan Party,

(ii) that attached thereto is a true and complete copy of a certificate as to the good standing of such Loan Party (to the extent that such concept exists in such jurisdiction) as of a recent date from such Secretary of State (or other similar official or Governmental Authority),

(iii) that attached thereto is a true and complete copy of the by-laws (or partnership agreement, limited liability company agreement or other equivalent constituent and governing documents) of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in the following clause (iv),

(iv) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors (or equivalent governing body) of such Loan Party (or its managing general partner or managing member), authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Closing Date, and

(v) as to the incumbency and specimen signature of each officer or authorized signatory executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party.

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(f) The Administrative Agent shall have received a completed Perfection Certificate, dated the Closing Date and signed by a Responsible Officer of the Loan Parties, together with all attachments contemplated thereby, and the results of a customary search of the Uniform Commercial Code (or equivalent), tax and judgment, United States Patent and Trademark Office and United States Copyright Office filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search, in each case, as reasonably satisfactory to the Administrative Agent. The Administrative Agent hereby acknowledges that it has received and is reasonably satisfied with all such search results and financing statements (or similar documents).

(g) The Administrative Agent and Lenders shall have received, at least three (3) Business Days prior to the Closing Date, all documentation and other information with respect to the Loan Parties that is reasonably requested by any Lender to comply with applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act to the extent requested in writing at least ten (10) days prior to the Closing Date. No later than three (3) Business Days prior to the Closing Date, if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, then the Borrower shall have delivered to the Administrative Agent and the Lenders a certification regarding individual beneficial ownership in relation to the Borrower to the extent required by the Beneficial Ownership Regulation.

(h) The Administrative Agent shall have received all fees payable thereto or to any Lender on or prior to the Closing Date and, to the extent invoiced at least two (2) Business Days prior to the Closing Date, reimbursement or payment of all reasonable and documented out-of-pocket expenses (including reasonable fees, charges and disbursements of Latham & Watkins LLP) required to be reimbursed or paid by the Loan Parties hereunder or under any Loan Document on or prior to the Closing Date.

(i) The Administrative Agent shall have received a solvency certificate signed by the chief financial officer, chief accounting officer or other officer with equivalent duties of Holdings confirming the solvency of Holdings, the Borrower and the Subsidiaries on a consolidated basis as of the Closing Date after giving effect to the Transactions on the Closing Date.

(j) The Administrative Agent shall have received the Preferred Equity Purchase Agreement, in form and substance reasonably satisfactory to the Administrative Agent.

(k) The Administrative Agent shall have received a written acknowledgment of the Transactions, duly executed and delivered by the Investors (as defined in the Preferred Equity Purchase Agreement), in form and substance reasonably satisfactory to the Administrative Agent.

(l) The Administrative Agent shall have received (i) evidence reasonably satisfactory to the Administrative Agent that all outstanding amounts under the Existing Indebtedness have been, or substantially concurrently with the Closing Date will be, repaid in full, (ii) payoff letters from each lender or agent under the Existing Indebtedness in form and substance reasonably satisfactory to the Administrative Agent and (iii) evidence that all Liens and guarantees securing the Existing Indebtedness have been, or substantially concurrently with the Closing Date will be, released and terminated (or arrangements for such release and termination reasonably satisfactory to the Administrative Agent shall have been made).

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Section 4.02 Subsequent Credit Events. Each Credit Event after the Closing Date is subject to the satisfaction (or waiver in accordance with Section 9.08) of the following conditions precedent on the date of such Credit Event:

(a) The Administrative Agent shall have received, in the case of a Borrowing, a Borrowing Request as required by Section 2.03 (or a Borrowing Request shall have been deemed given) or, in the case of the issuance of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance of such Letter of Credit as required by Section 2.05(b);

(b) The representations and warranties of Holdings, the Borrower and each other Loan Party contained in Article III or any other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Event; provided, that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further, that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates;

(c) At the time of and immediately after such Credit Event (other than an amendment, extension or renewal of a Letter of Credit without any increase in the stated amount of such Letter of Credit), as applicable, no Event of Default or Default shall have occurred and be continuing; and

(d) ***.

Section 4.03 Determinations under Section 4.01. For purposes of determining compliance with the conditions specified in Section 4.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Administrative Agent or the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by this Agreement shall have received written notice from such Lender prior to the Closing Date, specifying its objection thereto in reasonable detail. The Administrative Agent shall promptly notify the Lenders and the Borrower in writing of the occurrence of the Closing Date and such notification shall be conclusive and binding.

Article V

Affirmative Covenants

Each of Holdings and the Borrower covenants and agrees with each Lender that from and after the Closing Date until the Termination Date, unless the Required Lenders shall otherwise consent in writing, Holdings and the Borrower will, and will cause each of the Restricted Subsidiaries to:

Section 5.01 Existence; Business and Properties.

(a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except (i) in the case of a Restricted Subsidiary of Holdings, where the failure to do so would not reasonably be expected to have a Material Adverse Effect, (ii) as otherwise permitted under Section 6.05, and (iii) for the liquidation or dissolution of Restricted Subsidiaries if the assets of such Restricted Subsidiaries to the extent they exceed estimated liabilities are acquired by Holdings, the Borrower or a Restricted Subsidiary of Holdings in such liquidation or dissolution in accordance with their owned Equity Interests.

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(b) Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, do or cause to be done all things necessary to (i) lawfully obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, licenses and rights (including rights in material Intellectual Property) with respect thereto used in the conduct of its business, and (ii) at all times maintain, protect and preserve all property necessary to the normal conduct of its business and keep such property in good repair, working order and condition (ordinary wear and tear excepted), from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as permitted by this Agreement).

Section 5.02 Insurance.

(a) Maintain, with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower) are financially sound and reputable, insurance (subject to customary deductibles and retentions and after giving effect to any self-insurance which the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business) (i) in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations or (ii) in such amounts and against at least such risks (and with such risk retentions) as the Borrower believes (in the good faith judgment of the management of the Loan Parties) are reasonable and prudent in light of the size and nature of its business, and within sixty (60) days after the Closing Date (or such later date as the Collateral Agent may agree in its reasonable discretion), cause the Collateral Agent to be listed as a co-loss payee on property and casualty policies with respect to tangible personal property and assets constituting Collateral located in the United States of America to be listed as an additional insured on all general liability policies of the Borrower.

(b) In connection with the covenants set forth in this Section 5.02, it is understood and agreed that:

(i) the Administrative Agent, the Collateral Agent, the Lenders, the Issuing Banks and their respective agents or employees shall not be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 5.02, it being understood that (A) the Loan Parties shall look solely to their insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against the Administrative Agent, the Collateral Agent, the Lenders, any Issuing Bank or their agents or employees. If, however, the insurance policies, as a matter of the internal policy of such insurer, do not provide waiver of subrogation rights against such parties, as required above, then the Borrower, on behalf of itself and behalf of each of its Restricted Subsidiaries, hereby agrees, to the extent permitted by law, to waive, and further agrees to cause each of its Restricted Subsidiaries to waive, its right of recovery, if any, against the Administrative Agent, the Collateral Agent, the Lenders, any Issuing Bank and their agents and employees;

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(ii) the designation of any form, type or amount of insurance coverage by the Collateral Agent (including acting in the capacity as the Collateral Agent) under this Section 5.02 shall in no event be deemed a representation, warranty or advice by the Collateral Agent or the Lenders that such insurance is adequate for the purposes of the business of Holdings, the Borrower and the Restricted Subsidiaries or the protection of their properties; and

(iii) the amount and type of insurance that Holdings, the Borrower and the Restricted Subsidiaries has in effect as of the Closing Date and the certificates listing the Collateral Agent as a co-loss payee or the Administrative Agent as additional insured, as the case may be, satisfy the requirements of this Section 5.02.

Section 5.03 Taxes. Pay its obligations in respect of all Taxes (including in its capacity as a withholding agent), before the same shall become delinquent or in default, except where (i) the amount or validity thereof is being contested in good faith by appropriate proceedings and Holdings, the Borrower or a Restricted Subsidiary thereof has set aside on its books reserves therefor in accordance with GAAP (to the extent required by GAAP) or (ii) the failure to make payment would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 5.04 Financial Statements, Reports, Etc. Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders):

(a) within sixty (60) days after the end of each fiscal year (commencing with the fiscal year ending May 31, 2026), a consolidated balance sheet and related consolidated statements of operations, changes in members’ capital and cash flows of Holdings, the Borrower and the Subsidiaries as of the close of such fiscal year and related notes thereto and the consolidated results of its operations during such fiscal year, and setting forth in comparative form the corresponding figures for the prior fiscal year, which consolidated balance sheet and related consolidated statements of operations, changes in members’ capital and cash flows of Holdings, the Borrower and the Subsidiaries shall be audited by a firm of independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which opinion shall not be qualified as to scope of audit or as to the status of Holdings, the Borrower and the Subsidiaries as a going concern, but may contain a “going concern” qualification, emphasis of matter or explanatory note or like paragraph solely due to, or with respect to, (i) an upcoming maturity date under the Facility or (ii) change in accounting principles or practices reflecting a change in GAAP) to the effect that such consolidated financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Holdings, the Borrower and the Subsidiaries as of the end of and for such year on a consolidated basis in accordance with GAAP consistently applied;

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(b) within forty-five (45) days after the end of each of the first three fiscal quarter of each fiscal year (commencing with the first fiscal quarter ending after the Closing Date), a consolidated balance sheet and related unaudited consolidated statements of operations, changes in member’s capital and cash flows of Holdings, the Borrower and the Subsidiaries as of the end of and for the then-elapsed portion of the fiscal year and setting forth in comparative form the corresponding figures for the corresponding periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all of which shall be certified by a Financial Officer of Holdings on behalf of Holdings as presenting fairly, in all material respects, the financial position and results of operations and cash flows of Holdings, the Borrower and the Subsidiaries as of the end of and for such portion of the fiscal year on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

(c) Notwithstanding the foregoing clauses (a) and (b), the Borrower’s obligations to deliver financial statements under such clauses shall be deemed satisfied with respect to any fiscal year or fiscal quarter, as applicable, upon the filing by Holdings with the SEC of its Annual Report on Form 10-K (in the case of clause (a)) or its Quarterly Report on Form 10-Q (in the case of clause (b)) for such fiscal year or fiscal quarter (and any such filing shall be deemed to constitute delivery of the corresponding financial statements for purposes of this Agreement upon such filing or posting on the SEC’s or Holdings’ website).

(d) (x) within five (5) Business Days of any delivery of financial statements under clause (a) or (b) above, a certificate (the “Compliance Certificate”), substantially in the form of Exhibit G, of a Financial Officer of Holdings (i) certifying that, to the knowledge of such Financial Officer, no Event of Default or Default has occurred since the date of the last certificate delivered pursuant to this Section 5.04(d) (or since the Closing Date in the case of the first such certificate) or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) commencing with the end of the first fiscal quarter after the Closing Date, setting forth computations in reasonable detail in a form reasonably satisfactory to the Administrative Agent demonstrating compliance with Section 6.09 (except with respect to the last month of a fiscal quarter, other than Section 6.09(a)); and (y) within five (5) Business Days of the end of each calendar month after the Closing Date, a Compliance Certificate substantially in the form of Exhibit G, of a Financial Officer of Holdings, setting forth computations in reasonable detail in a form reasonably satisfactory to the Administrative Agent demonstrating compliance with Section 6.09(a);

(e) promptly after the same become publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent requested by the Administrative Agent, other materials filed by Holdings, the Borrower or any of the Restricted Subsidiaries with the SEC, or distributed to its stockholders generally, as applicable; provided, however, that such reports, proxy statements, filings and other materials required to be delivered pursuant to this clause (e) shall be deemed delivered for purposes of this Agreement when posted to the website of Holdings or the website of the SEC;

(f) promptly, from time to time, such other customary information regarding the operations, business affairs and financial condition of Holdings, the Borrower or any of the Restricted Subsidiaries, or compliance with the terms of any Loan Document, as in each case the Administrative Agent may reasonably request in writing (for itself or on behalf of any Lender); and

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(g) Concurrently with the delivery of any financial statements pursuant to Sections 5.04(a) and (b) above, a reconciliation statement or other statement reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.

The Borrower acknowledges and agrees that all financial statements furnished pursuant to clauses (a) and (b) above are to be made available to Public Lenders as contemplated by Section 9.16 and may be treated by the Administrative Agent and the Lenders as if marked “PUBLIC” in accordance with Section 9.16 (unless the Borrower otherwise notifies the Administrative Agent in writing on or prior to the date of delivery thereof).

No financial statement required to be delivered pursuant to this Agreement shall be required to include acquisition or purchase accounting adjustments to the extent it is not practicable to include any such adjustments in such financial statement.

Notwithstanding anything to the contrary herein, neither Holdings, the Borrower nor any Subsidiary shall be required to deliver, disclose, permit the inspection, examination or making of copies of or taking abstracts from, or discuss any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information of Holdings, the Borrower or the Subsidiaries and/or any of its customers and/or suppliers, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or any of their respective representatives or contractors) is prohibited by applicable law, (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) in respect of which Holdings, the Borrower or any Subsidiary owes confidentiality obligations to any third party (provided such confidentiality obligations were not entered into in contemplation of this paragraph).

Section 5.05 Other Notices.

(a) Furnish to the Administrative Agent (which will promptly thereafter furnish to the Lenders) written notice of the following promptly after any Responsible Officer of the Borrower obtains actual knowledge thereof:

(i) any Event of Default or Default;

(ii) any receipt by Holdings, the Borrower or any Restricted Subsidiary of written notice of (A) any violation or alleged violation of any Environmental Law, (B) any Environmental Liability or Environmental Claim, (C) any Release of Hazardous Materials at, on, under or from any property owned, leased or operated by Holdings, the Borrower or any Restricted Subsidiary that could reasonably be expected to result in an Environmental Liability, or (D) any pending or threatened investigation, inquiry, proceeding or action by any Governmental Authority relating to any Environmental Law, in each case of (A)-(D), that would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect; and

(iii) any other development, event or circumstance specific to Holdings, the Borrower or any of the Restricted Subsidiaries that is not a matter of general public knowledge and that has had, or would reasonably be expected to have, a Material Adverse Effect.

Each notice delivered under this Section 5.05(a) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth the details of the event, circumstance or development requiring such notice and any action taken or proposed to be taken with respect thereto.

(b) Promptly notify the Administrative Agent of Holdings or the Borrower becoming a “covered foreign person” as that term is used in the Outbound Investment Rules.

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Section 5.06 Compliance with Laws. Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 5.07 Maintaining Records; Access to Properties and Inspections. Maintain all financial records in accordance with GAAP and permit any persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender to visit and inspect the financial records and the properties of Holdings, the Borrower or any of the Restricted Subsidiaries at reasonable times, upon reasonable prior notice to the Borrower, and as often as reasonably requested (provided that, so long as no Event of Default has occurred and is continuing, the Administrative Agent and the Lenders shall be limited collectively to one (1) such visit and inspection per calendar year at the Borrower’s expense) and to make extracts from and copies of such financial records, and permit any persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender upon reasonable prior notice to the Borrower to discuss the affairs, finances and condition of Holdings, the Borrower or any of the Restricted Subsidiaries with the officers thereof and independent accountants therefor (so long as the Borrower has the opportunity to participate in any such discussions with such accountants), in each case, subject to reasonable requirements of confidentiality, including requirements imposed by law or by contract.

Section 5.08 Use of Proceeds. Use the proceeds of the Loans made and Letters of Credit issued in the manner contemplated by Section 3.12.

Section 5.09 [Reserved].

Section 5.10 Additional Security; Notice of Name Change; Further Assurances.

(a) Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that the Collateral Agent may reasonably request (including those required by applicable law), to satisfy the Collateral and Guarantee Requirement and to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties and provide to the Collateral Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Collateral Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b) If any additional direct or indirect Restricted Subsidiary of Holdings is formed (including by a Delaware LLC Division), acquired or ceases to constitute an Excluded Subsidiary following the Closing Date and such Restricted Subsidiary is (1) a Wholly Owned Domestic Subsidiary of Holdings that is not an Excluded Subsidiary or (2) any other Domestic Subsidiary of Holdings that may be designated by the Borrower in its sole discretion, within forty-five (45) days, or such longer period as the Administrative Agent may agree in its sole discretion from time to time, notify the Administrative Agent thereof and, within sixty (60) days, or such longer period as the Administrative Agent may agree in its sole discretion from time to time, cause such Restricted Subsidiary to become a Guarantor and cause the Collateral and Guarantee Requirement to be satisfied with respect to such Restricted Subsidiary and with respect to any Equity Interest in such Restricted Subsidiary owned by or on behalf of any Loan Party or Indebtedness of such Restricted Subsidiary owned by Holdings, subject to this Section 5.10. Notwithstanding anything to the contrary herein, the Borrower shall have the right, at any time, to designate an Excluded Subsidiary that is a Domestic Subsidiary as a Guarantor (and once so designated in accordance with this clause (b) such Subsidiary shall cease to be an Excluded Subsidiary) and to subsequently release such Guarantee in accordance with Section 9.17(b)(ii); provided, however, that in no circumstance shall an Excluded Subsidiary become a Guarantor unless designated as a Guarantor by the Borrower in its sole discretion.

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(c) Furnish to the Collateral Agent prompt written notice of any change (A) in any Loan Party’s corporate or organization name, (B) in any Loan Party’s identity or organizational form, (C) in any Loan Party’s organizational identification number (to the extent relevant in the applicable jurisdiction of organization) and (D) in any Loan Party’s jurisdiction of organization (or change in debtor’s location under Section 9-307 of the Uniform Commercial Code); provided that the Borrower shall not effect or permit any such change unless all filings have been made, or will have been made within thirty (30) days following such change (or such longer period as the Collateral Agent may agree in its sole discretion from time to time), under the Uniform Commercial Code (or its equivalent in any applicable jurisdiction) that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral in which a security interest may be perfected by such filing, for the benefit of the Secured Parties.

Notwithstanding anything to the contrary in this Agreement or in the other Loan Documents, the Collateral and Guarantee Requirement and the other provisions of this Section 5.10 and the other Loan Documents with respect to Collateral need not be satisfied with respect to any of the following (collectively, the “Excluded Property”): (i) [reserved], (ii) any Real Property with a Fair Market Value equal to or less than $15,000,000, other than any equipment (even if it constitutes a fixture); (iii) motor vehicles, aircraft and other assets subject to certificates of title (other than to the extent that a security interest therein can be perfected by the filing of a financing statement under the Uniform Commercial Code); (iv) letter of credit rights (other than to the extent that a security interest therein can be perfected by the filing of a financing statement under the Uniform Commercial Code); (v) commercial tort claims (as defined in the Uniform Commercial Code) with a value of less than $5,000,000; (vi) Permitted Investments that are subject to Liens that are permitted by Section 6.02(f), (g), (q) or (bb); (vii) leases, licenses, permits and other agreements, any property subject to a purchase money security interest, any lien securing a Finance Lease Obligation or similar arrangements, in each case, to the extent permitted to be incurred or provided under the Credit Agreement and each other applicable Loan Document and to the extent, and so long as, the pledge thereof as Collateral would require a consent not obtained, violate the terms thereof or create a right of termination in favor of any other party thereto (other than the Borrower or a Guarantor), but only to the extent, and for so long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the Uniform Commercial Code, the Bankruptcy Code or other Requirement of Law and other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code; (viii) other assets to the extent and for so long as the pledge thereof or the security interest therein is prohibited by applicable law, rule or regulation (only to the extent such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the Uniform Commercial Code, Bankruptcy Code or any other Requirement of Law), or by any contractual obligation existing on the Closing Date or at the time such assets are acquired and not incurred in contemplation of such acquisition, or which could reasonably be expected to require governmental (including regulatory) consent, approval, license or authorization to be pledged (unless such consent, approval, license or authorization has been received), but only to the extent, and for so long as, such prohibition or requirement is not terminated or rendered unenforceable or otherwise deemed ineffective by the Uniform Commercial Code, the Bankruptcy Code or other Requirement of Law and, in each case, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code; (ix) those assets as to which the Administrative Agent and the Borrower shall reasonably agree that the costs or other adverse consequences (including, without limitation, Tax consequences) of obtaining such security interest or perfection thereof are excessive in relation to the value of the security to be afforded thereby; (x) “intent-to-use” trademark or service mark applications prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration issuing from such intent-to-use application, under applicable law; (xi) [reserved]; (xii) any governmental licenses, permits or state or local franchises, charters and authorizations, to the extent and for so long as Liens and security interests therein are prohibited or restricted thereby, but only to the extent, and for so long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the Uniform Commercial Code and other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code; (xiii) Excluded Securities; (xiv) [reserved]; (xv) any accounts established for tax benefits, escrow accounts, fiduciary or trust accounts for the benefit of third parties (including employee payroll accounts) that are not Loan Parties and funds and other property held in or maintained in such accounts and (xvi) all “Collateral” as defined under each of that certain (a) Loan and Security Agreement, dated as of September 2, 2025, by and among, inter alios, Holdings and Texas Capital Bank, as in effect on the date hereof, and (b) Loan and Security Agreement, dated as of November 25, 2025, by and among, inter alios, Holdings and Texas Capital Bank, as in effect on the date hereof; provided that the Borrower may in its sole discretion elect to exclude any property from the definition of “Excluded Property.”

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In addition, in no event shall (1) control agreements or control, lockbox or similar agreements or arrangements be required with respect to deposit accounts, securities accounts or commodities accounts (other than in respect of the Designated Account), (2) notices be required to be sent to account debtors or other contractual third parties unless an Event of Default has occurred and is continuing, (3) estoppels or collateral access letters or similar arrangements be required or (4) actions other than (w) delivery of and perfection by control over certificated Pledged Collateral required under the Security Documents and perfection by control over the Designated Account, (x) the filing of financing statements under the Uniform Commercial Code and (y) the filing of a short form intellectual property security agreement with the United States Patent and Trademark Office or United States Copyright Office, as applicable, be required by any Loan Party organized in the United States with respect to the perfection of the security interest in any Intellectual Property. Notwithstanding anything to the contrary herein or in any Loan Document, no Loan Party shall be required to make any filings with respect to the perfection of the security interest in any Intellectual Property in any jurisdiction other than the United States.

Notwithstanding anything herein to the contrary the Collateral Agent may grant extensions of time or waiver or modification of requirement for the creation or perfection of security interests in or the obtaining of insurance with respect to particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) where it reasonably determines, in consultation with the Borrower, that perfection or obtaining of such items cannot reasonably be accomplished without undue effort or expense or is otherwise impracticable by the time or times at and/or in the form or manner in which it would otherwise be required by this Agreement or the other Loan Documents.

Section 5.11 [Reserved].

Section 5.12 Restricted and Unrestricted Subsidiaries; Material Assets. Designate any Restricted Subsidiary as an Unrestricted Subsidiary or redesignate any Unrestricted Subsidiary as a Restricted Subsidiary only in accordance with the definition of “Unrestricted Subsidiary” contained herein***. ***, the Loan Parties shall not transfer, sell, assign, convey or otherwise dispose of (whether by assignment, exclusive license or otherwise) to any Subsidiary that is not a Guarantor or to any Unrestricted Subsidiary any of their respective Material Assets or any material portion of the Collateral. Each Restricted Subsidiary that is not a Guarantor shall not transfer, sell, assign, convey or otherwise dispose of (whether by assignment, exclusive license or otherwise) to any Unrestricted Subsidiary any of their respective Material Assets.

Section 5.13 Anti-Corruption Laws and Sanctions. Maintain in effect and, take reasonable measures (as determined by the Borrower in good faith) to enforce policies and procedures designed to ensure compliance by Holdings, the Borrower, the Restricted Subsidiaries and their respective directors, officers, employees, and agents (acting in their capacity as such) with Anti-Corruption Laws and applicable Sanctions.

Section 5.14 Mortgages; Title. Within sixty (60) days (or such longer period as agreed by the Administrative Agent in its reasonable discretion) of the acquisition of any Material Real Property designated by the Borrower in writing to the Administrative Agent as Real Property that will not be used for development of a Project, the Borrower shall have delivered, or cause to have been delivered, to the Administrative Agent the following with respect to each of the Mortgaged Properties:

(a) One or more Mortgages and, to the extent required by Administrative Agent, a UCC-1 filing to be filed at the county-level;

(b) A local counsel opinion with respect to the Mortgages and other real estate matters, including due authorization and execution of the applicable grantor under each Mortgage;

(c) the Mortgage Policies along with (i) evidence reasonably acceptable to the Administrative Agent of payment by the Borrower of all applicable premiums, search and examination charges, escrow charges and expenses required for the recording of the Mortgages and issuance of the Mortgage Policies; and (ii) such affidavits, certificates, information (including financial data) and instruments of indemnification (including a so-called “gap” indemnification) as shall be required to induce the Title Company to issue the Mortgage Policies;

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(d) a survey of each of the Mortgaged Properties (a) prepared by a licensed surveyor reasonably acceptable to the Administrative Agent, (b) dated or re-certificated not earlier than four (4) months prior to the date of such delivery or such other date as may be reasonably satisfactory to the Administrative Agent, together with a “no change” affidavit or certification to the Administrative Agent and the Title Company in sufficient form to permit the Title Company to delete the standard survey exception and provide such survey related endorsements as the Administrative Agent shall require, (c) certified to the Administrative Agent and the Title Company, which certification shall be reasonably acceptable to the Administrative Agent, (d) showing the applicable zoning requirements sufficient to provide applicable zoning endorsement coverage in the Mortgage Policy and (e) complying with current “Minimum Standard Detail Requirements for ALTA/NSPS Land Title Surveys,” jointly established and adopted by American Land Title Association, and the National Society of Professional Surveyors (except for such deviations as are reasonably acceptable to the Administrative Agent);

(e) “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each of the Mortgaged Properties; and (ii) in the event any such property is located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area, (A) a notice about special flood hazard area status and flood disaster assistance, duly executed by the owner of the applicable Mortgaged Property, (B) evidence of flood insurance with a financially sound and reputable insurer, naming the Administrative Agent, as mortgagee, in an amount and otherwise in form and substance reasonably satisfactory to the Administrative Agent, and (C) evidence of the payment of premiums in respect thereof in form and substance reasonably satisfactory to the Administrative Agent;

(f) Executed zoning report with respect to each Mortgaged Property in form and substance and prepared by a preparer, in each case, reasonably satisfactory to the Administrative Agent.

Section 5.15 Post-Closing. Take all necessary actions to satisfy the items described on Schedule 5.15 within the applicable period of time specified in such Schedule (or such longer period as the Administrative Agent may agree in its sole discretion).

Article VI

Negative Covenants

Each Loan Party covenants and agrees with each Lender that from the Closing Date until the Termination Date, unless the Required Lenders shall otherwise consent in writing, such Loan Party will not, and will not permit any of the Restricted Subsidiaries to:

Section 6.01 Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:

(a) (x) Indebtedness (other than as described in Section 6.01(b)) existing or committed on the Closing Date (provided, that any such Indebtedness for borrowed money existing on the Closing Date that is owed to any Person other than Holdings and/or one or more of the Restricted Subsidiaries, in a principal amount in excess of $1,000,000 shall be set forth in Schedule 6.01) and (y) any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness;

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(b) Indebtedness created hereunder (including pursuant to Section 2.21, Section 2.22 and Section 2.23) and under the other Loan Documents;

(c) Indebtedness of the Borrower or any Restricted Subsidiary pursuant to Hedging Agreements entered into for non-speculative purposes;

(d) Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Borrower or any Restricted Subsidiary, pursuant to reimbursement or indemnification obligations to such person, in each case in the ordinary course of business;

(e) unsecured Indebtedness of the Borrower to any Restricted Subsidiary and of any Restricted Subsidiary to the Borrower or any other Restricted Subsidiary that complies with Section 6.04; provided that any such Indebtedness of Loan Party owing to a Restricted Subsidiary that is not a Loan Party shall be expressly subordinated in right of payment to the Loan Obligations;

(f) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(g) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services, in each case incurred in the ordinary course of business;

(h) (x) Indebtedness of a Restricted Subsidiary acquired after the Closing Date or a Person merged or consolidated with the Borrower or any Restricted Subsidiary after the Closing Date and Indebtedness otherwise assumed by the Borrower or any Restricted Subsidiary in connection with the acquisition of assets or Equity Interests (including a Permitted Acquisition) where such acquisition, merger, amalgamation or consolidation is not prohibited by this Agreement; provided that Indebtedness incurred pursuant to this subclause (h)(x) shall be in existence prior to the respective acquisition, merger, amalgamation or consolidation and shall not have been created in contemplation thereof or in connection therewith and (y) any Permitted Refinancing Indebtedness incurred to Refinance any such Indebtedness;

(i) (x) Finance Lease Obligations, mortgage financings, purchase money financings and other Indebtedness incurred by the Borrower or any Restricted Subsidiary prior to or within 360 days after the acquisition, lease, construction, repair, replacement or improvement of the respective property (real or personal, and whether through the direct purchase of property or the Equity Interest of any person owning such property) permitted under this Agreement in order to finance such acquisition, lease, construction, repair, replacement or improvement in an aggregate principal amount not to exceed the greater of *** and *** of Consolidated Total Assets for the most recently ended Test Period as of the time of incurrence of such Indebtedness and (y) any Permitted Refinancing Indebtedness in respect thereof;

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(j) Additional Indebtedness in respect of purchase money financings, and Indebtedness constituting guaranties of such purchase money financings, in an aggregate amount not to exceed *** at any time;

(k) Guarantees (i) by the Borrower or any Guarantor of any Indebtedness of the Borrower or any Restricted Subsidiary permitted to be incurred under this Agreement; provided such Guarantees are permitted pursuant to Section 6.04, (ii) by any Restricted Subsidiary that is not a Guarantor of Indebtedness of another Restricted Subsidiary that is not a Guarantor and (iii) by Restricted Subsidiaries that are not Guarantors of Indebtedness of the Borrower or any Guarantor and, in each case, of any Permitted Refinancing Indebtedness in respect thereof; provided, that Guarantees by the Borrower or any Guarantor under this Section 6.01(k) of any other Indebtedness of the Borrower or a Restricted Subsidiary that is subordinated in right of payment to the Loan Obligations shall be expressly subordinated in right of payment to the Loan Obligations to at least the same extent as such underlying Indebtedness is subordinated in right of payment;

(l) Indebtedness arising from agreements of the Borrower or any Restricted Subsidiary providing for indemnification, adjustment of purchase or acquisition price or similar obligations (including earn-outs), in each case, incurred or assumed in connection with any Permitted Acquisition, other Investments or the disposition of any business, assets or a Restricted Subsidiary not prohibited by this Agreement;

(m) Indebtedness in respect of letters of credit, bank guarantees, warehouse receipts or similar instruments issued in the ordinary course of business and not supporting obligations in respect of Indebtedness for borrowed money;

(n) [reserved];

(o) Indebtedness incurred in the ordinary course of business in respect of obligations of the Borrower or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money or any Hedging Agreements;

(p) Indebtedness representing deferred compensation to any Permitted Payee of the Borrower or any Restricted Subsidiary incurred in the ordinary course of business or in connection with Permitted Acquisitions or similar Investments;

(q) [reserved];

(r) obligations in respect of Cash Management Agreements;

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(s) [reserved];

(t) Indebtedness issued by the Borrower or any Restricted Subsidiary to Permitted Payees to finance the purchase or redemption of Equity Interests of the Borrower permitted by Section 6.06;

(u) [reserved];

(v) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business; and

(w) Indebtedness in an aggregate principal amount outstanding not to exceed the Incremental Amount;

(x) [reserved];

(y) ***;

(z) ***;

(aa) [reserved];

(bb) guarantees of Hedging Agreements incurred in the ordinary course of business; and

(cc) Indebtedness consisting of obligations owing under incentive, supply, license, sublicense or similar agreements entered into in the ordinary course of business, consistent with past practice or consistent with industry norm.

With respect to any Indebtedness that was permitted to be incurred hereunder on the date of such incurrence or the Deemed Date, as applicable, any Increased Amount of such Indebtedness shall also be permitted hereunder after the date of such incurrence or the Deemed Date, as applicable.

This Agreement will not treat (1) unsecured Indebtedness as subordinated or junior in right of payment to secured Indebtedness merely because it is unsecured or (2) senior Indebtedness as subordinated or junior in right of payment to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral.

Notwithstanding anything to the contrary in this Agreement, in connection with (1) the incurrence of Indebtedness under this Section 6.01 or (2) the establishment of any commitment relating to the incurrence of Indebtedness under this Section 6.01 and the granting of any Lien to secure such Indebtedness, the Borrower or applicable Restricted Subsidiary may designate the incurrence of such Indebtedness and the granting of such Lien therefor as having occurred on the date of first incurrence of such loan Indebtedness or establishment of a commitment with respect thereto (such date, the “Deemed Date”), and any related subsequent actual incurrence and the granting of such Lien therefor will be deemed for purposes of this Section 6.01 and Section 6.02 of this Agreement to have occurred on such Deemed Date, including, without limitation, for purposes of calculating usage of any baskets hereunder (if applicable) and the Debt Service Coverage Ratio (and all such calculations, without duplication, on the Deemed Date and on any subsequent date until such commitment is funded or terminated or such designation is rescinded shall be made on a Pro Forma Basis after giving effect to such deemed incurrence, the granting of any Lien therefor and related transactions in connection therewith).

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Section 6.02 Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any person) of Holdings, the Borrower or any Restricted Subsidiary now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, “Permitted Liens”):

(a) Liens on property or assets of Holdings, the Borrower and the Restricted Subsidiaries existing on the Closing Date and , (a) with respect to Holdings, set forth on Schedule 6.02(i), and (b) with respect to the Borrower and the Restricted Subsidiaries, to the extent securing Indebtedness for borrowed money in a principal amount in excess of $1,000,000, set forth on Schedule 6.02(ii) and any modifications, replacements, renewals or extensions thereof; provided that such Liens shall secure only those obligations that are in existence or committed on the Closing Date (and any Permitted Refinancing Indebtedness in respect of such obligations permitted by Section 6.01) and shall not subsequently apply to any property or assets of Holdings, the Borrower or any Restricted Subsidiary other than those originally securing (or required to secure) the relevant obligation other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien and (B) proceeds and products thereof;

(b) any Lien created under the Loan Documents;

(c) any Lien on any property or asset of the Borrower or any Restricted Subsidiary in existence at the time acquired by the Borrower or a Restricted Subsidiary, or at the time a Person becomes a Restricted Subsidiary or is merged with or into the Borrower or any Restricted Subsidiary; provided, that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary or being merged with or into the Borrower or a Restricted Subsidiary, as the case may be, and (ii) such Lien does not apply to any other property or assets of the Borrower or any of its Restricted Subsidiaries not securing (or required to secure) the relevant obligation at the date of the acquisition of such property or asset other than accessions and additions thereto and proceeds and products thereof;

(d) Liens for Taxes, assessments or other governmental charges or levies not yet delinquent by more than sixty (60) days or that are being contested in good faith in compliance with Section 5.03(i);

(e) Liens imposed by law, constituting landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, supplier’s, construction or other like Liens, securing obligations that are not overdue by more than sixty (60) days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Borrower or any Restricted Subsidiary shall have set aside on its books reserves in accordance with GAAP;

(f) (i) pledges and deposits and other Liens made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, health, disability or other employee benefits, unemployment insurance, employers’ health tax and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Restricted Subsidiary;

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(g) deposits and other Liens to secure the performance of bids, trade contracts (other than for Indebtedness), leases, statutory obligations, surety, indemnity, warranty, release, appeal or similar bonds, performance and return of money bonds, bids, leases, government contracts, agreements with utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof), in each case to the extent such deposits and other Liens are incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(h) zoning, land use and building restrictions, regulations and ordinances, easements, survey exceptions, minor encroachments by and on Real Property, railroad trackage rights, sidings and spur tracks, leases (other than Finance Lease Obligations), subleases, licenses, special assessments, rights-of-way, covenants, conditions, restrictions and declarations on or with respect to the use of Real Property, reservations, restrictions and leases of or with respect to oil, gas, mineral, riparian and water rights and water usage, servicing agreements, development agreements, site plan agreements and other similar encumbrances incurred in the ordinary course of business and title defects or irregularities that are of a minor nature and that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of Holdings, the Borrower or any Restricted Subsidiary;

(i) Liens securing Indebtedness permitted by Sections 6.01(i) and 6.01(j); provided, that such Liens do not apply to any property or assets of the Borrower or any Restricted Subsidiary other than the property or assets acquired, leased, constructed, installed, operated, maintained, replaced, repaired or improved with such Indebtedness (or the Indebtedness Refinanced thereby), and accessions and additions thereto, proceeds and products thereof, customary security deposits and related property; provided, further, that individual financings provided by one lender may be cross-collateralized to other financings provided by such lender (and its Affiliates);

(j) non-consensual Liens securing judgments that do not constitute an Event of Default under Section 7.01(j), and Liens or Permitted Investments securing appeal bonds or letters of credit with respect thereto;

(k) any interest or title of a ground lessor or any other lessor, sublessor or licensor under any ground leases or any other leases, subleases or licenses entered into by Holdings, the Borrower or any Restricted Subsidiary in the ordinary course of business, and all Liens suffered or created by any such ground lessor or any other lessor, sublessor or licensor (or any predecessor in interest) with respect to any such interest or title in the Real Property which is subject thereof;

(l) Liens that are contractual rights of set-off (and related pledges) (i) relating to the establishment of depository relations with banks and other financial institutions not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposits, sweep accounts, reserve accounts or similar accounts of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any Restricted Subsidiary, including with respect to credit card charge-backs and similar obligations, or (iii) relating to purchase orders and other agreements entered into with customers, suppliers or service providers of the Borrower or any Restricted Subsidiary in the ordinary course of business;

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(m) Liens (i) arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, (iii) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes, (iv) in respect of Third-Party Funds or (v) in favor of credit card companies pursuant to agreements therewith;

(n) Liens securing obligations in respect of letters of credit, bank guarantees, warehouse receipts or similar obligations permitted under Section 6.01(f) or (m) and incurred in the ordinary course of business and not supporting obligations in respect of Indebtedness for borrowed money;

(o) leases or subleases, and licenses or sublicenses (including with respect to any fixtures, furnishings, equipment, vehicles or other personal property), granted to others in the ordinary course of business not interfering in any material adverse respect with the business of Holdings, the Borrower and the Restricted Subsidiaries, taken as a whole;

(p) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(q) Liens solely on any cash earnest money deposits made by the Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Investment permitted hereunder;

(r) [reserved];

(s) Liens on any amounts held by a trustee under any indenture or other debt agreement issued in escrow pursuant to customary escrow arrangements pending the release thereof, or under any indenture or other debt agreement pursuant to customary discharge, redemption or defeasance provisions;

(t) the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(u) Liens arising from precautionary Uniform Commercial Code financing statements regarding operating leases or other obligations not constituting Indebtedness;

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(v) Liens (i) on Equity Interests in joint ventures (A) securing obligations of such joint venture or (B) pursuant to the relevant joint venture agreement or arrangement and (ii) on Equity Interests of, or other securities or obligations issued by, Unrestricted Subsidiaries;

(w) Liens on securities that are the subject of repurchase agreements constituting Permitted Investments under clause (c) of the definition thereof;

(x) [reserved];

(y) Liens securing insurance premium financing arrangements; provided that such Liens are limited to the applicable unearned insurance premiums;

(z) in the case of Real Property that constitutes a leasehold interest, any Lien to which the fee simple or freehold interest (or any superior leasehold interest) is subject;

(aa) [reserved];

(bb) Liens on cash or Permitted Investments securing Hedging Agreements or obligations in respect of Cash Management Agreements otherwise permitted hereunder;

(cc) Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit or bank guarantee issued or created for the account of the Borrower or any Restricted Subsidiary in the ordinary course of business; provided, that such Lien secures only the obligations of the Borrower or such Restricted Subsidiaries in respect of such letter of credit, bank guarantee or banker’s acceptance to the extent permitted under Section 6.01;

(dd) subordination, non-disturbance and/or attornment agreements with any ground lessor, lessor or any mortgagor of any of the foregoing, with respect to any ground lease or other lease or sublease entered into by the Borrower or any Restricted Subsidiary;

(ee) Liens arising out of conditional sale, title retention or similar arrangements for the sale or purchase of goods by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(ff) other Liens with respect to property or assets of the Borrower or any Restricted Subsidiary securing obligations in an aggregate outstanding principal amount not exceeding the greater of *** and *** Consolidated Total Assets for the most recently ended Test Period; provided that any such Liens on the Collateral securing Indebtedness for borrowed money shall rank junior to the Liens on the Collateral securing the Obligations pursuant to an intercreditor agreement in form and substance acceptable to the Administrative Agent;

(gg) in the case of (A) any subsidiary of the Borrower that is not a Wholly Owned Subsidiary or (B) the Equity Interests in any person that is not a Subsidiary of the Borrower, any encumbrance or restriction, including any put and call arrangements, related to Equity Interests in such subsidiary or such other person set forth in the organization documents of such subsidiary or such other person or any related joint venture, shareholders’ or similar agreement;

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(hh) Liens on cash Collateral securing Indebtedness incurred pursuant to Section 6.01(m) or (cc);

(ii) Liens securing Incremental Equivalent Debt, so long as such Liens are subject to an Acceptable Intercreditor Agreement;

(jj) *;

(kk) Liens securing Indebtedness permitted under Section 6.01(n)(x)(I), (bb) and (cc); and

(ll) Liens securing any Permitted Refinancing Indebtedness.

With respect to any applicable Increased Amount for Indebtedness that is secured by a Lien permitted by this Section 6.02, such Increased Amount may be secured by the same Lien that secures such Indebtedness.

Notwithstanding anything to the contrary in this Agreement, Holdings, the Borrower and each Restricted Subsidiary shall not create, incur, assume or permit to exist any Lien on any Equity Interests owned by it in each of APLD ELN-01 LLC, APLD Hosting LLC, APLD ChronoScale HoldCo LLC, and ChronoScale, it being understood and agreed that, subject to Section 6.06(j) nothing in this Agreement shall prohibit Holdings from distributing, disposing or otherwise transferring, by way of dividend or otherwise (other than granting a Lien thereon) its interest in the foregoing Equity Interests.

Section 6.03 Asset Sales. Consummate any Asset Sale with respect to any property, business or asset now owned or hereafter acquired, unless: (i) such Asset Sale is for Fair Market Value, (ii) no Event of Default has occurred and is continuing or would result therefrom; (iii) at least *** of the consideration for such Asset Sale consists of cash or Permitted Investments; provided that, for purposes of this clause (iii), each of the following shall be deemed to be cash: (A) the amount of any liabilities (excluding any contingent liabilities) (as shown on Holdings’, the Borrower’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto or if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been shown on Holdings’, the Borrower’s or such Restricted Subsidiary’s balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on the date of such balance sheet) that are assumed by the transferee of any such assets or are otherwise cancelled in connection with such transaction, (B) the amount of any notes or other obligations or other securities or assets received by Holdings, the Borrower or such Restricted Subsidiary from the transferee that are reasonably expected to be converted by Holdings, the Borrower or such Restricted Subsidiary into cash or Permitted Investments within 180 days after receipt thereof and (C) any non-cash consideration received by Holdings, the Borrower or any of the Restricted Subsidiaries in such Asset Sale (in one transaction or a series of related transactions), having an aggregate Fair Market Value not exceeding, in the aggregate, *** and when received (with the Fair Market Value of each such item of non-cash consideration being measured at the time received and without giving effect to subsequent changes in value); provided, further, that the value of cash or Permitted Investments received from the Disposition of, or as a return on, or proceeds of, any such item of non-cash consideration shall increase availability under this clause (C) dollar-for-dollar; (iv) the aggregate consideration for all Asset Sales shall not exceed the greater of *** and *** of Consolidated Total Assets for the most recently ended Test Period; and (v) such Asset Sale does not involve (A) any Material Assets or (B) assets constituting a significant portion of the Collateral.

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Section 6.04 Investments, Loans and Advances. (i) Purchase or acquire (including pursuant to any merger with a person that is not a Wholly Owned Subsidiary immediately prior to such merger) any Equity Interests, evidences of Indebtedness or other securities of any other person, (ii) make any loans, advances or capital contributions to, or Guarantees of the Indebtedness of, any other Person, or (iii) purchase or otherwise acquire, in one transaction or a series of related transactions, (x) all or substantially all of the property and assets or business of another person or (y) assets constituting a business unit, line of business or division of such person (each of the foregoing, an “Investment”), except:

(a) Investments in the Borrower or any Restricted Subsidiary or in any Person that will, upon such Investment, become a Restricted Subsidiary; provided that the aggregate amount of such Investments by the Borrower or any Guarantor after the Closing Date in any Restricted Subsidiary that is not a Guarantor shall not exceed the greater of *** and *** of Consolidated Total Assets for the most recently ended Test Period;

(b) Permitted Investments and Investments that were Permitted Investments when made;

(c) Investments arising out of the receipt by the Borrower or any Restricted Subsidiary of non-cash consideration in connection with an Asset Sale or other Disposition of assets;

(d) loans and advances to any Permitted Payee (i) in the ordinary course of business in an aggregate amount not to exceed *** and (ii) not in the ordinary course of business in an aggregate amount not to exceed ***;

(e) accounts receivable, security deposits and prepayments arising and trade credit granted in the ordinary course of business and any assets or securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business;

(f) Hedging Agreements entered into for non-speculative purposes;

(g) Investments existing on, or contractually committed as of, the Closing Date and set forth on Schedule 6.04 and any extensions, renewals, replacements or reinvestments thereof, so long as the aggregate amount of all Investments pursuant to this clause (g) is not increased at any time above the amount of such Investment existing or committed on the Closing Date (other than pursuant to an increase as required by the terms of any such Investment as in existence on the Closing Date or as otherwise permitted by this Section 6.04);

(h) Investments resulting from pledges and deposits under Sections 6.02(f), (g), (m), (q) and (bb);

(i) [reserved];

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(j) Investments constituting Permitted Acquisitions so long as, (i) no Specified Event of Default has occurred and is continuing, (ii) *** and (iii) the aggregate amount of Investments made in reliance on this clause (j) in Unrestricted Subsidiaries does not exceed the greater of *** and *** of Consolidated Total Assets for the most recently ended Test Period and (iv) the pro forma Debt Service Coverage Ratio for the most recently ended Test Period is equal to or greater than *** to 1.00;

(k) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, or acquired by virtue of foreclosure or settlement in lieu thereof;

(l) Investments to the extent that payment for such Investments is made with Qualified Equity Interests of the Borrower;

(m) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers;

(n) Investments in connection with any Permitted Reorganization;

(o) advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the Borrower or such Restricted Subsidiary;

(p) [reserved];

(q) Investments consisting of the licensing, sublicensing, purchasing, acquisition or contribution of intellectual property rights (including any Intellectual Property) pursuant to joint marketing, settlement or other similar arrangements with other persons, or otherwise for the purpose of avoiding claims of infringement or other violation of intellectual property rights of other persons;

(r) to the extent constituting Investments, purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses, sublicenses or leases of intellectual property rights (including any Intellectual Property) in each case in the ordinary course of business;

(s) ***;

(t) Investments in an amount not to exceed the amount received by the Borrower in cash in respect of any sale of, or contribution in respect of, its Equity Interests, or rights to acquire its Equity Interests, in each case on or after the Closing Date (excluding any Cure Proceeds applied pursuant to Section 6.09(b));

(u) Investments consisting of Liens permitted under Section 6.02 and Indebtedness (including guarantees) permitted under Section 6.01, in each case other than by reference to Investments permitted under this Section 6.04;

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(v) Investments in joint ventures *** not to exceed at any time the greater of $*** and *** of Consolidated Total Assets for the most recently ended Test Period; and

(w) Investments held by a Person that becomes a Restricted Subsidiary, or is merged with or into the Borrower or a Restricted Subsidiary, in each case after the Closing Date, and Investments held by an Unrestricted Subsidiary at the time it is designated as a Restricted Subsidiary, in each case so long as such Investment was not originally made in contemplation of such Person becoming a Restricted Subsidiary, or being merged with or into the Borrower or a Restricted Subsidiary, or being designated a Restricted Subsidiary, as the case may be.

The amount of any Investment made other than in the form of cash or Permitted Investments shall be the Fair Market Value thereof valued at the time of the making thereof. The amount of any Investment shall be determined without giving effect to any subsequent write-downs or write-offs thereof, but after giving effect to any interest, income, distributions and other returns in respect thereof.

Notwithstanding anything to the contrary set forth in this Agreement, and excluding clause 6.04(s)(ii) above, (x) the only basket available for Investments made in or other transfers of assets to (whether structured as a Disposition, Restricted Payment or otherwise) Unrestricted Subsidiaries and designations of Unrestricted Subsidiaries shall be Section 6.04(j)(iii) above and (y) there shall be no rebuilding of such baskets to the extent utilized for Investments in Unrestricted Subsidiaries or their respective Subsidiaries (including with respect to any redesignation or with respect to proceeds received on account of any such transfer or returns on such Investments or otherwise), nor any reclassification of such Investments permitted in reliance on such baskets. For the avoidance of doubt, any transfers (including, without limitation, investments in, sales or other dispositions and restricted payments (including dividends to)) Unrestricted Subsidiaries may only be made pursuant to Section 6.04(j)(iii).

Section 6.05 Mergers and Fundamental Changes. (x) Merge into, amalgamate with or consolidate with any other Person, or permit any other Person to merge into, amalgamate with or consolidate with it, or (y) Dispose of (in one transaction or in a series of related transactions) all or substantially all of the assets of Holdings, the Borrower and the Restricted Subsidiaries, taken as a whole, except that this Section 6.05 shall not prohibit:

(a) Permitted Acquisitions (including any merger, consolidation or amalgamation in order to effect a Permitted Acquisition); provided, that, solely with respect to transactions pursuant to clause (1)) of the definition of Permitted Acquisitions, following any such merger, consolidation or amalgamation in which the Borrower is a constituent party, the Borrower is the surviving entity or the surviving entity expressly assumes the obligations of the Borrower under the Loan Documents in a manner, and subject to customary “know your customer” and similar requirements, reasonably satisfactory to the Administrative Agent;

(b) if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing or would result therefrom, any Restricted Subsidiary or any other Person may be merged, amalgamated or consolidated with or into the Borrower, or the Borrower may Dispose of all or substantially all of the assets of the Borrower and its Restricted Subsidiaries, taken as a whole, to any Person; provided that the surviving entity, or such Person, shall be a Person organized under the laws of the United States, any State thereof, or the District of Columbia, and that expressly assumes the obligations of the Borrower under the Loan Documents in a manner, and subject to customary “know your customer” and similar requirements, reasonably satisfactory to the Administrative Agent (or, alternatively, in the case of a merger, amalgamation or consolidation, the surviving entity shall be the Borrower);

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(c) the Borrower or any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to any Restricted Subsidiary and any Restricted Subsidiary may merge, amalgamate or consolidate with or into the Borrower or any other Restricted Subsidiary; provided, that following any such merger, consolidation or amalgamation in which the Borrower is a constituent party, the Borrower is the surviving entity or the surviving entity expressly assumes the obligations of the Borrower under the Loan Documents in a manner, and subject to customary “know your customer” and similar requirements, reasonably satisfactory to the Administrative Agent;

(d) any Restricted Subsidiary may merge, amalgamate or consolidate with or into any Person, or Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise), in order to effect, or in connection with, a Disposition or Investment otherwise permitted hereunder;

(e) any Restricted Subsidiary may liquidate or dissolve if the Borrower determines in good faith than such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; and

(f) Permitted Reorganizations; provided that if any Restricted Subsidiary or other Person is merged, amalgamated or consolidated with or into the Borrower in connection with any such Permitted Reorganization, the surviving entity shall be the Borrower or the applicable requirements described in the proviso to clause (b) above shall be satisfied.

Section 6.06 Restricted Payments. (i) Declare or pay any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (other than dividends and distributions on Equity Interests payable solely by the issuance of Qualified Equity Interests of Holdings), (ii) redeem, purchase, retire or otherwise acquire for value any of Holdings’s Equity Interests or set aside any amount for any such purpose (other than through the issuance of Qualified Equity Interests of Holdings) or (iii) make any principal payment on, or redeem, purchase, retire or otherwise acquire for value, in each case, prior to any scheduled repayment, sinking fund payment or maturity, any junior lien, subordinated Indebtedness of Holdings, the Borrower or any of the Restricted Subsidiaries (all of the foregoing, “Restricted Payments”); provided, however, that:

(a) Restricted Payments may be made to Holdings, the Borrower or any Restricted Subsidiary (provided, that Restricted Payments made by a non-Wholly Owned Subsidiary to the Borrower or any Restricted Subsidiary that is a direct or indirect parent of such Restricted Subsidiary must be made on a pro rata basis (or more favorable basis from the perspective of the Borrower or such Restricted Subsidiary) based on its ownership interests of the applicable class of Equity Interests in such non-Wholly Owned Subsidiary);

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(b) Restricted Payments in an amount not to exceed *** in any calendar year may be made by the Borrower or any of its Affiliates to purchase or redeem the Equity Interests of the Borrower or any of its Affiliates (including related equity appreciation rights or similar securities) held by Permitted Payees or by any Plan or pursuant to any shareholders’ agreement then in effect upon such Person’s death, disability, retirement or termination of employment or under the terms of any such Plan or any other agreement under which such Equity Interests or related rights were issued or under any arrangement to which they are subject; provided, that cancellation of Indebtedness owing to the Borrower or any Restricted Subsidiary from any Permitted Payee in connection with a repurchase of Equity Interests of the Borrower or any of its Affiliates shall not be deemed to constitute a Restricted Payment for purposes of this Section 6.06;

(c) Permitted Reorganizations shall be permitted;

(d) cash payments, in lieu of the issuance of fractional shares, upon the exercise of warrants or upon the conversion or exchange of Equity Interests of any such Person;

(e) [reserved];

(f) [reserved];

(g) Restricted Payments in connection with the withholding or redemption of Equity Interests from Permitted Payees solely to cover such Permitted Payee’s tax withholding obligation;

(h) [reserved];

(i) [reserved]; and

(j) so long as no Default or Event of Default has occurred and is continuing, dividends on Holdings’ common stock, whether in cash, Equity Interests of ChronoScale or Base Electron (or any successor to either of the foregoing), or other property, in an aggregate amount in any calendar year not to exceed ***.

Notwithstanding anything herein to the contrary, the foregoing provisions of this Section 6.06 will not prohibit the payment of any Restricted Payment or the consummation of any redemption, purchase, defeasance or other payment within sixty (60) days after the date of declaration thereof or the giving of notice, as applicable, if at the date of declaration or the giving of such notice such payment would have complied with the provisions of this Section 6.06 (it being understood that such Restricted Payment shall be deemed to have been made on the date of declaration or notice for purposes of such provision).

The amount of any Restricted Payment made other than in the form of cash or Permitted Investments shall be the Fair Market Value thereof.

Section 6.07 [Reserved].

Section 6.08 Restrictions on Subsidiary Distributions and Negative Pledge Clauses. Permit the Borrower or any Restricted Subsidiary to enter into any agreement or instrument that by its terms restricts the payment of dividends or other distributions or the making of cash advances to the Borrower or any Restricted Subsidiary that is a direct or indirect parent of such Restricted Subsidiary, except, in each case, restrictions existing by reason of:

(a) restrictions imposed by applicable law;

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(b) contractual encumbrances or restrictions in effect on the Closing Date under Indebtedness existing on the Closing Date and set forth on Schedule 6.01 or contained in any agreements related to any Permitted Refinancing Indebtedness in respect of any such Indebtedness that does not materially expand the scope of any such encumbrance or restriction (as determined in good faith by the Borrower);

(c) any restriction imposed pursuant to an agreement entered into for the sale or disposition of the Equity Interests or assets of a Restricted Subsidiary pending the closing of such sale or disposition;

(d) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business;

(e) any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the specific property or assets securing such Indebtedness;

(f) any restrictions imposed by any agreement relating to Indebtedness incurred pursuant to Section 6.01 or Permitted Refinancing Indebtedness in respect thereof, to the extent such restrictions are not materially more restrictive, taken as a whole, than the restrictions contained in this Agreement (in each case, as determined in good faith by the Borrower);

(g) customary provisions contained in leases, licenses or sublicenses of intellectual property rights (including any Intellectual Property) and other similar agreements;

(h) customary provisions restricting subletting or assignment (including any change of control deemed an assignment) of any lease governing a leasehold interest;

(i) customary provisions restricting assignment, mortgaging or hypothecation of any agreement entered into in the ordinary course of business;

(j) customary restrictions and conditions contained in any agreement relating to the sale, transfer, lease or other disposition of any asset permitted hereunder pending the consummation of such sale, transfer, lease or other disposition;

(k) Permitted Liens and customary restrictions and conditions contained in the document relating thereto (as determined by the Borrower in good faith), so long as (1) such restrictions or conditions relate only to the assets subject to such Lien and (2) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 6.08;

(l) customary net worth provisions contained in Real Property leases entered into by the Borrower or any of its Restricted Subsidiaries, so long as the Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Borrower to make payments in respect of the Obligations when due;

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(m) any agreement in effect at the time an Unrestricted Subsidiary becomes a Restricted Subsidiary, so long as such agreement was not entered into in contemplation of such person becoming a Restricted Subsidiary;

(n) restrictions in agreements representing Indebtedness permitted under Section 6.01 of a Restricted Subsidiary that is not a Guarantor that apply only to such Restricted Subsidiary and its Restricted Subsidiaries that are not Guarantors;

(o) customary restrictions (as determined by the Borrower in good faith) contained in leases, subleases, licenses, sublicenses or Equity Interests or asset sale agreements otherwise permitted hereby as long as such restrictions relate to the Equity Interests and assets subject thereto;

(p) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(q) restrictions in the MAM LLCA;

(r) ***;

(s) any other instrument or agreement entered into after the Closing Date that contains encumbrances and restrictions that, as determined by the Borrower in good faith, will not materially adversely affect the Borrower’s ability to make payments in respect of the Obligations when due; and

(t) any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of or similar arrangements to the contracts, instruments or obligations referred to in clauses (a) through (s) above; provided, that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements, refinancings or similar arrangements are, in the good faith judgment of the Borrower, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions as contemplated by such provisions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement, refinancing or similar arrangement.

Section 6.09 ***.

Section 6.10 Transactions with Affiliates. Enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Holdings (an “Affiliate Transaction”) involving aggregate consideration in excess of *** on terms that are materially less favorable to Holdings, the Borrower or any Restricted Subsidiary (as determined in good faith by the Borrower), as the case may be, than those that could be obtained at the time in a transaction with a person who is not such an Affiliate (or, if there are no comparable transactions involving Persons who are not Affiliates, on terms that, when taken as a whole, are fair to Holdings, the Borrower or such Restricted Subsidiary from a financial point of view (as determined by the Borrower in good faith)); provided, that this Section 6.10 shall not restrict:

(a) transactions among Holdings, the Borrower and the Restricted Subsidiaries ***;

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(b) transactions pursuant to reasonable (as determined in good faith by the Borrower) Permitted Payee compensation (including bonuses) and other benefits (including retirement, health, and stock compensation plans) and indemnification arrangements and performance of such arrangements;

(c) Restricted Payments permitted by Section 6.06;

(d) ordinary course overhead arrangements in which Holdings, the Borrower or any Restricted Subsidiary participates;

(e) any Investment permitted by Section 6.04;

(f) any agreement or arrangement in effect on the Closing Date and set forth on Schedule 6.10 and any amendment or replacement thereof, and any other similar arrangements or agreements, in each case, that is not more disadvantageous to the Lenders in any material respect than the agreement or arrangement in effect on the Closing Date and any transactions pursuant to such agreements or arrangements;

(g) any transaction with a joint venture or similar entity that is an Affiliate solely because Holdings, the Borrower or a Restricted Subsidiary owns an equity interest in or otherwise Controls such joint venture or other similar entity;

(h) any transaction entered into by a person prior to the time such person becomes a Restricted Subsidiary or is merged or consolidated with or into the Borrower or a Restricted Subsidiary;

(i) any transaction with an Affiliate where the only consideration paid by the Borrower or any Restricted Subsidiary is Qualified Equity Interests;

(j) the issuance or sale of any Qualified Equity Interests;

(k) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise, in each case, pursuant to or the funding of, employment arrangements, stock options and stock ownership plans in the ordinary course of business;

(l) any employment, consulting or similar agreements with any Permitted Payee and the transactions pursuant thereto;

(m) any intercompany arrangements and transactions in connection therewith, and the use and/or sharing of data and other information among the Borrower and its Restricted Subsidiaries with any Affiliates of the Borrower under common control with the Borrower;

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(n) transfers, licenses and sublicenses of intellectual property rights (including any Intellectual Property) that are not prohibited under the last paragraph of Section 5.12; and

(o) customary payments by Holdings and any of the Restricted Subsidiaries made for any financial advisory, consulting, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions, divestitures or financings), which payments are approved by the majority of the members of the Board of Directors or a majority of the disinterested members of the Board of Directors of such person in good faith;

(p) Permitted Reorganizations;

(q) ***; and

(r) ***.

Section 6.11 Modification of Organization Documents. (a) Holdings shall not, and shall not permit the Borrower or any of its other Subsidiaries (if any), *** to amend or otherwise modify (or permit to be amended or modified) its Organization Documents, or take any action that would impair its rights under its Organization Documents, in each case, in a manner that would be materially adverse to such Loan Party or the Administrative Agent (in the good faith determination of the applicable Loan Party); provided that any amendment or other modification to any Organization Documents of any Loan Party that changes the provisions relating to permissibility or terms of the pledge, transfer and foreclosure rights of the Administrative Agent, or any other rights or limitations in any Organization Documents with respect to which a change would require consent of a secured creditor, shall be deemed adverse to the Administrative Agent (it being understood that any amendment, modification or revocation of any resolution or other documentation that implements such provisions, to the extent implementing such provisions, shall be deemed an amendment to such Organization Documents).

(b) Holdings shall not, and shall not permit the Borrower or any of its other Subsidiaries (if any) to amend or otherwise modify (or permit to be amended or modified) the MAM LLCA (including but not limited to Sections 5.01(e) and 5.02(a) thereof) or the Corporate Services Agreement in a manner that, in the good faith opinion of Holdings, would be materially adverse to the Lenders or the Administrative Agent, in their capacities as such, in any material respect.

Section 6.12 Preferred Equity. Holdings shall not:

(a) permit the unused aggregate amount of the Preferred Equity Commitment to be less than the Applicable Coverage Amount at any time;

(b) permit the aggregate value of its authorized but unissued shares of common stock to be less than the Applicable Coverage Amount at any time; provided that, if at any time such amount is less than the Applicable Coverage Amount, Holdings shall, within 60 days thereafter, obtain the requisite shareholder approval to increase the number of authorized shares of common stock such that the aggregate value of authorized but unissued common stock is restored to at least equal to the Applicable Coverage Amount;

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(c) fail to at all times comply with, satisfy and maintain all conditions to drawing under the Preferred Equity Purchase Agreement, including all corporate, regulatory, shareholder-approval, capitalization and authorized-share requirements necessary to permit the funding of the Preferred Equity Commitment and related issuance of Preferred Stock (as defined in the Preferred Equity Purchase Agreement) thereunder, in each case, to the extent such conditions are within Holdings’ control;

(d) agree to, consent to or otherwise approve or authorize any assignment or transfer by any Investor (as defined in the Preferred Equity Purchase Agreement), provided, that nothing herein shall prohibit Holdings from adding one or more investors to the Preferred Equity Purchase Agreement, so long as the Investors as of the date hereof are not relieved of their respective funding obligations, unless, until and only to the extent, such obligations are indefeasibly funded by such added investor(s);

(e) agree to, consent to, approve, authorize, or enter into any amendment, modification, waiver, supplement, termination, assignment, replacement or other change to the Preferred Equity Purchase Agreement (or any rights or obligations thereunder) that is, individually or in the aggregate, material and adverse to the interests of the Required Lenders, provided, that nothing herein shall prohibit Holdings from adding one or more investors to the Preferred Equity Purchase Agreement, so long as the Investors as of the date hereof are not relieved of their respective funding obligations, unless, until and only to the extent, such obligations are indefeasibly funded by such added investor(s);

(f) upon any failure by any Investor (as defined in the Preferred Equity Purchase Agreement) to fund any amount required to be funded by such Investor under the Preferred Equity Purchase Agreement when due thereunder beyond all applicable notice and cure periods, fail to promptly exercise and diligently pursue all available rights and remedies against such Investor to enforce the funding obligations of such Investor under the Preferred Equity Purchase Agreement; or

(g) fail to ensure that the Floor Price (as defined in the Preferred Equity Purchase Agreement) is reduced, as may be appropriate, by the Board of Directors of Holdings to ensure that net proceeds equal to the Applicable Coverage Amount shall be available to be drawn pursuant to the Preferred Equity Commitment without delay as result of any such reduction; provided that the Floor Price shall not be required to be reduced below $4.48.

Article VII

Events of Default

Section 7.01 Events of Default. In case of the happening of any of the following events (each, an “Event of Default”):

(a) any representation or warranty made or deemed made by Holdings, the Borrower or any Guarantor herein or in any other Loan Document or any certificate or document delivered pursuant hereto or thereto shall prove to have been false or misleading in any material respect when so made or deemed made and, to the extent capable of being cured, including by a restatement of any relevant financial statements, such false or misleading representation or warranty remains incorrect for a period of 30 days after the earlier of (i) receipt of notice thereof from the Administrative Agent and (ii) any Responsible Officer of the Borrower obtaining actual knowledge of such default;

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(b) default shall be made in the payment of any principal of any Loan or any reimbursement amount under any Letter of Credit when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made in the payment of any interest on any Loan or in the payment of any Fee or any other amount (other than an amount referred to in clause (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five (5) Business Days;

(d) the Borrower or Holdings fails to perform or observe any covenant, condition or agreement contained in Section 5.01(a) (solely with respect to the Borrower), 5.05(a)(i), 5.08, in Article VI (other than Section 6.09(a)) or Section 6.09(a); provided that the covenant in Section 6.09(a) is subject to cure pursuant to Section 6.09(b);

(e) default shall be made in the due observance or performance by Holdings, the Borrower or any of the Guarantors of any covenant, condition or agreement contained in any Loan Document (other than those specified in clauses (b), (c) and (d) above) and such default shall continue unremedied for a period of thirty (30) days after the earlier of (i) receipt of notice thereof from the Administrative Agent and (ii) any Responsible Officer of the Borrower obtaining actual knowledge of such default;

(f) (i) any event or condition occurs that (A) results in the principal of any Material Indebtedness becoming due prior to its scheduled maturity or (B) enables or permits (with all applicable grace and notice periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due (or in the case of any such Material Indebtedness in the form of a Guarantee, to cause such Guarantee to become payable), or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, in each case without such Material Indebtedness having been discharged, or any such event of or condition having been cured promptly, and such event or condition shall continue for five (5) Business Days; or (ii) any of Holdings, the Borrower or any of the Restricted Subsidiaries shall fail to pay the principal of any Material Indebtedness when due and owing (with all applicable grace and notice periods having expired); provided that subclause (i) of this clause (f) shall not apply to: (1) any secured Indebtedness that becomes due as a result of a disposition, transfer, condemnation, insured loss or similar event with respect to the property or assets securing such Indebtedness, (2) termination events or similar events occurring under any Hedging Agreement that constitutes Material Indebtedness (other than any failure to make any payment required as a result of any such termination event or similar event) and conversion events under any convertible Indebtedness; (3) any breach or default that (A) has been remedied by Holdings, the Borrower or the applicable Restricted Subsidiary or (B) has been waived (including in the form of an amendment) by the required holders of the applicable item of Indebtedness and is no longer continuing, in each case, prior to any acceleration of Loans and Commitments pursuant to this Section 7.01; (4) any customary offer to repurchase provisions upon an asset sale; (5) customary debt and equity proceeds prepayment requirements contained in any bridge or other interim credit facility; (6) Indebtedness of any Person assumed in connection with the acquisition of such person to the extent that such Indebtedness is repaid as required by the terms thereof as a result of the acquisition of such person, (7) [reserved] or (8) the redemption of any Indebtedness incurred to finance an acquisition pursuant to any special mandatory redemption feature that is triggered as a result of the failure of such acquisition to occur;

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(g) there shall have occurred a Change of Control;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Holdings, the Borrower or any Restricted Subsidiary, or of a substantial part of the property or assets of Holdings, the Borrower or any Restricted Subsidiary, under the Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, receivership or any other Debtor Relief Law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator, examiner, liquidator or similar official for Holdings, the Borrower or any Restricted Subsidiary or for a substantial part of the property or assets of Holdings, the Borrower or any Restricted Subsidiary or (iii) the winding-up, liquidation, reorganization, dissolution, compromise, arrangement or other relief of Holdings, the Borrower or any Restricted Subsidiary (except in a transaction permitted hereunder); and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) Holdings, the Borrower or any Restricted Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under the Bankruptcy Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or any other Debtor Relief Law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (h) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator, examiner, liquidator or similar official for Holdings, the Borrower or any Restricted Subsidiary or for a substantial part of the property or assets of Holdings, the Borrower or any Restricted Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable or fail generally to pay its debts as they become due;

(j) the failure by Holdings, the Borrower or any Material Subsidiary, or any obligor under any Material Indebtedness, to pay one or more final judgments aggregating in excess of $100,000,000, to the extent not covered by insurance (a “Material Judgment”), which judgments are not discharged or effectively waived or stayed for a period of sixty (60) consecutive days, or any action shall be legally taken by a judgment creditor to attach or levy upon assets or properties of Holdings, the Borrower or any Material Subsidiary to enforce any such Material Judgment;

(k) (i) an ERISA Event occurs that has resulted or would reasonably be expected to result in liability of Holdings, the Borrower, or any Restricted Subsidiary or any ERISA Affiliate under Title IV of ERISA in an aggregate amount that would reasonably be expected to result in a Material Adverse Effect or (ii) Holdings, the Borrower, or any Restricted Subsidiary or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount that would reasonably be expected to have a Material Adverse Effect;

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(l) (i) any security interest purported to be created by any Security Document and to extend to assets that constitute a material portion of the Collateral shall cease to be, or shall be asserted in writing by any Borrower or any other Loan Party not to be, a valid and perfected security interest (perfected as or having priority required by this Agreement or the Security Documents and solely to the extent such perfection may be achieved by the taking of actions expressly required by this Agreement or the Security Documents to have been taken) subject to such limitations and restrictions as are set forth herein and in the Security Documents in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority results from either the Collateral Agent no longer having possession of certificates actually delivered to it representing securities pledged under the Collateral Agreement or a Uniform Commercial Code filing having lapsed because a Uniform Commercial Code continuation statement was not filed in a timely manner (so long as such circumstance does not result from the breach or non compliance with the Loan Document by any Loan Party) or (ii) a material portion of the Guarantees pursuant to the Loan Documents by the Guarantors guaranteeing the Obligations, shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by any Borrower or any other Loan Party not to be in effect or not to be legal, valid and binding obligations (other than in accordance with the terms thereof);

(m) (i) any material provision of any Loan Document shall for any reason (other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations (other than contingent indemnification obligations as to which no claim has been asserted)) cease to be a legal, valid and binding obligation of any party thereto in accordance with its terms or (ii) any Loan Document shall for any reason be asserted in writing by Holdings, the Borrower or any Guarantor not to be a legal, valid and binding obligation of any party thereto; or

(n) any Investor (as defined in the Preferred Equity Purchase Agreement) shall fail to fund any amount required to be funded by such Investor under the Preferred Equity Purchase Agreement when due thereunder and such failure continues beyond any applicable notice and cure period specified in the Preferred Equity Purchase Agreement.

then, and in every such event (other than an event with respect to Holdings or the Borrower described in clause (h) or (i) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate forthwith the Commitments, (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part (in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of Holdings or the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Holdings and the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding and (iii) if the Commitments have been terminated pursuant to clause (i) above, demand Cash Collateral pursuant to Section 2.05(j); and in any event with respect to Holdings or the Borrower described in clause (h) or (i) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of Holdings or the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable and the Administrative Agent shall be deemed to have made a demand for Cash Collateral to the full extent permitted under Section 2.05(j), without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Holdings and the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

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Article VIII

The Administrative Agent and Other Agents

Section 8.01 Appointment. (i) Each of the Lenders hereby irrevocably appoints First National Bank of Omaha to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto, and (ii) each of the Lenders hereby irrevocably appoints First National Bank of Omaha to act on its behalf as the Collateral Agent hereunder and under the other Loan Documents and authorizes the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Each Lender and each Issuing Bank hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary or trustee relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and the Guarantees of the Obligations provided under the Loan Documents, to have agreed to the provision of this Article. The provisions of this Article VIII (other than the final paragraph of Section 8.12 hereof) are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and neither the Borrower nor any other Loan Party shall have any rights as a third-party beneficiary of any such provisions. It is understood and agreed that the use of the term “agent” as used herein or in any other Loan Documents (or any similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. Additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and/or the transactions contemplated hereby.

Section 8.02 Delegation of Duties. The Administrative Agent and the Collateral Agent may execute any of their respective duties under this Agreement and the other Loan Documents (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof)) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent and Collateral Agent shall not be responsible for the negligence or misconduct of any such agents, employees or attorneys-in-fact selected by it. Each Agent may also from time to time, when it deems it to be necessary or desirable, appoint one or more trustees, co-trustees, collateral co-agents, collateral subagents or attorneys-in-fact (each, a “Subagent”) for purposes of performing any function to be performed by the Administrative Agent or Collateral Agent hereunder (including, without limitation, for purposes of performing any or all functions that would otherwise be performed by the Administrative Agent and/or the Collateral Agent for a particular Class of Lenders); provided, that, unless otherwise specified by the Administrative Agent or Collateral Agent to the Lenders and the Borrower, no such Subagent shall be authorized to take any action with respect to any Collateral unless and except to the extent expressly authorized in writing by the Administrative Agent or the Collateral Agent. Should any instrument in writing from the Borrower or any other Loan Party be required by any Subagent so appointed by an Agent to more fully or certainly vest in and confirm to such Subagent such rights, powers, privileges and duties, the Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by such Agent. If any Subagent, or successor thereto, shall become incapable of acting, resign or be removed, all rights, powers, privileges and duties of such Subagent, to the extent permitted by law, shall automatically vest in and be exercised by the Administrative Agent or the Collateral Agent until the appointment of a new Subagent. No Agent shall be responsible for the negligence or misconduct of any agent, attorney-in-fact or Subagent that it selects.

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Section 8.03 Exculpatory Provisions. None of the Agents, their respective Affiliates or any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from its or such person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by any Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. No Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party. No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the respective Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that, the Agents may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided; provided, further, that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including, for the avoidance of doubt, any action that may be in violation of the automatic stay under any Debtor Relief Laws and (c) no Agent shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall be liable for the failure to disclose, any information relating to Holdings, the Borrower or any of the Restricted Subsidiaries or any of their respective Affiliates that is communicated to or obtained by such Agent or any of its Affiliates in any capacity. The Agents shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice describing such Default or Event of Default is given to the Agent in accordance with Section 8.05. No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. No Administrative Agent shall be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders. Without limiting the generality of the foregoing, no Administrative Agent shall (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans and/or Commitments, or disclosure of confidential information, to any Disqualified Lender.

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Section 8.04 Reliance by the Agents. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) or conversation believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to any Credit Event that by its terms must be fulfilled to the satisfaction of a Lender or any Issuing Bank, each Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless such Agent shall have received notice to the contrary from such Lender or Issuing Bank prior to such Credit Event. Each Agent may consult with legal counsel (including counsel to the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Each Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with such Agent in accordance with Section 9.04. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all or other Lenders) as it deems appropriate or it shall first be indemnified and exculpated in a manner satisfactory to it by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all or other Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

Section 8.05 Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless such Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “Notice of Default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by the Loan Documents, all or any other specified group of Lenders); provided, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

Section 8.06 Non-Reliance on the Agents, Arrangers and Other Lenders. Each Lender and Issuing Bank expressly acknowledges that none of the Agents, any Arranger or any of their respective Related Parties have made any representations or warranties to it and that no act by any Agent or any Arranger hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent or any Arranger to any Lender. Each Lender and Issuing Bank represents to the Agents that it has, independently and without reliance upon any Agent, any Arranger or any other Lender or any of their respective Related Parties, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into the business, operations, property, financial and other condition and creditworthiness of, the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent, any Arranger or any other Lender or any of their respective Related Parties, and based on such documents and information (which may contain material non-public information within the meaning of the United States securities laws concerning the Loan Parties and their Affiliates) as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents or any related agreement or any document furnished hereunder or thereunder and in deciding whether or the extent to which it will continue as a Lender or assign or otherwise transfer its rights, interests and obligations hereunder, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Administrative Agent shall have any duty or responsibility to provide any Lender, any other Agent with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its Related Parties.

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Each Lender and Issuing Bank represents and warrants to the Administrative Agent that (a) the Loan Documents set forth the terms of a commercial lending facility and (b) it is engaged in the making, acquiring, purchasing or holding commercial loans in the ordinary course and is entering into this Agreement and the other Loan Documents to which it is a party to as a Lender for the purpose of making, acquiring, purchasing and/or holding the commercial loans set forth herein as may be applicable to it, and not for the purpose of investing in the general performance or operations of the Borrower and/or any Loan Party, or for the purpose of making, acquiring, purchasing or holding any other type of financial instrument such as a security. Each Lender also acknowledges and agrees that it will not assert any claim under federal or state securities law or otherwise in contravention of this Section 8.06.

Section 8.07 Indemnification. The Lenders agree to indemnify the Administrative Agent and the Lenders agree to indemnify each Issuing Bank, in each case in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), in the amount of its pro rata share (based on its aggregate Revolving Facility Credit Exposure and, in the case of the indemnification of the Administrative Agent, outstanding Loans and unused Commitments hereunder (treating the aggregate principal amount of L/C Disbursements owing to any Issuing Bank as owed to the Lenders ratably in accordance with their respective Revolving Facility Credit Exposure) (determined at the time such indemnity is sought or, if the respective Obligations have been repaid in full, as determined immediately prior to such repayment in full)), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent or such Issuing Bank in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent or Issuing Bank under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from such Agent’s or Issuing Bank’s gross negligence or willful misconduct. The failure of any Lender to reimburse any Agent or any Issuing Bank, as the case may be, promptly upon demand for its ratable share of any amount required to be paid by the Lenders to such Agent or Issuing Bank, as the case may be, as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse such Agent or such Issuing Bank, as the case may be, for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse such Agent or Issuing Bank, as the case may be, for such other Lender’s ratable share of such amount. The agreements in this Section 8.07 shall survive the payment of the Loans and all other amounts payable hereunder.

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Section 8.08 Agents in Their Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued, or Letter of Credit participated in, by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender,” “Lenders” and “Required Lenders” and any similar term shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity as a Lender or Required Lender, as applicable.

Section 8.09 Successor Administrative Agent.

(a) The Administrative Agent may resign as Administrative Agent under this Agreement and the other Loan Documents upon thirty (30) days’ notice to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, subject to the consent of the Borrower (so long as no Specified Event of Default shall have occurred and be continuing) (which consent of the Borrower shall not be unreasonably withheld or delayed), to appoint a successor which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States, whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is thirty (30) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the applicable Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the applicable Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Article VIII and Section 9.05 shall inure to its benefit as to any actions taken or omitted to be taken by it, its Subagents and their respective Related Parties while it was Administrative Agent under this Agreement and the other Loan Documents.

(b) The Collateral Agent may resign as Collateral Agent under this Agreement and the other Loan Documents upon thirty (30) days’ notice to the Lenders and the Borrower. Upon any such resignation, then the Required Lenders shall have the right, subject to the consent of the Borrower (so long as no Specified Event of Default shall have occurred and be continuing) (which consent of the Borrower shall not be unreasonably withheld or delayed), to appoint a successor which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States, whereupon such successor agent shall succeed to the rights, powers and duties of the Collateral Agent, and the term “Collateral Agent” shall mean such successor agent effective upon such appointment and approval, and the former Collateral Agent’s rights, powers and duties as Collateral Agent shall be terminated, without any other or further act or deed on the part of such former Collateral Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Collateral Agent by the date that is thirty (30) days following a retiring Collateral Agent’s notice of resignation, the retiring Collateral Agent’s resignation shall nevertheless thereupon become effective (except that in the case of any collateral security held by the Collateral Agent on behalf of the Secured Parties under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such collateral security as nominee until such time as a successor Collateral Agent is appointed), and the Lenders shall assume and perform all of the duties of the Collateral Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Collateral Agent’s resignation as Collateral Agent, the provisions of this Article VIII and Section 9.05 shall inure to its benefit as to any actions taken or omitted to be taken by it, its Subagents and their respective Related Parties while it was Collateral Agent under this Agreement and the other Loan Documents.

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Section 8.10 Arrangers, Etc. Notwithstanding any other provision of this Agreement or any provision of any other Loan Document, each of the persons named on the cover page hereof as “lead left arranger,” “joint lead arranger,” “joint bookrunner,” “bookrunner,” “co-syndication agent,” “documentation agent” or “structuring agent” is named as such for recognition purposes only, and in its capacity as such shall have no rights, duties, responsibilities or liabilities with respect to this Agreement or any other Loan Document, except that each such person and its Affiliates shall be entitled to the rights expressly stated to be applicable to them in Sections 9.05 and 9.17 (subject to the applicable obligations and limitations as set forth therein).

Section 8.11 Security Documents and Agents.

The Lenders and the other Secured Parties authorize the Agents to release any Collateral or Guarantors in accordance with Section 9.17 or if approved, authorized or ratified in accordance with Section 9.08.

(a) The Lenders and the other Secured Parties hereby irrevocably authorize and instruct the Agents to, without any further consent of any Lender or any other Secured Party, enter into (or acknowledge and consent to) or amend, renew, extend, supplement, restate, replace, waive or otherwise modify any Acceptable Intercreditor Agreement. The Lenders and the other Secured Parties irrevocably agree that (x) any Agent may rely exclusively on a certificate of a Responsible Officer of the Borrower as to whether any such other Liens are permitted hereunder and as to the respective assets constituting Collateral that secure (and are permitted to secure) such Indebtedness hereunder and (y) any Acceptable Intercreditor Agreement shall be binding on the Secured Parties, and each Lender and the other Secured Parties hereby agrees that it will take no actions contrary to the provisions of any Acceptable Intercreditor Agreement. Furthermore, the Lenders and the other Secured Parties hereby authorize the Administrative Agent and the Collateral Agent to release any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document (i) to the holder of any Lien on such property that is permitted by clause (c), (i), (j) (solely with respect to appeal bonds or letters of credit referred to in such clause), (v) or (hh) of Section 6.02 in each case to the extent the contract or agreement pursuant to which such Lien is granted prohibits any other Liens on such property or (ii) that is or becomes Excluded Property; provided, that prior to any such request, the Borrower shall, if requested by the Administrative Agent, have in each case delivered to the Administrative Agent, a certificate of a Responsible Officer of the Borrower certifying (x) that such Lien is permitted under this Agreement, (y) in the case of a request pursuant to clause (i) of this sentence, that the contract or agreement pursuant to which such Lien is granted prohibits any other Lien on such property and (z) in the case of a request pursuant to clause (ii) of this sentence, that (A) such property is or has become Excluded Property and (B) if such property has become Excluded Property as a result of a contractual restriction, such restriction does not violate Section 6.08.

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Section 8.12 Right to Realize on Collateral and Enforce Guarantees. In case of the pendency of any proceeding under any Debtor Relief Laws or other judicial proceeding relative to any Loan Party, (i) the Administrative Agent (irrespective of whether the principal of any Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise (A) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of any or all of the Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent and any Subagents allowed in such judicial proceeding, and (B) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same, and (ii) any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due to the Administrative Agent under the Loan Documents. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Bank in any such proceeding.

Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent, the Collateral Agent and each Secured Party hereby agree that (a) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Obligation or any Guarantee set forth in any Loan Document, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Secured Parties, in accordance with the terms hereof and all powers, rights and remedies under the Security Documents may be exercised solely by the Collateral Agent; provided that, notwithstanding the foregoing, the Lenders may exercise the set-off rights contained in Section 9.06 in the manner set forth therein, and (b) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other Disposition.

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Section 8.13 Withholding Tax. To the extent required by any applicable Requirement of Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding Tax ineffective), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by any applicable Loan Party and without limiting the obligation of any applicable Loan Party to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including penalties, fines, additions to Tax and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out-of-pocket expenses, whether or not such Taxes are correctly or legally imposed. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document or any other source against any amount due to the Administrative Agent under this Section 8.13. For purposes of this Section 8.13, the term “Lender” includes any Issuing Bank.

Section 8.14 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

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(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that no Administrative Agent is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 8.15 Erroneous Payments.

(a) Each Lender and each Issuing Bank hereby agrees that (x) if the Administrative Agent notifies such Lender or Issuing Bank that the Administrative Agent has determined in its sole discretion that any funds received by such Lender or Issuing Bank from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender or Issuing Bank (whether or not known to such Lender or Issuing Bank), and demands the return of such Payment (or a portion thereof), such Lender or Issuing Bank shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or Issuing Bank to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender or Issuing Bank shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender or any Issuing Bank under this Section 8.15 shall be conclusive, absent manifest error.

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(b) Each Lender and each Issuing Bank hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender and each Issuing Bank agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender or Issuing Bank shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or Issuing Bank to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(c) The Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) is not recovered from any Lender or any Issuing Bank that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender or Issuing Bank with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party.

(d) Each party’s obligations under this Section 8.15 shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

Article IX

Miscellaneous

Section 9.01 Notices; Communications.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 9.01(b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or other electronic means as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to any Loan Party or the Administrative Agent as of the Closing Date, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 9.01; and

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(ii) if to any other Lender or Issuing Bank, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided, that the foregoing shall not apply to notices to any Lender or Issuing Bank pursuant to Article II if such Lender or Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by them; provided, that approval of such procedures may be limited to particular notices or communications.

(c) Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in Section 9.01(b) above shall be effective as provided in such Section 9.01(b).

(d) Any party hereto may change its address, telecopy number, electronic mail address or telephone number for notices and other communications hereunder by notice to the other parties hereto.

(e) Documents required to be delivered pursuant to Section 5.04 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically (including as set forth in Section 9.17) and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 9.01, or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, that the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender. Except for such certificates required by Section 5.04(d), the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 9.02 Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties herein, in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the making by the Lenders of the Loans and the execution and delivery of the Loan Documents and the issuance of the Letters of Credit, regardless of any investigation made by such Persons or on their behalf, and shall continue in full force and effect until the Termination Date. Without prejudice to the survival of any other agreements contained herein, the provisions of Sections 2.15, 2.16, 2.17 and 9.05 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the occurrence of the Termination Date or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

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Section 9.03 Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent, each Issuing Bank and each Lender and their respective permitted successors and assigns.

Section 9.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that (i) other than as permitted by Section 6.05, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void), (ii) no assignment shall be made to any Person other than an Eligible Transferee, or any Persons who, upon becoming a Lender hereunder, would not be an Eligible Transferee and (iii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in clause (c) of this Section 9.04), and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement or the other Loan Documents.

(b) (i) Subject to the conditions set forth in subclause (ii) below, any Lender may assign all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it), to any Eligible Transferee, with the prior written consent of:

(A) the Borrower (such consent not to be unreasonably withheld, delayed or conditioned and shall be deemed given if the Borrower does not object within ten (10) Business Days after receipt of a written request for such consent); provided that no consent of the Borrower shall be required (x) for an assignment of a Revolving Facility Commitment or Revolving Facility Loan to a Revolving Facility Lender, its Affiliates or an Approved Fund of such Revolving Facility Lender (provided that the Borrower receives prior written notice thereof) or (y) if a Specified Event of Default has occurred and is continuing, for an assignment to any Eligible Transferee after the Closing Date;

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(B) except in the case of an assignment to a Lender, the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned); and

(C) each Issuing Bank (such consent, in each case, not to be unreasonably withheld, delayed or conditioned); provided that no consent of the Issuing Bank shall be required for an assignment of all or any portion of any Incremental Term Loan.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the applicable Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) which, in the case of the Revolving Facility, shall be in minimum increments of $5,000,000 and a minimum amount of $10,000,000, or equal to all of such Lender’s Loans or Commitments, unless each of the Borrower and the Administrative Agent otherwise consent; provided, that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing; provided, further, that such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds (with simultaneous assignments to or by two or more Related Funds being treated as one assignment), if any;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided, that this clause (B) shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each assignment shall (1) execute and deliver to the Administrative Agent an Assignment and Acceptance and any form required to be delivered pursuant to Section 2.17 via an electronic settlement system acceptable to the Administrative Agent or (2) if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Acceptance, in each case together with a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); and

(D) the Eligible Transferee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliates and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

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For the purposes of this Section 9.04, “Approved Fund” shall mean any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises, sub-advises or manages a Lender.

Notwithstanding the foregoing or anything to the contrary herein, no Lender shall be permitted to assign or transfer any portion of its rights and obligations under this Agreement to any Person that, at the time of such assignment or transfer, is a Defaulting Lender. Any assigning Lender shall, in connection with any potential assignment, provide to the Borrower a copy of its request (including the name of the prospective assignee) concurrently with its delivery of the same request to the Administrative Agent irrespective of whether or not an Event of Default has occurred and is continuing.

(iii) Subject to acceptance and recording thereof pursuant to this subclause (iii), from and after the effective date specified in each Assignment and Acceptance the Eligible Transferee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.05 (subject to the limitations and requirements of those Sections, including the requirements of Sections 2.17(d) and 2.17(f))). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section 9.04. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the applicable Commitments of, and principal and interest amounts of Loans and Revolving L/C Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Banks and any Lender (with respect to such Issuing Banks’ or Lender’s respective interest only in the applicable Register), at any reasonable time and from time to time upon reasonable prior notice. Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Eligible Transferee, the Eligible Transferee’s completed Administrative Questionnaire (unless the Eligible Transferee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b)(ii)(C) of this Section 9.04, if applicable, and any written consent to such assignment required by clause (b) of this Section 9.04, the Administrative Agent shall accept such Assignment and Acceptance and promptly record the information contained therein in the Register; provided, that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(d) or (e), 2.06(b), 2.18(d) or 8.07, the Administrative Agent shall have no obligation to accept such Assignment and Acceptance and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment, whether or not evidenced by a promissory note, shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this subclause (iii).

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(c) (i) Any Lender may, without the consent of the Borrower, the Administrative Agent or any Issuing Bank, sell participations in Loans and Commitments to one or more Eligible Transferees (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (D) such Lender, Participant and prospective Participant shall continue to be bound by Section 9.16. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided, that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that both (1) directly effects (A) reductions or forgiveness of principal, interest or fees payable in respect of the Loans participated, (B) extensions of final maturity or scheduled amortization of, or date for payment of interest or fees on the Loans in which such participant participates and (C) releases of all or substantially all of the value of the Guarantees, taken as a whole and (D) releases of all or substantially all of the value of the Collateral, taken as a whole and (2) directly and adversely affects such Participant (but, for the avoidance of doubt, not any waiver of any Default or Event of Default). Subject to clause (c)(iii) of this Section 9.04, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the limitations and requirements of those Sections and Section 2.19, including the requirements of Sections 2.17(d) and 2.17(f) (it being understood that the documentation required under Sections 2.17(d) and 2.17(f) shall be delivered solely to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 9.04. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender; provided that such Participant shall be subject to Section 2.18(c) as though it were a Lender.

(ii) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts and interest amounts of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. Without limitation of the requirements of this Section 9.04(c), no Lender shall have any obligation to disclose all or any portion of a Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or other Loan Obligations under any Loan Document), except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other Loan Obligation is in registered form under Section 5f.103-1(c) or Proposed Section 1.163-5(b) (or, in each case, any amended or successor sections) of the United States Treasury Regulations. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

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(iii) A Participant shall not be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank and in the case of any Lender that is an Approved Fund, any pledge or assignment to any holders of obligations owed, or securities issued, by such Lender, including to any trustee for, or any other representative of, such holders, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in clause (d) above.

(f) [Reserved].

(g) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub-participations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Bank or any other Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Revolving Facility Percentage; provided, that notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this clause (g), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

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(h) Disqualified Lenders.

(i) No assignment or, to the extent the DQ List has been posted on the Platform for all Lenders or otherwise made available to the applicable Lender, participation shall be made to any Person that was a Disqualified Lender as of the date (the “Trade Date”) on which the applicable Lender entered into a binding agreement to sell and assign or participate all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such participation acknowledging that such person is a Disqualified Lender, in which case such Person will not be considered a Disqualified Lender for the purposes of such participation). For the avoidance of doubt, with respect to any assignee or participant that becomes a Disqualified Lender after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Lender”), (x) such assignee shall not retroactively be disqualified from becoming a Lender or participant and (y) the execution by the Borrower of an Assignment and Acceptance with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Lender. Any assignment in violation of this clause (h)(i) shall not be void, but the other provisions of this clause (h)(i) shall apply.

(ii) If any assignment or participation is made to any Disqualified Lender without the Borrower’s prior written consent in violation of clause (i) above, or if any Person becomes a Disqualified Lender after the applicable Trade Date, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Lender and the Administrative Agent, (A) terminate any Commitment of such Disqualified Lender and repay all obligations of the Borrower owing to such Disqualified Lender in connection with such Commitment; provided that proceeds of Loans may not be used for such purpose and/or (B) require such Disqualified Lender to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.04) all of its interest, rights and obligations under this Agreement to one or more eligible assignees at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder; provided that, in the case of clause (B) such assignment does not conflict with applicable laws.

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(iii) Notwithstanding anything to the contrary contained in this Agreement, Disqualified Lenders (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Lender will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Lenders consented to such matter, and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Bankruptcy Laws (a “Bankruptcy Plan”), each Disqualified Lender party hereto hereby agrees (1) not to vote on such Bankruptcy Plan, (2) if such Disqualified Lender does vote on such Bankruptcy Plan notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Bankruptcy Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Bankruptcy Plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Bankruptcy Laws) and (3) not to contest any request by any party for a determination by the court hearing such proceeding (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(iv) The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Lenders provided by the Borrower and any updates thereto from time to time (collectively, the “DQ List”) on the Platform and/or (B) provide the DQ List to each Lender requesting the same.

Section 9.05 Expenses; Indemnity.

(a) The Borrower hereby agrees to pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or the Collateral Agent, the Arrangers and their respective Affiliates in connection with the syndication and distribution (including via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation and administration (other than routine administrative procedures and excluding costs and expenses relating to assignments and participations of lenders) of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), including the reasonable and documented fees, charges and disbursements of one primary counsel for the Administrative Agent, the Collateral Agent and the Arrangers, and the reasonable and documented fees, charges and disbursements of one local counsel per each relevant jurisdiction, (ii) all reasonable and documented out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Agents, any Issuing Bank or any Lender in connection with the enforcement of their rights in connection with this Agreement and any other Loan Document, in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit and including (but limited in the case of fees, charges and disbursements of counsel to) the fees, charges and disbursements of a single counsel for the Agents, the Lenders and the Issuing Banks, taken as a whole, and a single local counsel in each appropriate jurisdiction and (if appropriate) a single regulatory counsel for all such persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where such person affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm for such affected person in each applicable jurisdiction).

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The Borrower agrees to indemnify the Administrative Agent, the Collateral Agent, the Arrangers, each Issuing Bank, each Lender, each of their respective Affiliates, successors and assigns, and each of their respective Related Parties (each such Person being called a “Protected Person”), against, and to hold each Protected Person harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements (excluding the allocated costs of in house counsel and limited to not more than one counsel for all such Protected Persons, taken as a whole, and a single local counsel in each appropriate jurisdiction and (if appropriate) a single regulatory counsel for all such Protected Persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Protected Person affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Protected Person in each applicable jurisdiction)), incurred by or asserted against any Protected Person arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations hereunder and thereunder or the consummation of the transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) (A) any actual or alleged presence or Release of Hazardous Materials at, on, under or emanating from any property owned, leased or operated by Holdings, the Borrower or any Restricted Subsidiary or (B), or any Environmental Liability in any way relating to Holdings, the Borrower or any Restricted Subsidiary (iv) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Protected Person is a party thereto and regardless of whether such matter is initiated by a third-party or by the Borrower, any of its subsidiaries, equity holders or Affiliates, including, without limitation, related to any wire fraud or data or systems intrusions in relation to the foregoing due to the negligent or unlawful act or omission of Holdings, the Borrower or any other Loan Party; provided, that such indemnity shall not, as to any Protected Person, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of, or a material breach of obligations under this Agreement or the other Loan Documents by, such Protected Person or any of its Related Parties or (y) arose from any claim, action, suit, inquiry, litigation, investigation or proceeding that does not involve an act or omission of the Borrower or any of its Affiliates and is brought by a Protected Person against another Protected Person (other than any claim, action, suit, inquiry, litigation, investigation or proceeding against the Agent or Arranger in its capacity as such). None of the Protected Persons (or any of their respective affiliates) shall be responsible or liable to the Borrower or any of its subsidiaries, Affiliates or stockholders or any other person or entity for any special, indirect, consequential or punitive damages which may be alleged as a result of the Facilities; provided that this sentence shall not limit the Borrower’s indemnification obligations pursuant to this Section 9.05(b). The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the occurrence of the Termination Date, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, any Issuing Bank or any Lender. All amounts due under this Section 9.05 shall be payable within fifteen (15) days after written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

(b) This Section 9.05 shall not apply to any Taxes other than Taxes that represent losses, claims, damages, liabilities and expenses resulting from a non-Tax claim.

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(c) To the fullest extent permitted by applicable law, the Borrower shall not assert, and the Borrower hereby waives, any claim against any Protected Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Protected Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems (including the internet) in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(d) The agreements in this Section 9.05 shall survive the resignation of the Administrative Agent, the Collateral Agent or any Issuing Bank, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations, the occurrence of the Termination Date and the termination of this Agreement, any other Loan Document or any provision hereof or thereof.

Section 9.06 Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligations at any time owing by such Lender or such Issuing Bank to or for the credit or the account of Holdings, the Borrower or any Restricted Subsidiary against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document held by such Lender or such Issuing Bank, irrespective of whether or not such Lender or such Issuing Bank shall have made any demand under this Agreement or such other Loan Document and although the obligations may be unmatured; provided, that any recovery by any Lender or any Affiliate pursuant to its setoff rights under this Section 9.06 is subject to the provisions of Section 2.18(c); provided, further, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.24 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and each Issuing Bank under this Section 9.06 are in addition to other rights and remedies (including other rights of set-off) that such Lender or such Issuing Bank may have.

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Section 9.07 Applicable Law. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 9.08 Waivers; Amendment.

(a) No failure or delay of the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent, each Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by clause (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on the Borrower or any other Loan Party in any case shall entitle such Person to any other or further notice or demand in similar or other circumstances. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, the Collateral Agent, any Lender or the applicable Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) as provided in Section 2.14, 2.21, 2.22 or 2.23 or in the following clauses (c) through (f), (y) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders and (z) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each Loan Party party thereto and the Administrative Agent or Collateral Agent, as applicable, and consented to by the Required Lenders; provided, however, that no such agreement shall:

(i) decrease or forgive the principal amount of, or extend the stated final maturity of, or decrease the rate of interest or Fees on, any Loan or any reimbursement obligation with respect to any L/C Disbursement, or extend the stated expiration of any Letter of Credit beyond the applicable Maturity Date, without the prior written consent of each Lender directly adversely affected thereby (it being agreed that, notwithstanding the foregoing, the consent of the Required Lenders shall not be required); provided, that (x) any amendment to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (i) even if the effect of such amendment would be to reduce the rate of interest on any Loan or any reimbursement obligation with respect to any L/C Disbursement or to reduce any fee payable hereunder, (y) waivers or modifications of conditions precedent, covenants, Defaults or Events of Default, mandatory prepayment or of a mandatory reduction in any Commitments shall not be subject to this clause (i) and (z) only the consent of the Required Lenders shall be necessary to reduce or waive any obligation of the Borrower to pay interest or Fees at the applicable default rate set forth in Section 2.13(c);

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(ii) increase or extend the Commitment of any Lender, or decrease the Commitment Fees, L/C Participation Fees, Issuing Bank Fees or any other fees of any Lender without the prior written consent of such Lender (it being agreed that, notwithstanding the foregoing, the consent of the Required Lenders shall not be required); provided, that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default, mandatory prepayments or of a mandatory reduction in any Commitments shall not be subject to this clause (ii);

(iii) extend or waive any Maturity Date or reduce the principal amount due on any Maturity Date or extend any date on which payment of interest (other than interest payable at the applicable default rate of interest set forth in Section 2.13(c)) on any Loan or any L/C Disbursement or any Fees is due, without the prior written consent of each Lender directly adversely affected thereby (it being agreed that, notwithstanding the foregoing, the consent of the Required Lenders shall not be required); provided that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default, mandatory prepayments or of a mandatory reduction in any Commitments shall not be subject to this clause (iii);

(iv) amend the provisions of Section 2.18(b) or (c) in a manner that would by its terms alter the pro rata sharing of payments required thereby, in either case, without the prior written consent of each Lender adversely affected thereby;

(v) amend or modify the provisions of Section 9.04 or this Section 9.08 or the definition of the terms “Required Lenders,” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender adversely affected thereby;

(vi) except as provided in Section 9.17 (as in effect on the Closing Date), release all or substantially all of the value of the Collateral or all or substantially all of the value of the Guarantees provided by the Guarantors, taken as whole, without the prior written consent of each Lender; or

(vii) (A) expressly subordinate the Liens on all or substantially all of the Collateral securing the Loan Obligations in respect of the Revolving Facility to any other Lien on such Collateral securing any other Indebtedness of the Loan Parties or (B) expressly subordinate all or substantially all of the Loan Obligations in respect of the Revolving Facility in right of payment to any other Indebtedness of the Loan Parties without the written consent of each Lender directly and adversely affected thereby;

provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent or the Issuing Banks hereunder without the prior written consent of the Administrative Agent, the Collateral Agent or each Issuing Bank adversely affected thereby, as applicable. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 9.08 and any consent by any Lender pursuant to this Section 9.08 shall bind any assignee of such Lender.

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Notwithstanding anything to the contrary herein, no Defaulting Lender shall have the right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

(c) Notwithstanding anything to the contrary in this Agreement, any amendments, modifications or waivers in respect of this Agreement or any other Loan Document that affect only the rights or duties of Lenders holding Loans or Commitments of a particular Class or tranche (but not any other Class or tranche) may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite percentage in interest of the Lenders with respect to such Class or tranche that would be required to consent thereto under this Section 9.08 if such Lenders were the only Lenders hereunder at that time.

(d) Notwithstanding anything to the contrary in this Agreement, without the consent of any Lender or Issuing Bank, the Loan Parties, the Administrative Agent and the Collateral Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification, supplement or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect, any security interest for the benefit of the Secured Parties in any property or so that the security interests therein comply with applicable law or this Agreement or in each case to otherwise enhance the rights or benefits of any Lender under any Loan Document.

(e) Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (i) to permit additional extensions of credit to be outstanding hereunder from time to time and the accrued interest and fees and other obligations in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees and other obligations in respect thereof and (ii) to include appropriately the holders of such extensions of credit in any determination of the requisite lenders required hereunder, including Required Lenders.

(f) Notwithstanding the foregoing, modifications to the Loan Documents may be made with the consent of the Borrower and the Administrative Agent (but without the consent of any Lender) to (i) integrate any Loans or Commitments in a manner consistent with Sections 2.21, 2.22 and 2.23 or (ii) cure any ambiguity, omission, mistake, defect or inconsistency.

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Section 9.09 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender or any Issuing Bank, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender or Issuing Bank in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender or Issuing Bank, shall be limited to the Maximum Rate; provided, that such excess amount shall be paid to such Lender or such Issuing Bank on subsequent payment dates to the extent not exceeding the legal limitation. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 9.10 Entire Agreement. This Agreement, the other Loan Documents and the agreements regarding certain Fees referred to herein constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Notwithstanding the foregoing, the Fee Letter shall survive the execution and delivery of this Agreement and remain in full force and effect. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto (and the Protected Persons) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

Section 9.11 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

Section 9.12 Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby as to such jurisdiction, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

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Section 9.13 Counterparts; Electronic Execution. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 9.03. Delivery of an executed counterpart to this Agreement by facsimile transmission (or other electronic transmission pursuant to procedures approved by the Administrative Agent) shall be as effective as delivery of a manually signed original. The words “execution,” “signed,” “signature,” and words of like import in this Agreement and other Loan Documents shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. For the avoidance of doubt, the foregoing also applies to any amendment, extension or renewal of this Agreement or other Loan Document. Each of the Loan Parties hereto represents and warrants to the other parties hereto that it has the corporate capacity and authority to execute this Agreement and other Loan Documents through electronic means and there are no restrictions for doing so in such Loan Party’s organizational documents.

Section 9.14 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 9.15 Jurisdiction; Consent to Service of Process.

(a) The Borrower and each other Loan Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, the Collateral Agent, any Lender, any Issuing Bank, any Arranger or any Affiliate of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, Borough of Manhattan, and of the United States District Court of the Southern District of New York sitting in New York County, Borough of Manhattan, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any other Loan Party or its properties in the courts of any jurisdiction.

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(b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any court referred to in clause (a) of this Section 9.15. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement or any other Loan Document to serve process in any other manner permitted by law.

Section 9.16 Confidentiality. Each of the Agents, the Lenders and the Issuing Banks (collectively, the “Credit Parties”) agrees that it shall maintain in confidence any information relating to Holdings, the Borrower, any of its Affiliates and any Subsidiary or their respective businesses furnished to it by or on behalf of Holdings, the Borrower or any Subsidiary (“Confidential Information”), shall not use such Confidential Information for any purpose except in connection with the Loan Documents and related matters and shall not disclose any such Confidential Information except: (A) to the extent necessary to comply with applicable laws or any legal process or the requirements of any Governmental Authority purporting to have jurisdiction over such Credit Party or its Related Parties, (B) as part of reporting or review procedures to, or examinations by, Governmental Authorities, (C) to such Credit Party’s trustees, attorneys, professional advisors or independent auditors, or Related Parties who need to know such Confidential Information in connection with this Agreement (so long as each such Person shall have been informed of the confidential nature of such Confidential Information and have agreed to be bound (or are otherwise already bound in writing) by confidentiality obligations at least as protective of such information as those set forth in this Section 9.16), (D) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (E) to any pledgee under Section 9.04(d) in connection with any of such Credit Party’s rights under this Agreement (so long as such Person shall have been informed of the confidential nature of such Confidential Information and have agreed to be bound (or are otherwise already bound in writing) by confidentiality obligations at least as protective of such information as those set forth in this Section 9.16), (F) to rating agencies, with prior consultation with the Borrower, (G) with the prior written consent of the Borrower and (H) to any other party to this Agreement or to any Participant or prospective assignee or Participant; provided, that in the case of (x) Participants or prospective assignees or Participants in, any rights or obligations under this Agreement or (y) any direct or indirect counterparty to any Hedging Agreement or insurance transaction relating to any Loan Party or their Restricted Subsidiaries and its obligations under the Loan Documents and such Person shall have been informed of the confidential nature of such Confidential Information and have agreed to be bound (or are otherwise already bound in writing) by confidentiality obligations at least as protective of such information as those set forth in this Section 9.16). In addition, the Administrative Agent, the Issuing Banks and the Lenders may disclose the existence of this Agreement and information about this Agreement to (i) to the CUSIP Service Bureau or any similar agency only to the extent necessary to issue and monitor CUSIP numbers with respect to the Facility (so long as each such Person shall have been informed of the confidential nature of such Confidential Information and have agreed to be bound (or are otherwise already bound in writing) by confidentiality obligations at least as protective of such information as those set forth in this Section 9.16), (ii) market data collectors, similar service providers to the lending industry, and service providers to the Agents, the Issuing Banks and the Lenders in connection with syndication, the administration and management of this Agreement, the other Loan Documents, the Commitments and the extensions of credit hereunder (so long as each such Person shall have been informed of the confidential nature of such Confidential Information and have agreed to be bound (or are otherwise already bound in writing) by confidentiality obligations at least as protective of such information as those set forth in this Section 9.16), (iii) to any rating agency when required by it on a customary basis and after consultation with the Borrower (so long as each such Person shall have been informed of the confidential nature of such Confidential Information and have agreed to be bound (or are otherwise already bound in writing) by confidentiality obligations at least as protective of such information as those set forth in this Section 9.16), (iv) any credit insurance provider, broker or counterparty to any Hedging Agreement relating to any Loan Party or their Restricted Subsidiaries and its obligations under the Loan Documents (so long as each such Person shall have been informed of the confidential nature of such Confidential Information and have agreed to be bound (or are otherwise already bound in writing) by confidentiality obligations at least as protective of such information as those set forth in this Section 9.16).

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For the avoidance of doubt, nothing in this confidentiality provision shall prohibit any Person from voluntarily disclosing or providing any information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”), in each case without any notification to any Person, to the extent that any such prohibition on disclosure set forth in this confidentiality provision shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

For purposes of this Section 9.16, “Confidential Information” with respect to a Credit Party will not include information that (i) is now or hereafter becomes generally available to the public, other than as a result of a breach of this Section 9.16 by such Credit Party or its Related Parties; (ii) was known by or within the possession of such Credit Party prior to such information being furnished by or on behalf of Holdings, the Borrower or any Subsidiary and without, to such Credit Party’s knowledge, being subject to any duty or obligation of confidentiality to Holdings, any of its Affiliates or any Subsidiary; or (iii) is independently developed by such Credit Party without use of or reference to any Confidential Information. Platform; Borrower Materials. The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the Issuing Banks materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to Holdings, the Borrower or the Subsidiaries or any of their respective securities) (each, a “Public Lender”). The Borrower may identify portions of the Borrower Materials that may be distributed to the Public Lenders and that (i) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the Issuing Banks and the Lenders to treat such Borrower Materials as solely containing information that is either (A) publicly available information or (B) not material (although it may be sensitive and proprietary) with respect to the Borrower or the Subsidiaries or any of their respective securities for purposes of United States Federal securities laws (provided, however, that such Borrower Materials shall be treated as set forth in Section 9.16, to the extent such Borrower Materials constitute information subject to the terms thereof), (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor,” and (iv) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE ADMINISTRATIVE AGENT, ITS RELATED PARTIES AND THE ARRANGERS DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE ADMINISTRATIVE AGENT, ANY OF ITS RELATED PARTIES OR ANY ARRANGER IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.

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Any Lender may, in consultation with the Borrower, place customary advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of customary information on the Internet or worldwide web as it may choose, and circulate similar promotional materials, in each case, after the Closing Date, in the form of “tombstone” or otherwise describing the name of Holdings, the Borrower and the Subsidiaries and the amount, type and closing date of the Transactions, all at the expense of such Lender or affiliate.

Section 9.17 Release of Liens and Guarantees.

(a) The Lenders, the Issuing Banks and the other Secured Parties hereby irrevocably agree that the Liens granted to the Collateral Agent by the Loan Parties on any Collateral shall (1) be automatically released: (i) in full upon the occurrence of the Termination Date as set forth in Section 9.17(d) below; (ii) upon the Disposition (other than any lease or license) of such Collateral by any Loan Party to a Person that is not (and is not required to become) a Loan Party in a transaction permitted by this Agreement (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (iii) to the extent that such Collateral comprises property leased to a Loan Party, upon termination or expiration of such lease (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (iv) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 9.08), (v) to the extent that the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the Guarantee in accordance with the Guarantee Agreement or clause (b) below (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (vi) as required by the Collateral Agent to effect any Disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Security Documents, (vii) [reserved] or (viii) upon any asset or property becoming Excluded Property and (2) be released in the circumstances, and subject to the terms and conditions, provided in Section 8.11 (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without any further inquiry). Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any Disposition, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Loan Documents.

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(b) The Lenders, the Issuing Banks and the other Secured Parties hereby irrevocably agree that the respective Guarantor shall be automatically released from its respective Guarantee (i) upon consummation of any transaction permitted hereunder resulting in such Guarantor ceasing to constitute a Restricted Subsidiary, (ii) upon such Guarantor becoming (or if such Guarantor is) an Excluded Subsidiary (and the Administrative Agent and Collateral Agent may rely conclusively on a certificate to the foregoing effect without further inquiry); provided that any such release pursuant to the preceding clause (ii) shall only be effective if at the time of such release (and after giving effect thereto), (A) all outstanding Indebtedness of such Guarantor would then be permitted in accordance with the relevant provisions of Section 6.01 (for this purpose, with the Borrower being required to reclassify any such items made in reliance upon the respective Restricted Subsidiary being a Guarantor on another basis as would be permitted by such applicable Section) (and all items described above in this proviso shall thereafter be deemed characterized as provided above in this proviso) and (B) the Guarantor being released does not own any Material Assets; provided further that a Guarantor that becomes an Excluded Subsidiary solely as a result of becoming a non-Wholly Owned Subsidiary shall only be released pursuant to clause (ii) if (x) such Guarantor became a non-Wholly Owned Subsidiary pursuant to a bona fide issuance or Disposition of Equity Interests to a non-Affiliated third-party and (y) the principal purpose of such transaction (as determined in good faith by the Borrower) was not to effect the release of such Guarantor or (iii) if the release of such Guarantor is approved, authorized or ratified by the Required Lenders (or such other percentage of Lenders whose consent is required in accordance with Section 9.08).

(c) The Lenders, the Issuing Banks and the other Secured Parties hereby authorize the Administrative Agent and the Collateral Agent, as applicable, to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Guarantor or Collateral pursuant to the foregoing provisions of this Section 9.17, all without the further consent or joinder of any Lender or any other Secured Party. Upon the effectiveness of any such release, any representation, warranty or covenant contained in any Loan Document relating to any such Collateral or Guarantor shall no longer be deemed to be made. Any execution and delivery of documents pursuant to this Section 9.17(c) shall be without recourse to or warranty by the Administrative Agent or Collateral Agent.

(d) Notwithstanding anything to the contrary contained herein or any other Loan Document, on the Termination Date, upon request of the Borrower, the Administrative Agent and/or the Collateral Agent, as applicable, shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required to release its security interest in all Collateral, whether or not on the date of such release there may be any contingent indemnification obligations or expense reimbursement claims not then due. Each Borrower agrees to pay all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or the Collateral Agent (and their respective representatives) in connection with taking such actions to release security interests in all Collateral and all obligations under the Loan Documents as contemplated by this Section 9.17(d).

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Section 9.18 USA PATRIOT Act. Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act, the Beneficial Ownership Regulation, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and other applicable anti-money laundering, anti-terrorist financing, economic or trade sanctions and “know your client” regulations, laws or rules (collectively, including any guidelines or orders thereunder, “AML Legislation”), it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act, the Beneficial Ownership Regulation and/or the AML Legislation. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under the Beneficial Ownership Regulation or other applicable AML Legislation.

Section 9.19 Agency of the Borrower for the Loan Parties. Each of the other Loan Parties hereby appoints the Borrower as its agent for all purposes relevant to this Agreement and the other Loan Documents, including the giving and receipt of notices and the execution and delivery of all documents, instruments and certificates contemplated herein and therein and all modifications hereto and thereto.

Section 9.20 No Liability of the Issuing Banks. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. None of the Administrative Agent, the Lenders or any Issuing Bank, or any of their Related Parties, shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by such Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrower shall have a claim against such Issuing Bank, and such Issuing Bank shall be liable to the Borrower, to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower permitted by applicable law) suffered by the Borrower to the extent resulting from (i) such Issuing Bank’s willful misconduct or gross negligence as determined in a final, non-appealable judgment by a court of competent jurisdiction in determining whether documents presented under any Letter of Credit comply with the terms of the Letter of Credit or (ii) such Issuing Bank’s willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, such Issuing Bank may, in its sole discretion, either accept and make payment upon documents that appear on their face to be in substantial compliance with a Letter of Credit, without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

155

Section 9.21 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

Section 9.22 Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by (a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and (b) the effects of any Bail-in Action on any such liability, including, if applicable: (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 9.23 Acknowledgment Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States).

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In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

Section 9.24 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of Holdings and the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) no fiduciary, advisory or agency relationship between Holdings, the Borrower and the Restricted Subsidiaries and any Arranger, the structuring agent, the Administrative Agent, any Issuing Bank or any Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents, irrespective of whether such Arranger, the structuring agent, the Administrative Agent, any Issuing Bank or any Lender has advised or is advising Holdings, the Borrower or any Restricted Subsidiary on other matters, (ii) the arranging and other services regarding this Agreement provided by the Arrangers, the structuring agent, the Administrative Agent, the Issuing Banks, and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Arrangers, the structuring agent, the Administrative Agent, the Issuing Banks and the Lenders, on the other hand, (iii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent that it has deemed appropriate and (iv) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; and (b) (i) the Arrangers, the structuring agent, the Administrative Agent, the Issuing Banks and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person; (ii) none of the Arrangers, the structuring agent, the Administrative Agent, the Issuing Banks and the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Arrangers, the structuring agent, the Administrative Agent, the Issuing Banks and the Lenders and their respective branches and Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Arrangers, the structuring agent, the Administrative Agent, the Issuing Banks and the Lenders has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against any of the Arrangers, the structuring agent, the Administrative Agent, the Issuing Banks and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

[Signature Pages Intentionally Omitted]

157

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

APPLIED DIGITAL CORPORATION,
as Holdings

By:	/s/ Saidal Mohmand
Name:	Saidal Mohmand
Title:	Chief Financial Officer

APLD Intermediate HOLDCO LLC,
as the Borrower

By:	/s/ Saidal Mohmand
Name:	Saidal Mohmand
Title:	Chief Financial Officer

[Signature Page to Credit Agreement]

FIRST NATIONAL BANK OF OMAHA,
as Administrative Agent and Collateral Agent

By:	/s/ Lindsey Guinn
Name:	Lindsey Guinn
Title:	Sr. Director

[Signature Page to Credit Agreement]

GOLDMAN SACHS LENDING PARTNERS LLC,
as a Lender and Issuing Bank

By:	/s/ Thomas Manning
Name:	Thomas Manning
Title:	Authorized Signatory

[Signature Page to Credit Agreement]

FIRST NATIONAL BANK OF OMAHA,
as a Lender and Issuing Bank

By:	/s/ Lindsey Guinn
Name:	Lindsey Guinn
Title:	Sr. Director

[Signature Page to Credit Agreement]

Mizuho Bank, Ltd.,
as a Lender

By:	/s/ Donna DeMagistris
Name:	Donna DeMagistris
Title:	Managing Director

[Signature Page to Credit Agreement]

ROYAL BANK OF CANADA,
as a Lender and an Issuing Bank

By:	/s/ Edward McKenna
Name:	Edward McKenna
Title:	Authorized Signatory

[Signature Page to Credit Agreement]

Banco Santander, S.A., New York Branch,
as a Lender and Issuing Bank

By:	/s/ Andrew Maletta
Name:	Andrew Maletta
Title:	Authorized Signatory

By:	/s/ Irv Roa
Name:	Irv Roa
Title:	Authorized Signatory

[Signature Page to Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Lender and an Issuing Bank

By:	/s/ Tanner Ketellapper
Name:	Tanner Ketellapper
Title:	Executive Director

[Signature Page to Credit Agreement]

BNP PARIBAS,
as a Lender and an Issuing Bank

By:	/s/ Eve Ravelojaona
Name:	Eve Ravelojaona
Title:	Managing Director

By:	/s/ Melody Moss
Name:	Melody Moss
Title:	Director

[Signature Page to Credit Agreement]

CITICORP NORTH AMERICA, INC.,
as a Lender

By:	/s/ Douglas Baird
Name:	Douglas Baird
Title:	Vice President & Managing Director

CITIBANK, N.A., as an Issuing Bank

By:	/s/ Douglas Baird
Name:	Douglas Baird
Title:	Vice President & Managing Director

[Signature Page to Credit Agreement]

THE TORONTO-DOMINION BANK, NEW YORK BRANCH
as a Lender and Issuing Bank

By:	/s/ Jon Colquhoun
Name:	Jon Colquhoun
Title:	Managing Director

[Signature Page to Credit Agreement]